Exhibit 10.1

DATED JULY 8, 2014

DSME HULL NO. 2423 L.L.C.

as BUYER

- AND -

DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.

and

DY TANKERS LIMITED

as BUILDER

SHIPBUILDING CONTRACT

IN RESPECT OF AN

ARC 7, 172,410 M3 ICE BREAKING

LIQUEFIED NATURAL GAS CARRIER

BUILDER’S HULL NO. 2423

TABLE OF CONTENTS

TABLE OF CONTENTS	2
DEFINITIONS	5
CLAUSE 1 – DESCRIPTION AND CLASS	15
CLAUSE 2 – CONTRACT PRICE AND TERMS OF PAYMENT	25
CLAUSE 3 – ADJUSTMENT OF CONTRACT PRICE AND LIQUIDATED DAMAGES	30
CLAUSE 4 – APPROVAL OF PLANS AND DRAWINGS INSPECTION	36
CLAUSE 5 – MODIFICATIONS	41
CLAUSE 6 – PLANNED PROGRAMME	44
CLAUSE 7 – TRIALS AND ACCEPTANCE	46
CLAUSE 8 – ACCEPTANCE AND FINAL DELIVERY	54
CLAUSE 9 – DELAYS AND EXTENSION OF TIME FOR TECHNICAL ACCEPTANCE AND FINAL DELIVERY (FORCE MAJEURE)	59
CLAUSE 10 – WARRANTY OF QUALITY	61
CLAUSE 11 – BUILDER’S DEFAULT	67
CLAUSE 12 – BUYER’S DEFAULT	70
CLAUSE 13 – INSURANCE	73
CLAUSE 14 – DISPUTES	76
CLAUSE 15 – RIGHT OF ASSIGNMENT	78
CLAUSE 16 – TAXES AND DUTIES	79
CLAUSE 17 – PATENTS, TRADEMARKS, COPYRIGHTS, ETC.	80
CLAUSE 18 – BUYER’S SUPPLIES	81
CLAUSE 19 – NOTICE	83
CLAUSE 20 – EFFECTIVE DATE OF CONTRACT	85
CLAUSE 21 – CONFIDENTIAL INFORMATION	86
CLAUSE 22 – HEALTH, SAFETY, SECURITY AND ENVIRONMENTAL ISSUES	88
CLAUSE 23 – ETHICS	95
CLAUSE 24 – INTERPRETATION	96
CLAUSE 25 – JOINT AND SEVERAL LIABILITY	99
CLAUSE 26 – SANCTIONS	100
APPENDIX A – PRINCIPAL PLANS	103
APPENDIX B – SUPPLIERS’ LIST	104
APPENDIX C – FORM OF STAGE CERTIFICATE	105
APPENDIX D – PART 1 – PROTOCOL OF INITIAL ACCEPTANCE	106
APPENDIX – LIST OF MINOR NON-CONFORMITIES	107
APPENDIX D – Part 2 – PROTOCOL OF FINAL DELIVERY	108
APPENDIX E – PLANNED PROGRAMME	109
APPENDIX F – REFUND GUARANTEE	110

THIS SHIPBUILDING CONTRACT made this              day of                      2014

BY AND BETWEEN

(1)	DSME HULL NO. 2423 L.L.C., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its principal office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, (the “Buyer”);

(2)	DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD., a corporation organised and existing under the laws of The Republic of Korea, having its principal office at 125, Namdaemun-ro, Jung-gu, Seoul, 100-180, Republic of Korea (“DSME”); and

(3)	DY TANKERS LIMITED, a corporation organised and existing under the laws of the Bahamas, having its registered office at Bayside Executive Park, Building No. 3, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, the Bahamas. (“DY Tankers” and together with DSME, the “Builder”)

WITNESSETH THAT

(A)	In consideration of the mutual covenants herein contained, Builder agrees to design, build, launch, equip and complete at its Okpo shipyard (the “Shipyard”) and sell and deliver to Buyer one (1) ARC 7 172,410 m3 ice breaking LNG Carrier more fully described in Clause 1 hereof, and Buyer agrees to purchase and take delivery of the Vessel from Builder and to pay for the same, all upon the terms and conditions hereinafter set forth.

(B)	It is anticipated by the Parties that DSME will transfer title in the Vessel to DY Tankers on the Initial Acceptance Date for the purposes of conducting the Ice Trials and delivering the Vessel to Buyer at Final Delivery.

(C)	DSME and DY Tankers will remain jointly and severally liable for all the obligations expressed to be obligations of Builder in this Contract.

DEFINITIONS

In this Contract the following terms shall bear the meanings hereafter set out:

“Affiliate”	Means any natural or legal person who directly or indirectly controls, is under common control with or is controlled by the party in question; and “control” means the right to exercise 50% or more of the voting shares of a company or other entity or of the equivalent rights so as to determine the decisions of such company or other entity;

“Agreed Interest Rate”	Means six per cent (6%) per annum;

“Approved Subcontractors”	Has the meaning set out in Clause 1.7(a);

“Authorised Representatives”	Has the meaning set out in Clause 4.2;

“Banking Days”	Means days, other than Saturday and Sunday, on which banks in each of New York and Moscow are customarily open for business;

“Boil-off”	Means the vapour resulting from the vapourisation of LNG in the cargo tanks of the Vessel;

“Builder’s Bank”	Means the bank identified as such in Clause 2.6;

“Builder Party”	Has the meaning set out in Clause 4.6;

“Buyer’s Modification” “Buyer Party”	Has the meaning set out in Clause 5.1(a); Has the meaning set out in Clause 4.6;

“Charterer”	Means Yamal Trade Pte. Ltd. (or one of its Affiliates);

“Classification Society”	Means together:

(i) the Russian Maritime Register of Shipping (“RS”); and

(ii) Bureau Veritas

or either of them as the context demands.

“Classification Surveyor”	Means any surveyor appointed by the Classification Society to supervise the Vessel’s design and construction;

“Contract”	Means this shipbuilding contract, together with any additions or amendments hereto hereafter agreed between the Parties;

“Contract Price”	Has the meaning set out in Clause 2.1;

“Corporate Guarantees”	Means the guarantees of the performance of Buyer’s obligations to be given by the Corporate Guarantors substantially in the form of Appendix P;

“Corporate Guarantors”	Means:

(i) Teekay LNG Partners LP (“TGP”).

and

(ii) China LNG Shipping Holdings Ltd (“CLNG”);

“Depot Spares”	Has the meaning set out in Clause 1.10;

“Effective Date”	Has the meaning set out in Clause 20;

“Final Acceptance”	Means the technical acceptance of the Vessel by Buyer following completion of all Trials and confirming conformity of the Vessel with this Contract and the Specifications;

“Final Delivery”	Means the final delivery of the Vessel by Builder following her Final Acceptance in accordance with the terms hereof;

“Final Delivery Date”	Means the date referred to in Clause 8.1(b), as the same may from time to time automatically be extended in accordance with the provisions of this Contract;

“Final Instalment”	Has the meaning set out in Clause 2.3(e);

“First Instalment”	Has the meaning set out in Clause 2.3(a);

“Flag State”	Has the meaning set out in Clause 1.11;

“Force Majeure Delay”	Means any delay caused by a Force Majeure Event (but excluding any such delays the Builder cannot rely upon pursuant to Clause 9.1(b));

“Force Majeure Event”	Has the meaning set out in Clause 9.1(a);

“Fourth Instalment”	Has the meaning set out in Clause 2.3(d);

“Fuel Gas Power Ratio”	Means the percentage ratio obtained by dividing:

(i) energy (expressed in kW.h) generated by the Vessel’s main generators when burning fuel gas; by

(ii) the total energy generated by the Vessel’s main generators (expressed in kW.h);

and multiplied by one hundred (100);

“Green Passport”	Means the inventory of hazardous materials for the Vessel as required by the Ship Recycling Convention adopted in May 2009 which inventory is issued by the Classification Society;

“Guaranteed Boil-off Rate”	Has the meaning set out in Clause 1.3;

“Guaranteed Fuel Consumption”	Has the meaning set out in Clause 1.3;

“Guaranteed Fuel Gas Power Ratio”	Has the meaning set out in Clause 1.3;

“Guaranteed Gross LNG Cargo Capacity”	Has the meaning set out in Clause 1.3;

“Guaranteed Speed in Open Water”	Has the meaning set out in Clause 1.3;

“Guaranteed Speed in Ice Conditions”	Means each of the speeds in ice referred to in Clause 1.3;

“HSSE Management Systems”	Has the meaning set out in Clause 22.1(b);

“HSSE Plan”	Has the meaning set out in Clause 22.2(a);

“HSSE Policy”	Means Builder’s policy with respect to preservation of health, safety, security and the environment and approved by Buyer pursuant to Clause 22;

“Ice Certificate”	Means the ice certificate issued by the Central Marine Research and Design Institute or the Krylov Institute (both of the Russian Federation) confirming the ice capabilities of the Vessel;

“Ice Coating”	Means the abrasion resistant low friction icebreaker paint to be applied to the bottom and sides, up to the upper limit of the icebelt, of the Vessel in accordance with the Specifications;

“Ice Coating Acceptance”	Means, where the Ice Coating is to be applied at the Ice Coating Facility, the acceptance by Buyer that the Vessel’s Ice Coating complies with the requirements of this Contract and the Specifications;

“Ice Coating Facility”	Has the meaning set out in Clause 1.14;

“Ice Trials Management Agreement”	Means the agreement in the form of Appendix O to be entered into between Builder and Manager, whereby Manager will provide certain operational and management services for Builder in respect of the Vessel for the period from Initial Acceptance to Final Delivery;

“Ice Trials”	Means the trials of the Vessel to be conducted in accordance with the Specifications and Clause 7.3 in order to measure the ice performance of the Vessel;

“Ice Trials Voyage”	Has the meaning set out in Clause 7.1(f);

“Ice Trials Window”	Means, in respect of the Preferred Location, the period in any calendar year during which the ice conditions are most suitable to conduct the Ice Trials, such period to be the months of March to May inclusive;

“Initial Acceptance”	Means the technical approval of the Vessel by Buyer at the Shipyard following completion of all Trials (other than the Ice Trials) and confirming conformity of the Vessel with this Contract and the Specifications other than in relation to:

(i) the Ice Coating (to the extent the same has not been applied at the Shipyard prior to Initial Acceptance);

(ii) the ice performance of the Vessel to be measured during the Ice Trials;

(iii) the Boil-off of the Vessel to be measured in accordance with Appendix J following Final Delivery; and

(iv) the Fuel Gas Power Ratio of the Vessel to be measured in accordance with Appendix K following Final Delivery;

“Initial Acceptance Date”	Means the date referred to in Clause 8.1(a), as the same may from time to time automatically be extended in accordance with the provisions of this Contract;

“Instalment”	Means any of the First Instalment, Second Instalment, Third Instalment, Fourth Instalment and/or Final Instalment;

“Kara Gate”`	Means the channel between the southern part of Novaya Zemlya and the northern part of Vaygach Island;

“Liabilities”	Means collectively all proceedings, claims, obligations, losses, damages, assessments, penalties, actions, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable legal fees and expenses);

“LNG”	Means Natural Gas in a liquid state at or below its point of expansion;

“Manager”	Means Teekay Shipping Limited;

“Minor Non-Conformities”	Means any respects in which the Vessel, or any part or equipment thereof, does not conform to the requirements of this Contract and the Specifications and which, in the reasonable opinion of Buyer, do not, either individually or cumulatively, affect either (i) the safe and efficient operation of the Vessel, (ii) any rules and regulations (whether of the Classification Society, the Flag State, the Primary Terminals or any other regulatory body) to which the Vessel is required to conform pursuant to this Contract and the Specifications, or (iii) the ability to conduct any and all Trials which remain to be conducted, and which can be rectified by Builder between the Initial Acceptance and Final Delivery without any loss of time to the Vessel;

“Model Tests”	Has the meaning set out in Clause 1.2;

“Natural Gas”	Means any hydrocarbon or a mixture of hydrocarbons consisting principally of methane, other hydrocarbons and non-combustible gases, all of which are substantially in the gaseous phase at a pressure of one hundred and one point three two five (101.325) kilopascals absolute and at a temperature of fifteen degrees Celsius (15° C);

“Northern Sea Route”	Means the Northern Sea Route, as defined in the Federal law of the Russian Federation No. 132-FZ dated 28.07.2012 as amended or replaced from time to time;

“Northern Sea Route Administration”	Means the Russian governmental body that regulates all sailing on the Northern Sea Route;

“Party”	Means either Builder or Buyer, as the case may be;

“Performance Guarantee”	Means a performance guarantee to be given by the Performance Guarantor substantially in the form attached as Appendix G as security for the performance by Builder of its obligations under Clause 10, in an amount equal to five per cent (5%) of the Contract Price during the first two (2) years after Final Delivery and in an amount equal to three per cent (3%) of the Contract Price during the subsequent three (3) years;

“Performance Guarantor”	Means any of the Export-Import Bank of Korea or Korea Development Bank or Nonghyup Bank or another first class bank with a credit rating of “A-” or better from Standard & Poor’s and/or a credit rating of “A3” from Moody’s or other equivalent financial institution acceptable to Buyer and includes any replacement(s) thereof pursuant to Clause 2.5;

“Permissible Delay”	Has the meaning set out in Clause 9.3;

“Planned Programme”	Means the programme set out in Appendix E;

“Preferred Location”	Has the meaning given to it in Clause 7.3(a);

“Primary Terminal”	Means any of the ports or terminals listed in Appendix M;

“Proprietary Items”	Has the meaning set out in Clause 17.1(a);

“Protocol of Final Delivery and Acceptance”	Means a protocol in the form of Appendix D, Part 2 to be signed at Final Delivery;

“Protocol of Initial Acceptance”	Means a protocol in the form of Appendix D, Part 1 to be signed at Initial Acceptance;

“Refund Guarantee”	Means a letter of guarantee to be given by the Refund Guarantor in favour of Buyer substantially in the form attached as Appendix F;

“Refund Guarantor”	Means any of the Export-Import Bank of Korea or Korea Development Bank or Nonghyup Bank or another first class bank with a credit rating of “A-” or better from Standard & Poor’s and/or a credit rating of “A3” rating from Moody’s or other equivalent financial institution acceptable to Buyer and includes any replacement(s) thereof pursuant to Clause 2.5;

“Second Instalment”	Has the meaning set out in Clause 2.3(b);

“Shipyard”	Means DSME’s shipyard at Okpo;

“Specifications”	Means:

(i) specification no H2423-FS-R0 dated initialled by the Parties hereto for identification and forming an integral part of this Contract, together with any additions or amendments thereto hereafter agreed between the Parties; and

(ii) the principal plans and drawings initialled by each of the Parties hereto for identification, listed at Appendix A and forming an integral part of this Contract;

“Statutory Modification”	Has the meaning set out in Clause 5.2;

“Step In Agreement”	Means an agreement in the form set out at Appendix I to be entered into between Builder, Buyer and Charterer together with this Contract;

“Suppliers’ List”	Means the agreed list of approved suppliers set out in Appendix B hereto;

“Target Milestone Date”	Has the meaning set out in Clause 6.1;

“Technology Transfer Agreement”	Means the agreement entered into by Builder with JSC Far Eastern Shipbuilding and Ship Repair Center, providing, inter alia, for:

(i) implementing a training programme for Russian based shipyard personnel;

(ii) the provision of certain technical documentation (including, but not limited to, basic and detailed vessel design) reasonably required by the Russian shipyard to enable it to build and deliver to Builder those parts of the Vessel as agreed between Builder and Russian shipyard; and

(iii) sub-contracting a portion of the work to be performed under this Contract to such Russian shipyard;

“Third Instalment”	Has the meaning set out in Clause 2.3(c);

“Trials”	Has the meaning set out in Clause 7.1(a);

“United States Dollars”	Means the lawful currency from time to time of the United States of America;

“Vessel”	Means the Vessel, its machinery, equipment and outfitting described in Clause 1 hereof and in the Specifications (including all spare parts), built in accordance with this Contract, the Specifications and the Principal Plans; and

“Working Day”	Means any day on which work is normally carried out at the Shipyard.

CLAUSE 1 – DESCRIPTION AND CLASS

1.1	Description

The Vessel shall have Builder’s Hull No 2423 and shall be designed, constructed, equipped, tested, completed and delivered in accordance with the provisions of this Contract, including without limitation the Specifications. All of the works envisaged by this Contract shall be undertaken by Builder in a good, sound and workmanlike manner, in accordance with first class shipbuilding and marine engineering standards and practice for vessels engaged in the transportation of LNG and for ice breaking vessels, including without limitation such standards and practice in relation to quality assurance and quality control.

The Vessel shall be delivered safely afloat at Sabetta, or in another agreed location following Initial Acceptance and successful completion of the Ice Trials, in accordance with this Contract, ready in all respects to engage in the transportation of LNG in both open water and ice-bound conditions.

1.2	Design and Model Testing Obligations

Notwithstanding any other provisions of this Contract, it is expressly agreed and understood that Builder shall be solely responsible for all aspects of the design of the Vessel, whether or not such design has been approved by Buyer and/or the Classification Society, and whether or not such design derives from drawings and/or calculations supplied by Buyer and/or to any requests for Buyer’s Modifications. Builder warrants the accuracy, suitability and sufficiency of the Vessel’s design to permit her to meet the performance and quality standards of this Contract.

Builder shall have no liability for the design of Buyer’s Supplies, but shall be fully responsible for all aspects of the installation of the same.

Builder shall be responsible for conducting, at its own cost, all model tests (the “Model Tests”) of the Vessel in accordance with the Specifications. Promptly following each such Model Test, Builder shall communicate the results of such Model Test to Buyer and Charterer in writing and in reasonable detail.

1.3	Dimensions and Characteristics

The Vessel shall have the following principal dimensions and characteristics:-

Length overall:	Approx. 299 metres

Length between perpendiculars:	283.1 metres

Breadth moulded:	50.0 metres

Depth moulded, to upper deck:	26.5 metres

Design Draft, moulded (in seawater of specific gravity 1.025):	11.7 metres

Scantling Draft, moulded (in seawater of specific gravity of 1,025):	13.0 metres

Air Draft at normal ballast condition (9.4m of moulded draft with even keel):	54.4 metres

Deadweight at 11.7 metres of moulded summer draft (in sea water of gravity of 1.025)	79,970 tonnes

Guaranteed Gross LNG Cargo Capacity at a temperature of -163 degrees Celsius (°C):	172,410 cubic metres (If the revised IGC Code in terms of the minimum allowable proximity of the cargo tanks to the ship’s side which will apply to gas carriers constructed on/after 1 July 2016 is waived by the Flag State, 172,410 cubic metres shall be changed to 172,610 cubic metres.)

Cargo containment system type:	GT NO 96-GW

Guaranteed Speed in Open Water:	19.5 knots

Guaranteed Speed in Ice Condition 1.5m level ice, astern:	5.0 knots

Guaranteed Speed in Ice Condition 1.5m level ice, ahead:	2.0 knots

Guaranteed Speed in Ice Condition 4.0m brash ice, astern:	4.0 knots

Main propulsion plant:	POD propulsion system and Main generator engine

POD propulsion system:	ABB POD propulsion system

POD Propulsion power at rating and No. of sets:	15,000 kW x 3 sets

Normal POD propulsion power at open sea with 21% sea margin:	39,600 kW

Main generator engine and No. of sets:	Wärtsilä 12V50DF x 4 sets, Wärtsilä 9L50DF x 2 sets

Main generators engine power at rating:	Wärtsilä 12V50DF: 11,700 kW, Wärtsilä 9L50DF: 8,775 kW

Guaranteed Fuel Consumption of main diesel generator engine:	189.0 g/kWh at engine MCR during shop test with fuel oil with lower calorific value of 42.7 MJ/Kg, engine driven HT CW, LT CW and LO pumps and methane number (MN) of 80 and above under ISO reference conditions (ISO 3046-1:2002)

Guaranteed Fuel Gas Power Ratio:	Ninety-six per cent (96%)

Guaranteed Boil-off Rate:	0.130 per cent per laden day of the Guaranteed Gross LNG Cargo Capacity.

Cargo Discharge / Loading Rate:	Approx. 16,000/14,000 m3/hour, for the details, Section 326 of the Specifications shall be referred to

The Vessel shall have a Green Passport.

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the Specifications.

1.4	Classification, Rules and Regulations

(a)	The Vessel, including its machinery, equipment and outfitting, shall be designed and constructed in accordance with the rules, regulations and requirements of, and under special survey of, the Classification Society, so as to achieve on Initial Acceptance and Final Delivery the class notation:

(i)	Bureau Veritas

I, +HULL, +MACH, Liquefied Gas Carrier / LNG, unrestricted navigation, INWATERSURVEY, +VeriSTAR Hull DFL(40), spectral fatigue (north atlantic) +AUT-IMS, +SYS-NEQ-1, SYS-IBS, MONSHAFT, BWE, BWT, CLEANSHIP, LI, AVM-IPS, ERS-S, GREEN PASSPORT, COMF-NOISE-2, COMF-VIB-2

(ii)	RS

KM , Arc7 (Arc7 at d≤12.0 m), Gas carrier type 2G(methane), AUT1-ICS, OMBO, EPP, ANTI-ICE, LI, CCO, ECO-S, WINTERIZATION(-50), BWE(E-S)

The Vessel’s classification status and certificates are to be clean and free of all conditions, recommendations, restrictions or qualifications whatsoever.

For the purposes of liaison with, and ensuring compliance with the rules and requirements of the Flag State, Bureau Veritas shall be the lead Classification Society responsible for such liaison and compliance.

(b)	The Vessel shall also comply with:

(i)	the rules, regulations and requirements of the Classification Society in effect as of 31 July 2013 together with those rules, regulations and requirements which as of 31 July 2013 have been adopted by the Classification Society and scheduled to come into effect for compulsory application to the Vessel between 31 July 2013 and 31 December 2025, both dates inclusive. Decisions of the Classification Society as to compliance or non-compliance with the Classification Society’s rules, regulations and requirements shall be final and binding upon both Parties hereto; and

(ii)	the rules, regulations and requirements of the Flag State, the Primary Terminals and of the regulatory bodies listed in Section 122 of the Specifications in effect as of 31 July 2013, together with those rules, regulations and requirements which as of 31 July 2013 have been adopted and/or ratified and scheduled to come into effect for compulsory application to the Vessel between 31 July 2013 and 31 December 2025, both dates inclusive.

For the purpose of determining compliance with any rules, regulations and requirements of the International Maritime Organisation that are scheduled to come into effect after 31 July 2013, Builder shall be entitled to rely upon Part 1 of the latest edition of “LR’s Future IMO Legislation” publication as of 31 July 2013, which Builder and Buyer agree shall be conclusive.

Notwithstanding the above, Builder and Buyer agree that (i) the Vessel as far as its operation in gas mode is concerned complies with IMO Tier III NOx Emissions regulations and (ii) the Vessel is not required to comply with such regulations when operating in any other mode.

All fees and charges incidental to the classification and with respect to compliance with the rules, regulations and requirements set out above shall be for the account of Builder.

1.5	Compatible Terminals

(a)	Builder warrants that the Vessel shall be designed and constructed so that at the date of Initial Acceptance:

(i)	she is compatible with the Primary Terminals listed in Appendix M Part I; and

(ii)	she is compatible with the Primary Terminals listed in Appendix M Part II save in relation to the specific main dimensions or characteristics listed against such Primary Terminal in Appendix M Part II;

(b)	If Buyer provides Builder, no later than 31 December 2014, with information in respect of the physical restrictions (i.e. maximum draft; LOA; breadth; displacement; gangway; loading arm) applicable at any Primary Terminal listed in Appendix M Part II or Part III, then if such information demonstrates that the Vessel is physically able to call at such Primary Terminal, Builder shall warrant compatibility with that Primary Terminal in accordance with Clause 1.5(a)(i) or (ii) above as if such Primary Terminal were listed in either Appendix M Part I (if the additional information is sufficient for Builder, acting reasonably, to include such Primary Terminal in Appendix M Part I) or Appendix M Part II, as the case may be.

1.6	Quality Assurance

Builder shall implement and maintain a management system for quality assurance and quality control reasonably acceptable to Buyer (the “QA/QC System”). The QA/QC System shall meet the requirements of ISO9001:2000 and any addition or revision thereto and shall cover all activities relating to the design, construction and testing of the Vessel and the procurement of any equipment or appurtenances for the Vessel. The QA/QC System shall be sufficiently detailed to ensure that the level of workmanship required by this Contract and the Specifications is met.

1.7	Subcontracting

(a)	Builder shall be entitled to subcontract to the subcontractors identified in Appendix L (the “Approved Subcontractors”) such work in relation to the construction of the Vessel as set out therein.

(b)	Notwithstanding the above, where any of the Approved Subcontractors are Russian, Builder shall be obliged to use such Russian Approved Subcontractor rather than any alternative subcontractor (whether an Approved Subcontractor or otherwise) for the work set out in Appendix L in relation to such Russian Approved Subcontractor.

(c)	Other than in relation to any work to be performed by any Approved Subcontractors, Builder shall not, without the prior written consent of Buyer, be entitled to:

(i)	subcontract any work relating to the fabrication of hull blocks or the cargo containment system; or

(ii)	perform any part of the construction work outside the Shipyard.

When seeking Buyer’s consent, Builder shall provide to Buyer, reasonably in advance, all necessary information allowing Buyer to evaluate performance of such proposed subcontractor, including detailed company profile, past experience and track record, HSE performance data, certification etc. If requested by Buyer, Builder shall procure that Buyer is allowed to conduct quality control and safety audits at the premises of any proposed subcontractor. Buyer will act in good faith in giving or withholding its consent to any proposed subcontractor.

(d)	Builder shall in all events remain directly responsible in full for the performance of its obligations as set out herein in respect of all subcontracted work and materials supplied. Builder shall ensure that all subcontractors and suppliers are paid promptly and have in place equivalent procedures in relation to quality assurance and HSE to those that are applicable to Builder in accordance with this Contract.

1.8	Suppliers’ List

(a)	In respect of the items of materials and equipment detailed in the Suppliers’ List, Builder shall be entitled to select any of the makers or suppliers therein listed to furnish the same. Builder shall advise Buyer of its intended selection at least sixty (60) days prior to placing any order.

(b)	If Buyer should prefer Builder to use a different maker or supplier to the one proposed by Builder and should Buyer’s preference involve a cost change or any other change to this Contract or the Specifications, Builder shall promptly notify Buyer of any proposed changes to this Contract or the Specifications and provide Buyer with documentary evidence supporting such change.

Buyer shall then have the option to notify Builder within seven (7) days after receipt of Builder’s notice that it insists on its preference, and in such case this Contract and/or Specifications shall be amended in accordance with Builder’s proposal. Builder shall comply in all respects with any recommendations of the maker or supplier relevant to the installation, application and/or commissioning of such material and/or equipment.

(c)	Without prejudice to the provisions of the Clause 1.8 (b) above, if a Russian maker or Supplier is referred to in the Supplier’s List in respect of the supply of certain materials and/or equipment, Builder shall be obliged to use such Russian maker or Supplier in respect of such materials and/or equipment and shall not be entitled to nominate an alternative maker or Supplier.

1.9	Spare Parts

Builder shall, at Final Delivery, furnish spare parts and maintenance tools for two (2) years of operation (other than in relation to the main generator engines for which Builder shall provide spare parts for up to eighteen thousand (18,000) running hours), in each case including at least of the kind and in at least the quantities specified by each of the Specifications, the Classification Society recommendations, and the maker’s standards. The cost of these spare parts is included in the Contract Price. Builder at its own cost shall be responsible for handling, bringing on board and storage on the Vessel of all spare parts, tools and supplies under instruction and supervision of the Authorised Representatives.

The spare parts furnished by Builder shall be properly protected against physical decay, corrosion and mechanical damage and shall be properly stored and/or installed on board and listed so that replacements may be readily ordered.

Not later than one hundred and eighty (180) days prior to the Initial Acceptance Date, Builder shall provide to Buyer a provisional inventory of spare parts for Buyer’s review and approval. Such inventory shall be prepared in accordance with the requirements and recommendations of the suppliers of the relevant equipment or machinery and shall contain, for each of the spare parts to be provided by Builder, the description, the number of parts in use on board the Vessel, the number of proposed spares for maintenance and emergency and, in respect of major items and if so requested by Buyer, the price. Builder shall comply with any requests of Buyer for amendment of such inventory provided such remarks are in compliance with makers’ recommendations or in line with industry standards for the maintenance of LNG carriers and icebreaking vessels (as may be relevant). Builder shall allow Buyer and Charterer to contact the suppliers of the relevant spare parts to enable Buyer and Charterer to verify such list.

1.10	Depot Spare Parts

Buyer may request a quote for spare parts for the Vessel (“Depot Spares”) and Builder will provide a documented firm price for such Depot Spares (on an ex works basis), together with a confirmation of the dates by which such Depot Spares must be ordered (the “Ordering Date” for each Depot Spare) so that they can be delivered by Final Delivery. Buyer will confirm its order for any Depot Spares by the relevant Ordering Date and, together with such confirmation, will indicate the place of delivery of the relevant Depot Spare. The cost of such Depot Spares shall be in addition to the Contract Price and shall be paid by Buyer to Builder on Final Delivery.

1.11	Registration

The Vessel shall be registered by Buyer at its own cost and expense under the laws of the Commonwealth of the Bahamas (the “Flag State”) with its home port of Nassau at the time of Final Delivery.

1.12	No Double Banking

Builder shall be permitted to double bank the Vessel on either the inner or outer berth without Buyer’s prior written approval, provided always that the following conditions are met:

(a)	no more than two (2) vessels shall be moored together on the same shore mooring;

(b)	Builder shall submit a written risk assessment in advance (the results of which shall be acceptable to Buyer and Charterer), which shall include a mooring force calculation and shall take into consideration the following factors: prevailing and forecasted weather conditions; intended duration of double banking; mooring arrangements and fendering; safe access and egress; provision of power and other services; emergency response; and contingency planning to double bank the Vessel;

(c)	shore mooring for the inner vessel shall account for loads from both vessels with reasonable shielding assumptions acceptable to Buyer and Charterer;

(d)	inner vessel mooring shall be based on reasonable shielding assumptions acceptable to Buyer and Charterer;

(e)	vessel movement plans shall proactively incorporate the current result of continuous weather forecasting;

(f)	the double banked vessel shall be moored so as to provide adequate egress consistent with relevant emergency and health & safety guidelines, including but not limited to having two gangways connecting the vessels. Builder shall conduct periodic exercises acceptable to Buyer and Charterer to test the adequacy of such egress; and

(g)	crane services utilised on the outer vessel shall be capable of performing in a manner commensurate with adequate crane services on the inner vessel and at all times within relevant health and safety guidelines acceptable to Buyer and Charterer.

1.13	Governmental Approvals

Builder shall be responsible at its sole risk and expense for obtaining and maintaining in force at all times a construction permit and export licence for the Vessel together with all governmental licences and approvals as may be required for the construction, Trials (other than the Ice Trials), delivery, sale and export of the Vessel.

1.14	Ice Coating

Builder shall, subject to Buyer’s prior written consent, not to be unreasonably withheld, apply the Ice Coating either at the Shipyard or at another suitable facility approved by Buyer (the “Ice Coating Facility”). The Parties agree that it shall be reasonable for Buyer to withhold its consent if the conditions prevailing at the Shipyard or such other Ice Coating Facility at the time when Builder or Builder’s subcontractor is required to prepare the Vessel’s hull for application of the Ice Coating and/or to apply the Ice Coating are not appropriate in accordance with the Ice Coating’s manufacturer’s guidelines and recommendations.

1.15	Design improvements

Without prejudice to the above, Builder shall ensure that the design and construction of the Vessel will resolve and eliminate any defects or deficiencies identified in any LNG carrier constructed or being constructed by Builder which in the reasonable opinion of Builder are also applicable to the construction of the Vessel, provided that Builder becomes aware of such circumstances prior to Final Delivery, in which event Builder undertakes to remedy such defects and/or deficiencies in the Vessel free of charge to Buyer. Builder shall inform Buyer of all such defects promptly upon becoming aware of the same.

1.16	Technology Transfer Agreement

Builder confirms that it has entered into the Technology Transfer Agreement and will use its best efforts to obtain from the Government of The Republic of Korea any and all necessary approvals, consents and licences to transfer technology pursuant to the Technology Transfer Agreement to the Russian shipyard with whom the Technology Transfer Agreement has been entered into. Builder further undertakes to comply with the terms and conditions of such Technology Transfer Agreement.

(End of Clause)

CLAUSE 2 – CONTRACT PRICE AND TERMS OF PAYMENT

2.1	Contract Price

The purchase price of the Vessel is three hundred and seventeen million, six hundred and eight thousand, eight hundred and twenty-eight United States Dollars (US$317,608,828), receivable by Builder (herein called the “Contract Price”) and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract. It includes:

(a)	the cost of the Vessel, including without limitation the design thereof, completed in accordance with the requirements of this Contract and the Specifications;

(b)	the cost of all tests and trials of the Vessel to be performed by Builder, save as provided in Clauses 7.3(c) and 7.3(f);

(c)	the cost of all spare parts described in Clause 1.9;

(d)	the cost of handling, storing and installing on the Vessel any of Buyer’s Supplies after their delivery at the Shipyard;

(e)	the cost of all plans, drawings, operations manuals and any other documentation to be provided by Builder in performance of its obligations under this Contract;

(f)	the cost of procuring the classification notations for the Vessel and of obtaining all certificates and documents which are required to be delivered pursuant to this Contract and the Specifications; and

(g)	all other costs and expenses of Builder (including without limitation any costs incurred in relation to subcontractors and suppliers) incurred by Builder unless expressly provided in this Contract as being for Buyer’s account.

2.2	Currency

Any and all payments by Buyer to Builder under this Contract shall be made in United States Dollars.

2.3	Terms of Payment

The Contract Price shall be paid by Buyer to Builder in instalments as follows:

(a)	First Instalment

Ten per cent (10%) per cent of the Contract Price, being thirty-one million, seven hundred and sixty thousand, eight hundred and eighty-three United States Dollars (US$ 31,760,883), shall be paid within ten (10) Banking Days of the provision by Builder to Buyer of the Refund Guarantee pursuant to the provisions of Clause 2.5 hereof.

(b)	Second Instalment

Ten per cent (10%) per cent of the Contract Price, being thirty-one million, seven hundred and sixty thousand, eight hundred and eighty-three United States Dollars (US$ 31,760,883), shall be paid within ten (10) Banking Days of receipt by Buyer of (i) a notice from Builder attaching a Stage Certificate in the form of the draft attached as Appendix C, countersigned by an Authorised Representative and the Classification Surveyor, certifying that steel cutting for the Vessel has commenced, and (ii) an original invoice, but not earlier than on 31 December 2015 .

(c)	Third Instalment

Ten per cent (10%) of the Contract Price, being thirty-one million, seven hundred and sixty thousand, eight hundred and eighty-three United States Dollars (US$ 31,760,883), shall be paid within ten (10) Banking Days of receipt by Buyer of (i) a notice from Builder attaching a Stage Certificate in the form of the draft attached as Appendix C, countersigned by an Authorised Representative and the Classification Surveyor, certifying that the Vessel’s keel has been laid at the Shipyard within the meaning of this Clause 2.3, and (ii) an original invoice, but not earlier than on 30 June 2016.

“Keel laying” shall for the purposes of this Clause be deemed to have taken place when the first pre-fabricated hull block or blocks has been completed, surveyed, accepted by the Authorised Representatives and the Classification Surveyor, and allocated a Builder’s hull number.

(d)	Fourth Instalment

Ten per cent (10%) per cent of the Contract Price, being thirty-one million, seven hundred and sixty thousand, eight hundred and eighty-three United States Dollars (US$ 31,760,883), shall be paid within ten (10) Banking Days from receipt by Buyer of (i) a notice from Builder attaching a Stage Certificate in the form of the draft attached as Appendix C, countersigned by an Authorised Representative and the Classification Surveyor, certifying that the Vessel has been successfully launched, and (ii) an original invoice, but not earlier than on 31 October 2016.

(e)	Final Instalment

Sixty per cent (60%) per cent of the Contract Price, being one hundred and ninety million, five hundred and sixty-five thousand, two hundred and ninety-six United States Dollars (US$ US$190,565,296), together with the aggregate of any increase or any decrease of the Contract Price arising from the provisions of this Contract, shall be paid upon Final Delivery.

Builder shall notify Buyer fourteen (14) days in advance of the estimated date of occurrence of each of the events listed in Clause 2.3(b), 2.3(c) and 2.3(d) above , and five (5) Banking days before the estimated date of Final Delivery.

If any Instalment shall become due and payable during the periods set out in Clause 11.1, the date for payment of the same shall automatically be extended until two (2) Banking Days following the earlier of the expiry of any such period or the remedy by Builder of the event in question.

Without prejudice to the foregoing, Buyer shall not be entitled to delay or withhold payment of any of the first four (4) Instalments, where such Instalment is otherwise due and payable, on account of any dispute or disagreement between the Parties and shall not exercise any right of set-off or deduction in respect of the first four (4) Instalments unless a Builder’s default pursuant to Clause 11.1 has occurred and is ongoing.

2.4	Payment of Liquidated Damages

(a)	Any amounts for liquidated damages, under Clause 3 (excepting those for excess Boil-off rate and the Fuel Gas Power Ratio) shall be calculated and determined before Final Delivery and shall be set-off against payment of the Final Instalment. In the event that there is a dispute at Final Delivery as to the amount of liquidated damages payable, Buyer shall be entitled to withhold the full amount of liquidated damages claimed from the amount of the Final Instalment but shall pay any amount disputed by Builder into an interest-bearing escrow account with Builder’s Bank (without prejudice to any other rights of set-off) in the name of Buyer and Builder on terms that such disputed amount shall be released as agreed between the Parties or determined pursuant to Clause 14.

(b)	The amount for liquidated damages in respect of Boil-off rate and the Fuel Gas Power Ratio shall be calculated, determined and settled by Builder, without set-off, withholding or deduction, within ten (10) Working Days of submission by Buyer to Builder of actual data compiled in accordance with the procedure attached at Appendix J for Boil-off rate and Appendix K for Fuel Gas Power Ratio.

2.5	Refund Guarantees

(a)	Builder shall at its own expense supply the Refund Guarantee, in the form attached as Appendix F or otherwise in form and substance acceptable to Buyer and issued by a Refund Guarantor acceptable to Buyer, as a condition of payment of the First Instalment.

(b)	Builder shall at its own expense supply to Buyer the Performance Guarantee, in the form attached as Appendix G and otherwise in form and substance acceptable to Buyer and issued by a Performance Guarantor acceptable to Buyer, on Final Delivery.

(c)	In the event that:

(i)	the long term credit rating of the Refund Guarantor or the Performance Guarantor (as the case may be) is downgraded to a credit rating of less than “A-” by Standard & Poor’s or a credit rating of “A3” by Moody’s; or

(ii)	any event equivalent to those set out in Clause 11.1(f) in relation to Builder occurs in relation to the Refund Guarantor or the Performance Guarantor,

Builder shall promptly, but in no event later than twenty-one (21) days after the occurrence of any of the events described above, replace the Refund Guarantor or the Performance Guarantor (as the case may be) with an alternative guarantor reasonably acceptable to Buyer, which shall issue a new Refund Guarantee or Performance Guarantee, as the case may be, in the form of Appendix F or Appendix G, as the case may be, or otherwise in form and substance acceptable to Buyer.

2.6	Payment Procedures

Payment of sums due to Builder in accordance with the provisions of this Contract shall be made, by SWIFT transfer to Builder’s Bank (as defined below), in favour of Builder free of all transfer charges, details of which shall be informed upon each payment by notice from Builder. If the date on which any payment is due in accordance with the provisions of this Contract does not fall on a Banking Day, payment shall be made on the immediately succeeding Banking Day.

The Final Instalment shall be deposited with a first-class bank in The Republic of Korea with a credit rating of not less than A- from Standard & Poor’s and /or the equivalent rating from Moody’s or other equivalent financial institution, and otherwise acceptable to Buyer and any financier of Buyer (the “Builder’s Bank”), by telegraphic transfer remittance at least three (3) Banking Days prior to the anticipated date of Final Delivery. Interest, if any, accruing on such deposit shall be for the benefit of Buyer. The deposit shall however be held by Builder’s Bank to the order of Buyer on terms that:

(a)	the said instalment is payable to Builder against presentation by Builder to Builder’s Bank of a copy of the Protocol of Final Delivery and Acceptance of the Vessel signed by Builder and Buyer; and

(b)	if the duly executed Protocol of Final Delivery and Acceptance of the Vessel has not been submitted to Builder’s Bank within ten (10) Banking Days, the deposit shall be returned to Buyer together with any interest accrued thereon.

Simultaneously with each of such payments, Buyer shall notify Builder of the details of the payments and shall cause Buyer’s remitting Bank to advise the Bank nominated by Builder or other bank of the details of such payments by SWIFT transfer.

2.7	Corporate Guarantee

Upon execution of this Contract, Buyer shall furnish to Builder a Corporate Guarantee, from each of TGP and CLNG on a several basis in the form attached as Appendix P or otherwise in form and substance acceptable to Builder and Builder’s Bank (as the case may be), covering and guaranteeing the due performance of Buyer’s obligations under this Contract including, but not limited to, the payment of the Contract Price and taking delivery of the Vessel in accordance with the provisions of this Contract. Each of the Corporate Guarantors shall on demand furnish to Builder evidence satisfactory to Builder of its power and authority to enter into its Corporate Guarantee and as to the execution thereof by its duly authorised representative. Each Corporate Guarantee shall remain in full force and effect until Buyer has performed in full all of its obligations under this Contract.

(End of Clause)

CLAUSE 3 – ADJUSTMENT OF CONTRACT PRICE AND LIQUIDATED DAMAGES

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both Parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

3.1	Initial Acceptance and Final Delivery

(a)	No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in the Initial Acceptance (ending as of twelve o’clock midnight Greenwich Mean Time of the thirtieth (30th) day of delay). No adjustment shall be made and the Contract Price shall remain unchanged for such period of delay in the Final Delivery as, when aggregated with delay already accrued in respect of the Initial Acceptance, does not exceed thirty (30) days (ending as of twelve o’clock midnight, Greenwich Mean Time of the thirtieth (30th) day of delay).

(b)	If the Initial Acceptance is delayed by more than thirty (30) days after the Initial Acceptance Date or the Final Delivery is delayed by more than thirty (30) days (when aggregated with any delay already accrued in the Initial Acceptance) after the Final Delivery Date, as the case may be, then, in such event, Builder shall pay to Buyer as liquidated damages the amount of One Hundred and Fifty Thousand United States Dollars (US$150,000) for each day of delay by which Initial Acceptance and/or, as the case may be, the Final Delivery is delayed beyond such thirty (30) days.

(c)	Notwithstanding the above paragraph, Builder shall not be obliged to pay liquidated damages more than once in respect of the same period of delay. Accordingly, if the Builder is liable to pay liquidated damages for delay in the Initial Acceptance, it will only be liable to pay further liquidated damages for any additional delay occurring between Initial Acceptance and Final Delivery.

(d)	If the delay in Initial Acceptance should continue for a period of one hundred and eighty (180) days after the Initial Acceptance Date or the delay in Final Delivery, when aggregated with the delay already accrued in respect of Initial Acceptance, should continue for a period of one hundred and eighty (180) days after the Final Delivery Date as the case may be, then in such event, and at any time after such period has expired, Buyer may at its option rescind this Contract in accordance with the provisions of Clause 11 hereof. At any time after the expiration of the aforementioned one hundred and eighty (180) days of delay in Initial Acceptance and/or, as the case may be, the Final Delivery, if Buyer has not served notice of rescission as provided in Clause 11 hereof, Builder may:

(i)	notify Buyer of the earliest date on which the Vessel will be ready for Initial Acceptance in accordance with this Contract and the Specification (the “Revised Initial Acceptance Date”) and demand in writing that Buyer shall make an election either (A) to rescind this Contract, in which case Buyer shall, within fifteen (15) days after such demand is received by Buyer, notify Builder of its intention to rescind this Contract or (B) to consent to the Initial Acceptance on or before the Revised Initial Acceptance Date; and/or, as the case may be,

(ii)	if the Initial Acceptance has already occurred, notify Buyer of the earliest date on which the Vessel will be ready for Final Delivery in accordance with this Contract and the Specification (the “Revised Final Delivery Date”) and demand in writing that Buyer shall make an election either (x) to rescind this Contract, in which case Buyer shall, within fifteen (15) days after such demand is received by Buyer, notify Builder of its intention to rescind this Contract or (y) to consent to the Revised Final Delivery Date.

If Buyer consents to a Revised Initial Acceptance Date and/or a Revised Final Delivery Date, it shall remain entitled to all liquidated damages which would otherwise have been payable by Builder hereunder; it being further understood by the Parties hereto that (A) liquidated damages shall continue to be payable for delay in accordance with Clause 3.1 until Initial Acceptance and/or, as the case may be, Final Delivery and (B), if the Vessel is not delivered by such future date, Buyer may at any time after such date, at its option, rescind this Contract in accordance with the provisions of Clause 11 hereof. In the event Buyer does not respond within fifteen (15) days to any notification served by Builder pursuant to this Clause 3.1, Buyer shall deemed to have rejected Builder’s notification and to have withheld its consent to the Revised Initial Acceptance Date and/or, as the case may be, the Revised Final Delivery Date and this Contract shall deemed to have been rescinded as of the fifteenth (15th) day after Builder’s written notification.

(e)	For the purpose of the above provisions of this Clause, the Initial Acceptance or the Final Delivery, as the case may be, shall be deemed to be delayed when and if the Vessel, after taking into full account all postponements by reason of Permissible Delays of the Initial Acceptance Date or the Final Delivery Date, as the case may be, is not delivered by the Initial Acceptance Date or the Final Delivery Date (as the case may be).

(f)	Buyer shall also be entitled to rescind this Contract in accordance with the provisions of Clause 11 hereof in the event that (i) delay in Initial Acceptance should continue for a period of one hundred and fifty (150) days from the original Initial Acceptance Date as a result of Force Majeure Delay, or (ii) delay in the Final Delivery as a result of Force Majeure Delay, when aggregated with the delay already accrued in respect of Initial Acceptance as a result of Force Majeure Delay, should continue for a period of one hundred and fifty (150) days from the original Final Delivery Date.

(g)	Buyer shall also be entitled to rescind this Contract in accordance with the provisions of Clause 11 hereof in the event that:

(i)	delay in Initial Acceptance should continue for a period of two hundred and forty (240) days from the original Initial Acceptance Date for any reason except only for Permissible Delay (other than Force Majeure Delay); or

(ii)	delay in Final Delivery, when aggregated with the delay already accrued in respect of Initial Acceptance, for any reason except only for Permissible Delay (other than Force Majeure Delay), should continue for a period of two hundred and forty (240) days from the original Final Delivery Date.

3.2	Speed in Open Water

(a)	The Contract Price shall not be affected or changed by reason of the actual speed of the Vessel, as determined during the sea Trial in open water in accordance with the Specifications, being less than three tenths (3/10) of one (1) knot below the Guaranteed Speed in Open Water.

(b)	However, commencing with and including such deficiency of three tenths (3/10) of one (1) knot in actual speed in open water below the Guaranteed Speed in Open Water, the Contract Price shall be reduced by Nine Hundred Thousand United States Dollars (US$900,000) for each onetenth (1/10) of one (1) knot deficiency (any fractions of less than one tenth (1/10) of a knot to be prorated).

(c)	If the deficiency in actual speed of the Vessel in open water during the speed Trial in open water is more than six tenths (6/10) of a knot below the Guaranteed Speed in Open Water, then Buyer may, at its option, either (i) rescind this Contract in accordance with the provisions of Clause 11 hereof, or (ii) accept the Vessel at a reduction in the Contract Price as above provided for a deficiency of six tenths (6/10) of a knot only, that is, at a total reduction of Three Million Six Hundred Thousand United States Dollars (US$3,600,000).

3.3	Speed in Ice Conditions

(a)	The Contract Price shall not be affected or changed by reason of the actual speed of the Vessel, as determined during the Ice Trials in accordance with the Specifications, being less than five tenths (5/10) of one (1) knot below any of the Guaranteed Speed in Ice Conditions.

(b)	However, commencing with and including such deficiency of five tenths (5/10) of one (1) knot in actual speed in ice conditions below the Guaranteed Speed in Ice Conditions, the Contract Price shall be reduced by Six Hundred Thousand United States Dollars (US$600,000) for each one-tenth (1/10) of one (1) knot deficiency (any fractions of less than one tenth (1/10) of a knot to be prorated) in each of the Guaranteed Speeds in Ice Conditions.

(c)	If the deficiency in actual speed of the Vessel during the Ice Trials is more than one (1) knot below any of the Guaranteed Speed in Ice Conditions, then Buyer may, at its option, either (i) rescind this Contract in accordance with the provisions of Clause 11 hereof, or (ii) accept the Vessel at a reduction in the Contract Price as above provided for a deficiency of one (1) knot only, that is, at a total reduction of Three Million Six Hundred Thousand United States Dollars (US$3,600,000).

3.4	Fuel Consumption

(a)	The Contract Price shall not be affected or changed by reason of the actual fuel consumption of the Vessel’s main generator engine, as determined in accordance with the Specifications, being more than the Guaranteed Fuel Consumption, if such excess is not more than five per cent (5%) over the Guaranteed Fuel Consumption.

(b)	However, commencing with, and including, an excess of five per cent (5%) in the actual fuel consumption of the Vessel’s main generator engine over the Guaranteed Fuel Consumption, the Contract Price shall be reduced by the sum of Nine Hundred Thousand United States Dollars (US$900,000) for each full per cent (1%) by which the actual fuel consumption exceeds the Guaranteed Fuel Consumption (any fractions of less than one per cent (1%) to be prorated).

(c)	If such actual fuel consumption exceeds nine per cent (9%) of the Guaranteed Fuel Consumption, Buyer may, at its option, either (i) rescind this Contract in accordance with the provisions of Clause 11 hereof, or (ii) accept the Vessel at a reduction in the Contract Price as above specified for an excess of nine per cent (9%) only, that is, at a total reduction of Four Million Five Hundred Thousand United States Dollars (US$4,500,000).

3.5	LNG Cargo Capacity

(a)	The Contract Price shall not be affected or changed by reason of the actual cargo capacity of the Vessel, as determined in accordance with the Specifications, being less than the Guaranteed Gross LNG Cargo Capacity, if such shortfall is not more than three hundred (300) m³.

(b)	However, commencing with and including a shortfall three hundred (300) m3 in the actual cargo capacity from the Guaranteed Gross LNG Cargo Capacity of the Vessel, the Contract Price shall be reduced by the sum of Six Thousand United States Dollars (US$6,000) for each one (1) m³ decrease in cargo capacity up to a maximum shortfall of seven hundred and fifty (750) m3.

(c)	If such shortfall in the actual cargo capacity of the Vessel from the Guaranteed Cargo Capacity is seven hundred and fifty (750) m³ or more, Buyer may, at its option, either (i) rescind this Contract in accordance with the provisions of Clause 11 hereof, or (ii) accept the Vessel at a reduction in the Contract Price as above specified for a shortfall of seven hundred and fifty (750) m³ only, that is, at a reduction of Two Million, Seven Hundred and Six Thousand United States Dollars (US$2,706,000).

3.6	Boil-off Rate

(a)	No liquidated damages shall be payable by Builder to Buyer by reason of the actual Boil-off rate of the Vessel as determined in accordance with Appendix J, being more than the Guaranteed Boil-off Rate, if such excess is not more than zero point zero zero five per cent (0.005%) over the Guaranteed Boil-off Rate.

(b)	However, commencing with and including an excess of zero point zero zero five per cent (0.005%) in the actual Boil-off rate of the Vessel over the Guaranteed Boil-off Rate, Builder shall pay to Buyer liquidated damages in an amount equal to One Hundred Thousand United States Dollars (US$100,000) for each full zero point zero zero one percent 0.001% by which the actual Boil-off Rate exceeds the Guaranteed Boil-off Rate.

(c)	In the event that the actual Boil-off rate exceeds zero point zero two per cent (0.02%) of the Guaranteed Boil-off Rate, Buyer may, at its option, either (i) rescind this Contract in accordance with the provisions of Clause 11 hereof or (ii) may accept the Vessel at a reduction in the Contract Price as above specified for zero point zero two per cent (0.02%) only, that is, at a total reduction of One Million Six Hundred Thousand United States Dollars (US$1,600,000 ).

3.7	Fuel Gas Power Ratio

(a)	No liquidated damages shall be payable by reason of the actual Fuel Gas Power Ratio of the Vessel, as determined in accordance with Appendix K, being lower than the Guaranteed Fuel Gas Power Ratio, if such deficiency is not more than one per cent (1%) below the Guaranteed Fuel Gas Power Ratio.

(b)	However, commencing with and including a deficiency of one per cent (1%) in the actual Fuel Gas Power Ratio of the Vessel below the Guaranteed Fuel Gas Power Ratio, Builder shall pay to Buyer liquidated damages in an amount equal to Four Hundred and Fifty Thousand United States Dollars (US$450,000) for each full one per cent (1%) by which the actual Fuel Gas Power Ratio is lower than the Guaranteed Fuel Gas Power Ratio (any fractions of less than one per cent (1%) to be prorated).

(c)	In the event that the actual Fuel Gas Power Ratio is less than ninety-six per cent (96%) of the Guaranteed Fuel Gas Power Ratio, Buyer shall notwithstanding such deficiency accept the Vessel at Final Delivery and shall have the right, at its option, to either:

(i)	without prejudice to Buyer’s rights under Clause 10, require Builder to effect any such repairs or works as may be necessary to rectify any deficiency in the Guaranteed Fuel Gas Power Ratio; or

(ii)	be paid with liquidated damages as above specified for four per cent (4%) of deficiency only, that is, at a total reduction of One Million Eight Hundred Thousand United States Dollars (US$1,800,000).

3.8	Liquidated Damages Cumulative

For the avoidance of doubt it is expressly agreed and understood that the liquidated damages set forth in this Clause are payable cumulatively in each of the circumstances set out above and that the liquidated damages are Buyer’s sole remedy for the relevant delay or performance deficiency (subject always to Buyer’s right to rescind this Contract in accordance with its terms).

3.9	No Liquidated Damages Payable on Rescission

In the event that Buyer rescinds this Contract pursuant to any of the provisions hereof, Buyer shall not be entitled to any liquidated damages otherwise payable hereunder.

3.10	Effect of Rescission

In the event that Buyer exercises its option to rescind this Contract pursuant to this Clause 3, Builder shall promptly refund to Buyer the full amount of all sums paid by Buyer to Builder on account of the Vessel together with interest thereon at the Agreed Interest Rate in accordance with the provisions of Clause 11.

(End of Clause)

CLAUSE 4 – APPROVAL OF PLANS AND DRAWINGS INSPECTION

4.1	Plans and Drawings

(a)	Builder shall submit three (3) hard copies and a copy in electronic format of all plans and drawings for which Buyer’s approval is required in accordance with the Specifications, and shall also submit such other technical information as Buyer shall reasonably require, to Buyer, with three (3) copies to Charterer, each at its address as set forth in Clause 19 hereof. If requested by Buyer, electronic copies of all plans and drawings shall be submitted to Buyer and Charterer through an online document management system. Buyer shall, within twenty-eight (28) days after receipt thereof, return to Builder one (1) copy of such plans and drawings, with Buyer’s approval or comments (if any) written thereon. Promptly after the Effective Date, Builder and Buyer shall agree on a schedule for the submission to Buyer of the plans and drawings to be submitted by Builder. The objective of Buyer and Builder shall be the establishment of a schedule not placing undue burden on Buyer to review and respond to Builder, while at the same time being mindful of the construction schedule of Builder.

(b)	Builder shall comply with Buyer’s remarks and amendments (if any) on plans and drawings submitted pursuant to this Clause, if such remarks or amendments are not of such a nature or extent as to constitute modifications of the Specifications.

(c)	In the event that Buyer shall fail to return the plans and drawings to Builder within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment unless Buyer has requested in writing an extension of the deadline to submit its comments and in such instance Buyer shall have a further three (3) days from the date of such request to submit its comments. If Buyer’s comments on the plans and drawings that are returned to Builder by Buyer are not clearly specified or detailed, then Buyer shall, within six (6) days after receipt of Builder’s written request, clarify such comments.

(d)	Builder shall:

(i)	ensure that the Classification Society provides Buyer and Charterer with copies of all technical correspondence between the Classification Society and Builder; and

(ii)	provide Buyer and Charterer with copies of all technical correspondence between the licensor of the containment system and Builder,

in each case related to the construction of the Vessel.

(e)	Nothing in this Clause shall affect Builder’s obligation to design, construct and deliver the Vessel in accordance with the other provisions of this Contract and the Specifications nor shall it constitute any acceptance by Buyer of any responsibility for any defect in the Vessel.

4.2	Appointment of Buyer’s Authorised Representatives

Buyer may send to and maintain at the Shipyard, at Buyer’s own cost and expense, up to sixteen (16) representatives (the “Authorised Representatives”) who shall be duly authorised in writing by Buyer to act on behalf of Buyer in connection with approval of the plans and drawings, supervision of the construction of the Vessel, attendance to the tests and inspections relating to the Vessel, its machinery, equipment and outfitting and any other matters for which they are specifically authorised by Buyer. Buyer shall notify the names of each of the Authorised Representatives to Builder in writing.

4.3	Appointment of Charterer’s Representatives

Buyer shall further have the right to send to and maintain at the Shipyard, at Buyer’s own cost and expense (as between Buyer and Builder), up to six (6) representatives of Charterer (the “Charterer’s Representatives”). Buyer shall notify Builder in writing from time to time of the names of each of Charterer’s Representatives. However, Charterer’s Representatives shall not be entitled to make any request or recommendation directly to Builder or any of its employees, agents or subcontractors, except through Buyer or its Authorised Representatives.

4.4	Inspection by Authorised Representatives and Charterer’s Representatives

(a)	At all times during the construction of the Vessel until final delivery thereof, the Authorised Representatives and Charterer’s Representatives shall be given free and ready access to the Vessel, and to any other place where work is being done, or materials, machinery or equipment are being processed, stored or tested in connection with the construction of the Vessel, whether at the Shipyard or the premises of any subcontractors or suppliers of Builder. The Authorised Representatives and Charterer’s Representatives shall have the right to photograph or film the Vessel, all work-in-progress and any place where work is being performed.

(b)	The Authorised Representatives and Charterer’s Representatives shall observe the work rules and regulations prevailing at Builder’s and its sub-contractor’s premises (including, without limitation, any and all HSSE rules and requirements).

(c)	The Authorised Representatives and Charterer’s Representatives shall have the right to attend any tests, trials and inspections of the Vessel, its machinery and equipment. Builder shall permit Buyer and its Authorised Representatives and Charterer’s Representatives access to the premises of any subcontractor to Builder for the purpose of attending such tests, shop trials and inspections.

(d)	Builder shall notify the Authorised Representatives and Charterer’s Representatives reasonably in advance of the date and place of all tests and inspections of the Vessel, its machinery and equipment. If the location of such tests, trials and, inspections of the Vessel is the Shipyard, Builder shall give at least twenty-four (24) hours, and if the location is away from the Shipyard, Builder shall give at least three (3) days’ prior notice to Buyer (unless the location is outside The Republic of Korea, in which case Builder shall give at least fourteen (14) days’ prior notice to Buyer) of the commencement of such tests, trials and inspections. If the test or trial is to take place before the arrival of the Authorised Representatives or Charterer’s Representatives at the Shipyard, Builder shall give Buyer not less than twenty-one (21) days’ notice of such test or trial. The failure of the Authorised Representative(s) and/or Charterer’s Representatives to be present at such tests and inspections after due notice as above provided shall be deemed to be a waiver of their right to be present.

(e)	In the event that an Authorised Representative discovers during any test, inspection or otherwise any construction or material or workmanship which he considers does not conform to the requirements of this Contract and/or the Specifications, Buyer shall give Builder a notice in writing as to such non-conformity. Upon receipt of such notice Builder shall correct such non-conformity at its own cost.

(f)	In a case where part of the work related to the construction of the Vessel is performed outside the Shipyard, Builder shall arrange at its own cost for the transportation of the Authorised Representatives and Charterer’s Representatives to inspect any such work performed outside the Shipyard.

(g)	Builder shall, and shall ensure that its sub-contractors shall, promptly and in any event within seven (7) days of request, provide to the Authorised Representatives and Charterer’s Representatives all such information, documents and reports as they may reasonably request in connection with the construction of the Vessel and her engines, equipment and machinery.

4.5	Facilities

Builder shall provide to the Authorised Representatives and Charterer’s Representatives, free of charge to Buyer, suitably sized and furnished, lit, heated and air-conditioned office accommodation and parking space in the immediate vicinity of the Shipyard. Such accommodation shall include tables, desks, chairs, filing cabinets, changing rooms, lavatory facilities, hot and cold running water, cleaning, and printing and communication equipment, such as colour printers, scanners, telephone, fax and appropriate high speed Internet access. Buyer shall, however, be responsible for the costs of all international telephone, internet and telefax communications incurred by Buyer, the Authorised Representatives and Charterer’s Representatives.

During the last (i) six (6) months of construction of the Vessel, the facilities so made available to Buyer shall be increased to accommodate up to three (3) of the Vessel’s senior officers, (ii) up to a further three (3) senior officers during the last three (3) months of construction, and (iii) the Vessel’s remaining officers and crew members during the last two (2) weeks of construction of the vessel. Buyer will endeavour to keep Builder informed in a timely manner once their intention as to the number of additional personnel and timing is decided.

Builder shall also assist Buyer to the maximum extent possible in obtaining (i) accommodation, which shall be of a suitable Western standard, in the vicinity of the Shipyard, for each of the Authorised Representatives and Charterer’s Representatives, and (ii) all necessary residence and work permits and visas for each of the Authorised Representatives and Charterer’s Representatives as required throughout the construction of the Vessel.

4.6	Liability of Builder

The Authorised Representatives and Charterer Representatives shall at all times be deemed to be the employees of Buyer and Charterer respectively and not of Builder.

Builder shall be under no liability whatsoever to Buyer, the Authorised Representatives or Charterer’s Representatives (such persons, collectively, the “Buyer Parties”) for personal injuries, including death, suffered during the time when they are on the Vessel, or within the premises of either Builder or its subcontractors, or are otherwise engaged in and about the construction of the Vessel, unless, however, such personal injuries, including death, were caused by the negligence or wilful misconduct of Builder, Builder’s Affiliates, Builder’s subcontractors or of any of their employees, agents or subcontractors (such persons, collectively the “Builder Parties”). Nor shall Builder be under any liability whatsoever to any Buyer Party for damage to, or loss or destruction of property belonging to any Buyer Party (other than in relation to loss or destruction of, or damage to, any of Buyer’s Supplies after delivery at the Shipyard), unless such damage, loss or destruction was caused by the gross negligence or wilful misconduct of any Builder Party.

Buyer shall indemnify, hold harmless and defend Builder against any Liabilities that arise out of or are related to the aforementioned personal injury, damage, loss or destruction suffered by any Buyer Party except where such personal injury, damage, loss or destruction arises in consequence of the negligence (in the case of death or personal injury) or gross negligence (in all other cases) or wilful misconduct of any Builder Party.

4.7	Liability of Buyer

The Buyer Parties shall be under no liability whatsoever to Builder Parties for any personal injuries, including death, suffered by any Builder Party unless such damage or injury was caused by the negligence or wilful misconduct of any Buyer Party, or for any damage to, or loss or destruction of property belonging to any Builder Party caused by any Buyer Party, unless such damage or injury was caused by the gross negligence or wilful misconduct of any Buyer Party.

Builder shall indemnify, hold harmless and defend Buyer Parties against any Liabilities that arise out of or are related to the aforementioned personal injury, damage, loss or destruction suffered by any Builder Party except where such personal injury, damage, loss or destruction arises in consequence of the negligence (in the case of death or personal injury) or the gross negligence (in all other cases) or wilful misconduct of any Buyer Party.

(End of Clause)

CLAUSE 5 – MODIFICATIONS

5.1	Modifications of Specifications by Buyer

(a)	Buyer may at any time after the date hereof submit a request in writing to Builder for changes (each a “Buyer’s Modification”) to be made to the Specifications and shall supply with such request sufficient particulars, documentation and details as are reasonably necessary to describe the change requested.

If the change so requested can be undertaken having regard to the stage of construction of the Vessel, then Builder shall be obliged to effect such a change, subject to Builder and Buyer agreeing in accordance with Clause 5.1(c) below:

(i)	any variation in the Contract Price;

(ii)	any adjustment to the Initial Acceptance Date and/or, as the case may be, the Final Delivery Date;

(iii)	any changes in the guaranteed performance criteria; and

(iv)	any variation to any other provisions of this Contract or the Specifications which the said change reasonably necessitates,

(collectively the “Contract Variations”).

(b)	Builder shall notify Buyer in writing, no later than ten (10) Working Days after receipt of the written request for the change, of the proposed Contract Variations and shall supply supporting documentation in relation to each of the proposed Contract Variations.

(c)	On the basis of such notification Buyer may elect in writing to:

(i)	agree to the Contract Variations notified, in which case Builder shall build the Vessel in accordance with the Buyer’s Modification; or

(ii)	contest the reasonableness of the proposed Contract Variations, in which case Builder shall on receipt of Buyer’s irrevocable instruction to proceed with the Buyer’s Modification build the Vessel in accordance with that Buyer’s Modification and either party shall be entitled to refer the dispute for resolution in accordance with Clause 14.2 hereof; or

(iii)	withdraw its request for the change, in which case the Vessel shall be built without reference to such Buyer’s Modifications.

If, within ten (10) Working Days of receipt of such notification, Buyer has made no election, then Buyer shall be deemed to have withdrawn its request for the change.

5.2	Change in Rules, Regulations of Classification Society and Regulatory Bodies

If after 31 July 2013 any of the rules, regulations or requirements with which the Vessel has to comply pursuant to Clause 1.4 are altered or changed, or any new rules, regulations or requirements applicable to the Vessel are introduced for compulsory application to the Vessel by 31 December 2025 (each such alteration or change a “Statutory Modification”), either of the Parties, upon receipt of such information, shall promptly transmit the same to the other in writing. Builder shall notify Buyer of any adjustment to the provisions of this Contract and/or Specifications reasonably occasioned by such alteration or change within fifteen (15) Working Days of the transmission of such notice, and Buyer shall be entitled either (i) to agree the adjustment notified or (ii) to refer the dispute for resolution in accordance with Clause 14.2 hereof. Builder shall, however proceed, (without prejudice to the provisions of Clause 14.2 hereof) to incorporate such alterations or changes into the construction of the Vessel.

5.3	Substitution of Materials

In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the Vessel cannot be procured in time or are in short supply to maintain the Initial Acceptance Date and/or, as the case may be, the Final Delivery Date, or if alternative materials, equipment or machinery of proven quality become available by reason of advances in technology, manufacture or production, Builder may, if Buyer agrees in writing, supply such other materials, equipment or machinery capable of meeting the requirements of this Contract provided such materials, equipment or machinery are of equivalent or superior quality to those being replaced.

Builder shall not be entitled to claim any extra cost or adjustment to any provisions of this Contract or the Specifications, including without limitation by way of extension to the Initial Acceptance Date and/or, as the case may be, the Final Delivery Date if it elects to use or install substitute materials.

5.4	Unnecessary Modifications

Notwithstanding any other provision of this Contract to the contrary, if any modification or alteration to the Vessel or the Specifications is required by reason of any error or omission in the Vessel’s design, construction and Specifications, such modification or alteration shall be performed at Builder’s sole expense.

5.5	Pricing of Modifications

Builder shall, if so requested, provide in relation to both Buyer’s Modifications and Statutory Modifications (where the quotations for such Buyer’s Modifications and Statutory Modifications are equal to or in excess of One Hundred and Fifty Thousand United States Dollars (US$150,000) in value), a breakdown of its quotation, on the basis of a lump sum amount for each of (a) labour costs, (b) engineering and (c) materials and equipment required. Buyer shall be entitled to receive, and Builder shall furnish to Buyer, such further details of, and documentation concerning, a Buyer’s Modification or Statutory Modification as it may require, acting reasonably. Builder shall also furnish all other necessary or reasonably required documentation which Buyer may require in relation to any Buyer’s Modification or Statutory Modification.

(End of Clause)

CLAUSE 6 – PLANNED PROGRAMME

6.1	Planned Programme and Performance of Construction Milestone

The Vessel shall be constructed in accordance with the Planned Programme, a copy of which is attached as Appendix E, which defines certain stages of the construction process which Builder estimates will be completed within the time periods therein specified.

Notwithstanding the above, the following key events (each a “Construction Milestone”) shall occur on or before the date set forth below (each a “Target Milestone Date”):

(a)	steel-cutting on or before 29 February 2016;

(b)	keel laying on or before 29 August 2016;

(c)	launching on or before 26 November 2016; and

(d)	completion of cargo containment system installation (excluding the side opening closing and liquid dome cover installation) on or before 16 August 2017.

6.2	Progress Control and Reporting

Builder shall submit to Buyer and Charterer on or before the fifth (5th) day of each month, commencing on the date falling six (6) months before steel-cutting under this Contract, until Final Delivery, the following documentation the accuracy of which Builder hereby warrants:

(a)	a status report on the Vessel’s construction as compared with the Planned Programme and the Target Milestone Dates, including an updated detailed critical path;

(b)	a status report setting out the actual progress in the construction of the Vessel during the previous month:

(i)	itemising work performed in relation to design, hull structure, cargo containment, cargo handling, hull piping, engine room, electrical and automation, and commissioning; and

(ii)	indicating cumulative progress to date, including man hours consumed against target and percentages of work completed in relation to design, hull structure, cargo tanks and other major components that have been completed each against target;

(c)	a list of any modifications, adjustment or variations to the Specifications and the Contract (including the Contract Price) that are agreed resolved or pending resolution (pursuant to the dispute resolution mechanism of Clause 14 or otherwise) up to the date of the status report;

(d)	a status report on the procurement and delivery of sub-contracted work or materials during the previous month (the precise nature of which report shall be agreed, from time to time, between Buyer and Builder);

(e)	a list of any factory acceptance tests and Trials conducted in the preceding month and of such test and Trials to be conducted in the next three (3) months; and

(f)	photographs showing progress of construction.

Upon Buyer’s reasonable request, Builder shall also provide video footage of specified elements of the progress of the construction.

Without prejudice to Builder’s obligations under this Contract, in the event that the construction of the Vessel should, for any reason whatsoever, be delayed by ten (10) Working Days beyond the time-frame described in the Planned Programme, Builder shall immediately notify Buyer. If the delay which has occurred is not Permissible Delay, Builder shall within ten (10) Working Days after provision of such notification provide to Buyer a schedule indicating the steps (including any appropriate increase in manpower and material resources) Builder intends to take to recover the time lost. Builder and Buyer shall meet at the earliest opportunity to discuss the schedule and Builder’s detailed plans for implementation of the same.

(End of Clause)

CLAUSE 7 – TRIALS AND ACCEPTANCE

7.1	Extent of Trials

(a)	When construction and fitting out of the Vessel have been completed, Builder shall carry out all tests and trials described in the Specifications (individually a “Trial” and collectively the “Trials”) in respect of the Vessel, its machinery and equipment. The Trials shall be carried out at the entire risk of Builder and the safe management, operation and navigation of the Vessel to, during and from the Trials shall be the sole responsibility of Builder subject only, in the case of the Ice Trials, to the costs of the Ice Trials being dealt with in accordance with the provisions of Clauses 7.3 and 7.5(d)(i).

(b)	At least four (4) months prior to the scheduled commencement thereof Builder shall submit to Buyer for its approval a comprehensive programme for the Trials.

(c)	The Trials shall be conducted in the manner prescribed in the Specifications, and shall prove fulfilment of the performance requirements for the Vessel as set forth in this Contract and the Specifications. The Trials shall start only after (i) completion of the Vessel’s construction and commissioning of all machinery and equipment in accordance with the Contract and Specifications and (ii) Buyer’s approval of the testing plan for each individual Trial. If any equipment or element of the Vessel is adjusted or modified in any way after any Trial(s) whose results could have been directly or indirectly affected by such adjustment or modification, or during any Trial any repair or replacement is carried out or the Vessel must return to the Shipyard or any other port or shipyard to enable any breakdown to be repaired or remedied, such Trial(s) shall be repeated unless Builder can demonstrate to Buyer’s reasonable satisfaction that repeating the relevant Trials is not required.

(d)	The Vessel’s sea Trials shall be undertaken in accordance with the Specifications in the coastal waters off The Republic of Korea or any other location agreed between Builder and Buyer. Prior to commencement of the Sea Trials, Builder shall clean the hull and the propeller as necessary.

(e)	Following completion of the sea Trials, Builder shall at its own cost, risk and expense obtain and load the Vessel with a sufficient quantity of LNG, for the purpose of carrying out the gas and cryogenic Trials in accordance with the Specifications. All such gas and cryogenic Trials, including gas handling Trials, shall be conducted at the trials course and at an LNG berth in The Republic of Korea to be determined by mutual agreement.

(f)	Following Initial Acceptance and, where the Ice Coating is to be applied at the Ice Coating Facility, the Ice Coating Acceptance, Builder shall, subject to Clause 7.3, undertake Ice Trials at the Preferred Location during the Ice Trials Window, or outside such Ice Trials Window at any other location approved by Buyer, in each case in accordance with this Contract and the Specifications. Builder shall after Initial Acceptance bring the Vessel at its risk from the Shipyard to (i) the Ice Coating Facility (if applicable), and/or (ii) the location where the Ice Trials are to be performed, and (iii) from such location to the place of Final Delivery (collectively the “Ice Trials Voyage”). Builder shall ensure that the Vessel is at all times, from Initial Acceptance until Final Delivery, properly registered, manned, stored, insured and in all respects fit to perform the Ice Trials Voyage. Buyer agrees to procure that the Manager enters into the Ice Trials Management Agreement for the provision of certain management and operational services to Builder in relation to the performance of the Ice Trials Voyage.

(g)	On completion of each of the Trials (other than the Ice Trials), the Vessel shall be brought back to the Shipyard for inspection. Buyer shall have the right to request Builder to open up any machinery or equipment, including any connected machinery or equipment, that is found to be defective during such Trials. All defects or omissions found in the Vessel on completion of such Trials or post-Trial inspection shall be remedied and made good by Builder to ensure compliance of the Vessel with this Contract and the Specifications and any machinery or equipment closed up by Builder ready for sea at Builder’s cost.

(h)	Builder shall ensure that prior to Initial Acceptance each cargo tank of the Vessel shall have been calibrated for volume against level by an independent surveyor mutually acceptable to Buyer and Charterer. Builder shall have a qualified and mutually agreed independent surveyor prepare tank gauge tables for each tank of the Vessel. Such tank gauge tables shall include sounding tables, correction tables for list and trim, volume corrections to tank service temperature, and other corrections if necessary. The Authorised Representatives, Charterer Representatives and representatives of Charterer’s customers shall have the right to witness the tank calibrations referred to above. Builder shall give adequate advance notice to Buyer, with a copy to Charterer.

7.2	Notice

Notwithstanding Clause 4.4(d), Builder shall notify Buyer, its Authorised Representatives and Charterer’s Representatives, at least twenty-one (21) days in advance, of the time, date and place of each Trial (other than the Ice Trials). Such date shall be further confirmed by Builder seven (7) days in advance.

The Authorised Representatives and Charterer’s Representatives shall be on board the Vessel to witness each such Trial. In respect of the Ice Trials, the Authorised Representatives and Charterer’s Representatives shall be entitled to join the Vessel upon Initial Acceptance or at any time thereafter and shall be accommodated on the Vessel for the duration of the Ice Trials Voyage and during the Ice Trials themselves. Failure by any of the Authorised Representatives or Charterer’s Representatives to attend any Trial for any reason whatsoever provided due notice has been given as above shall be deemed to be a waiver by Buyer of its right to have the Authorised Representatives and Charterer’s Representatives on board the Vessel during the relevant Trial. In such circumstances Builder may conduct the Trial in the presence of the representatives of the Classification Society only and without the Authorised Representatives or Charterer’s Representatives being present. In such case Buyer shall be obligated to accept the results of such Trial on the basis of a certificate issued by Builder, and countersigned by the Classification Society, that the Vessel, after the Trial, is found to meet the requirements of this Contract and the Specifications.

7.3	Ice Trials

(a)	The Vessel’s Ice Trials shall be undertaken prior to Final Delivery in the coastal waters of the Kara Sea and in the Ob Bay (the “Preferred Location”) or any other location agreed between Builder and Buyer. Ice Trials shall be undertaken in accordance with the protocol for ice performance testing contained in the Specifications. Ice performance shall be measured in ice ballast condition. During such Ice Trials, the following tests and measurements shall be carried out:

(i)	speed test in level ice ahead and astern;

(ii)	manoeuvrability (including turning) test;

(iii)	icebreaking test in ice ridges ahead and astern;

(iv)	noise and vibration measurement; and

(v)	any other testing described in the Specifications.

(b)	Builder shall (subject to Clause 7.3(c) below) at its own risk load the Vessel with a sufficient quantity of LNG, for the purpose of carrying out the Ice Trials.

(c)	Buyer agrees to procure that Charterer will, at Charterer’s cost and expense:

(i)	arrange all permits and authorisations necessary for the Vessel and all passengers or crew on board the Vessel to enter into Russian waters;

(ii)	arrange any and all necessary icebreaker support during the Ice Trials;

(iii)	arrange the cargo of LNG referred to in Clause 7.3(b) above; and

(iv)	appoint an ice condition reporting service which will be instructed to identify the most appropriate areas in which to conduct the Ice Trials.

(d)	Builder will keep Buyer regularly informed as to the progress of the Vessel towards the Ice Trials location and will give Buyer not less than fifteen (15), ten (10) and five (5) days’ notice of the Vessel’s expected arrival at each of (i) the port where LNG is to be loaded in accordance with Clause 7.3(b) above, and (ii) any other port or place where the Authorised Representatives, Charterer’s Representatives and any other persons who will attend the Ice Trials can board the Vessel.

(e)	If suitable ice conditions as set out in the Specifications have not been located within two (2) weeks of the Vessel passing the Kara Gate to enter the Kara Sea, the Ice Trials shall be carried out in the most appropriate conditions and location as agreed between Buyer and Builder.

(f)	Subject to Clauses 7.3(g) and 7.3(h) below, Parties agree that Buyer shall be responsible for, and will reimburse Builder at Final Delivery for, any and all costs and expenses that Builder may incur pursuant to the Ice Trials Management Agreement (including, but not limited to, the cost of crew, insurance, bunkers, Suez Canal transit and port agency fees incurred in the performance of the Ice Trials Voyage, and including any taxes, duties and fees paid thereon outside The Republic of Korea); always provided that Buyer has given its prior written approval to the budget and the detailed statement of actual expenses (including in each case any supporting documentation) prepared by Manager for such costs and expenses.

(g)	Notwithstanding Clause 7.3(f) above, if it is necessary to interrupt the Ice Trials Voyage and/or the Ice Trials to effect repairs or modifications to the Vessel, Builder shall be responsible for all costs and expenses, including out-of-pocket expenses described in Clause 7.3(f) above, incurred during such interruption.

(h)	On completion of the Ice Trials in accordance with the Specifications, the Vessel shall be brought back to Sabetta, or elsewhere as may be agreed, for inspection of the Vessel. Buyer shall have the right to request Builder to open up any machinery or equipment, including any connected machinery or equipment, that is found to be defective during such Ice Trials. All defects or omissions found in the Vessel on completion of such Ice Trials or post Ice Trials inspection shall be remedied and made good by Builder to ensure compliance of the Vessel with this Contract and the Specifications and any machinery or equipment closed up by Builder ready for sea at Builder’s cost.

7.4	Delays during Trials

(a)	The Trials shall be conducted in the weather conditions described in the Specifications.

(b)	Any delay in:

(i)	conducting the sea and gas Trials caused by unfavourable weather conditions in excess of twenty-four (24) hours;

(ii)	performing the Ice Trials Voyage that is beyond the reasonable control of Builder or Manager or a result of the default of Manager; and

(iii)	finding the appropriate ice conditions to conduct the Ice Trials after passing the Kara Gate or, if ice conditions do not allow the transit of the Kara Gate, an equivalent geographical location north of Novaya Zemlya, shall, in each case, be deemed to be Permissible Delay and operate to postpone the Initial Acceptance Date and/or the Final Delivery Date by the period of such delay. In respect of the Ice Trials, the provisions of Clause 7.3 shall continue to apply during any period of delay in the Ice Trials as described in this Clause 7.4.

7.5	Expenses

(a)	Subject to Clauses 7.3(c) and 7.3(f), all expenses in connection with the Trials are to be for the account of Builder and as appropriate Builder shall provide at its own expense the necessary crew to comply with conditions of safe navigation.

(b)	Fuel oil, water and any other consumable stores (other than any lubricating and hydraulic oils and greases) required for any Trials shall be purchased by Builder, at Builder’s cost. Upon each of Initial Acceptance and Final Delivery the parties shall determine the quantity of fuel oil remaining on board.

(c)	Lubricating and hydraulic oils and greases necessary for the Trials shall be supplied by Buyer, after consultation with Builder on the type of lubricants, oils and greases, at Buyer’s cost, subject to Clause 7.5(d)(ii).

(d)	Upon Final Delivery:

(i)	Buyer shall be liable to pay Builder for any quantities of fuel oil remaining on board the Vessel at Initial Acceptance. Buyer shall, at no additional cost to Buyer, take over any fuel oil remaining on board at Final Delivery;

(ii)	Builder shall be liable to pay for all lubricating and hydraulic oils and greases consumed up to Initial Acceptance (provided that in measuring such quantities, any quantities remaining in the main engines, sump tanks and stern tube shall be excluded); and

(iii)	Buyer shall, at no additional cost to Buyer, take over the quantities of LNG remaining on board at Final Delivery.

Any such settlement shall be made at Final Delivery and at the original documented purchase price.

(e)	Builder shall bear the cost of providing and loading supplies of LNG or other liquefied gases and equipment required for the testing of the cargo system and machinery plant during the gas Trials conducted pursuant to Clause 7.1(e), and for the discharging of any LNG remaining on board after such Trials. The costs of any such LNG consumed in the course of such gas Trials and all costs associated with the use of the gas terminal including all port and other charges shall be for account of the Builder.

7.6	Method of Acceptance or Rejection

(a)	If, during any Trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the Trial shall continue after completion of the relevant repairs. However, if the Vessel must return to the Shipyard or enter any other port or shipyard to enable the breakdown to be remedied or repaired, that Trial, or part of that Trial, shall be undertaken again in accordance with Clause 7.1(c). In the event that, during or after any Trial, it becomes apparent that the Vessel has failed or will fail to meet the requirements of this Contract and the Specifications, Builder shall promptly notify Buyer and shall advise Buyer of the estimated additional time required to enable Builder to correct such deficiency.

(b)	Upon completion of each Trial and each post-Trial inspection, Builder shall provide to Buyer (with a copy to Charterer):

(i)	a written report of each Trial and post-Trial inspection containing the results of the relevant Trial and Builder’s observations during any post-Trial inspection; and

(ii)	a notice stating whether Builder considers that the results of the relevant Trial confirm conformity of the Vessel to this Contract and the Specifications in relation to any part of the Vessel that has been tested during such Trial.

(c)	Upon:

(i)	completion of all Trials and any post-Trial inspections; and

(ii)	Completion of the Ice Coating where such Ice Coating is not applied at the Shipyard,

Builder shall notify Buyer (with a copy to Charterer) that the relevant Trials have been completed, or that the Ice Coating has been applied, and that the results of such Trials and post-Trial inspections or, as the case may be, Ice Coating inspection confirm conformity of the Vessel (or part thereof) to this Contract and the Specifications. Builder shall serve a notice on Buyer stating when the Vessel will be ready for Initial Acceptance or Ice Coating Acceptance, giving not less than ten (10) Working Days’ notice thereof, or for Final Delivery, as the case may be, giving not less than five (5) Working Days’ notice thereof.

(d)	Buyer shall, within five (5) Working Days after receipt of such notice (or within three (3) Working Days in the case of the notice of readiness for Final Delivery), notify Builder in writing of either (i) its Initial Acceptance, Ice Coating Acceptance, or Final Acceptance, as the case may be, or (ii) rejection of the Vessel.

(e)	In the event that Buyer rejects the Vessel, Buyer shall indicate in its notice of rejection in what respects the Vessel, or any part of equipment thereof, does not conform to this Contract and/or the Specifications. Builder shall take all necessary steps to correct such non conformity and shall perform such Trials as required to prove the Vessel’s compliance with this Contract and the Specifications. Upon correction of such non conformity, Builder shall notify Buyer thereof. Buyer shall, within five (5) Working Days after receipt of such notice from Builder (or three (3) Working Days in respect of a notice of readiness for Final Delivery), notify Builder of either: (i) its Initial Acceptance, Ice Coating Acceptance, or Final Acceptance, as the case may be, or (ii) rejection of the Vessel. This process shall be continued until the earlier of the occurrence of (A) Initial Acceptance, Ice Coating Acceptance, or Final Acceptance, as the case may be, or (B) the rescission of this Contract by either Party in accordance with its terms.

(f)	In event that Buyer fails to notify Builder of either (i) its Initial Acceptance, Ice Coating Acceptance, or Final Acceptance, as the case may be or (ii) its rejection of the Vessel together with the reason therefor, within the period provided above, Buyer shall be deemed to have agreed to the Initial Acceptance, Ice Coating Acceptance or Final Acceptance, as the case may be.

(g)	Notwithstanding any other provision of this Contract, Buyer shall not be entitled to refuse Initial Acceptance and rescind this Contract as a result of any Minor Non-Conformities which exist as at the time of Initial Acceptance, provided always that (i) a list of such Minor Non-Conformities is drawn up, agreed between Builder and Buyer and attached to the Protocol of Initial Acceptance at Appendix D Part 1, and (ii) Builder undertakes to rectify each of those Minor Non-Conformities prior to the Final Delivery so that, by Final Delivery, the Vessel conforms in all respects to this Contract and the Specifications.

7.7	Missing the Ice Trials Window

If the Vessel misses an Ice Trials Window, the Ice Trials may, at the Buyer’s option, be conducted elsewhere than at the Preferred Location. Buyer and Builder shall mutually agree on an appropriate location where suitable conditions can be found.

7.8	Buyer’s right to waive

The Parties agree that Buyer always has the option to waive its right to require Builder to perform full Ice Trials of the Vessel.

(End of Clause)

CLAUSE 8 – ACCEPTANCE AND FINAL DELIVERY

8.1	Time and Place

Subject to the provisions of Clause 8.2, the Vessel shall be:

(a)	presented for Initial Acceptance to Buyer safely afloat at the Shipyard ready in all respects for Initial Acceptance on but not before 31 October 2017. The aforementioned date, or such later date to which Initial Acceptance is postponed pursuant to such terms, is herein called the “Initial Acceptance Date”; and

(b)	delivered by Builder to Buyer safely afloat at Sabetta (or such other location as may be agreed), free from all encumbrances, mortgages, charges, claims, liens and debts and ready in all respects to commence operations as an icebreaking LNG carrier, on but not before 29 January 2018. The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the “Final Delivery Date”.

8.2	Early Initial Acceptance or Final Delivery

In the event that Builder believes that the Vessel will be completed and ready for Initial Acceptance or, as the case may be, Final Delivery on a date earlier than the Initial Acceptance Date or the Final Delivery Date (as the case may be), then Builder may give written notice to Buyer of the revised date on which the Vessel will be ready for Initial Acceptance or the Final Delivery (as the case may be). Buyer shall have the option but not the obligation to accept Initial Acceptance or, as the case may be, Final Delivery on this earlier date.

8.3	When and How Effected

(a)	Initial Acceptance shall take place at the Shipyard: (i) when all tests and Trials (other than the Ice Trials) have been completed in accordance with this Contract and the Specifications, (ii) notwithstanding the fact that the Ice Coating has not yet been applied to the Vessel if, in accordance with the terms of this Contract, the Ice Coating is to be applied outside the Shipyard, (iii) when Buyer has accepted the Vessel in accordance with Clause 7.6, and (iv) when all the documents referred to in Clause 8.3(a) are tendered to Buyer, and shall be evidenced forthwith by the concurrent delivery by each Party hereto to the other Party of a Protocol of Initial Acceptance in the form set out in Appendix D, Part 1 hereto acknowledging Initial Acceptance.

(b)	Where the Ice Coating is to be applied outside the Shipyard, Ice Coating Acceptance shall take place when (i) Initial Acceptance has occurred, and (ii) the Ice Coating has been accepted by Buyer in accordance with Clause 7.6(d).

(c)	Final Delivery shall take place (i) when all tests and Trials have been completed in accordance with this Contract and the Specifications, (ii) Initial Acceptance and Ice Coating Acceptance have occurred, (iii) when Final Acceptance has occurred in accordance with Clause 7.6, (iv) if the Vessel is in all respects in the same condition (fair wear and tear excepted) as it was when Initial Acceptance occurred, and (v) when all the documents referred to in Clause 8.4(b) are tendered to Buyer, and shall be evidenced forthwith by the concurrent delivery by each Party hereto to the other Party of a Protocol of Final Delivery and Acceptance in the form set out in Appendix D, Part 2 hereto acknowledging Final Delivery.

(d)	Prior to Final Delivery, but after completion of the Ice Trials, Buyer shall be entitled to carry out, at its own cost, an inspection of the underwater parts of the Vessel in order to verify the condition of the hull and propellers. Such inspection shall be carried out with the Vessel afloat in a suitable location in ice free water to be agreed between Buyer and Builder.

8.4	Documents to be Delivered to Buyer on Initial Acceptance

(a)	Upon Initial Acceptance, Builder shall deliver to Buyer the following documents, which shall accompany the PROTOCOL OF INITIAL ACCEPTANCE:

(i)	PROTOCOL OF SEA AND GAS TRIALS of the Vessel made pursuant to the Specifications;

(ii)	PROTOCOL OF INVENTORY of the equipment of the Vessel, including spare parts and the like, all as specified in this Contract and the Specifications;

(iii)	ALL CLASS CERTIFICATES clean and free of conditions and/or recommendations of Class;

(iv)	ALL OTHER CERTIFICATES AND LETTERS OF COMPLIANCE required to be furnished upon Initial Acceptance pursuant to this Contract and the Specifications; and

(v)	DRAWINGS, PLANS and MANUALS (including, but not limited to, final and as-built drawings and plans) pertaining to the Vessel as stipulated in the Specifications.

It is agreed that if, through no fault on the part of Builder, the classification certificate required pursuant to Clause 8.4(a)(iii) above and/or any other certificate required pursuant to Clause 8.4(a)(iv) above are not available at the time of Initial Acceptance, provisional certificates shall be accepted by Buyer, provided that (i) the safe and efficient trading or operation of the Vessel shall not be impeded by such provisional certificates, and (ii) Builder shall furnish Buyer with the formal certificates as promptly as possible after such formal certificates have been issued.

(b)	Upon Final Delivery, Builder shall deliver to Buyer the following documents, which shall accompany the PROTOCOL OF FINAL DELIVERY AND ACCEPTANCE:

(i)	PROTOCOL OF ICE TRIALS of the Vessel made pursuant to the Specifications;

(ii)	PROTOCOL OF INVENTORY of the equipment of the Vessel, including spare parts and the like, all as specified in this Contract and the Specifications (to the extent the same have not already been provided);

(iii)	ALL CLASS CERTIFICATES clean and free of conditions and/or recommendations of Class (to the extent the same have not already been provided);

(iv)	ALL OTHER CERTIFICATES AND LETTERS OF COMPLIANCE including the BUILDERS CERTIFICATE required to be furnished upon Final Delivery pursuant to this Contract and the Specifications;

(v)	DECLARATION OF WARRANTY of Builder (to be issued by both DSME and DY Tankers) that the Vessel is delivered to Buyer free and clear of any liens, charges, claims, mortgages, or other encumbrances upon Buyer’s title thereto, and in particular, that the Vessel is absolutely free of all burdens in the nature of imposts, taxes or charges, as well as of all liabilities of Builder to its subcontractors, suppliers, employees and crew, and of all liabilities arising from the operation of the Vessel during Trials, or otherwise, prior to Final Delivery;

(vi)	DRAWINGS, PLANS and MANUALS (including, but not limited to, final and as-built drawings and plans) pertaining to the Vessel as stipulated in the Specifications (to the extent the same have not already been provided);

(vii)	COMMERCIAL INVOICE in duplicate;

(viii)	three (3) original BILLS OF SALE issued by the legal owner of the Vessel to be notarised and apostilled if the same is required for registration of the Vessel;

(ix)	An executed assignment from DSME and/or DY Tankers, as the case may be, of any guarantees provided by any subcontractors, maker or suppliers of equipment or materials for the Vessel, assigning to Buyer the benefit of such guarantees to the extent that the period of the guarantee exceeds the Guarantee Period;

(x)	CERTIFICATE dated not more than three (3) Working Days prior to the date of Final Delivery from the Bahamian registry showing ownership of the Vessel and that the Vessel is free from any mortgages, maritime liens, claims or encumbrances;

(xi)	ALL DOCUMENTS reasonably required by the Bahamian Registry to effect the transfer of the Vessel;

(xii)	if required by Buyer as a result of a proposed change in the registry of the Vessel upon Final Delivery, Builder’s undertaking that it will deliver to Buyer as soon as possible, but in no event later than (10) Working Days from the Final Delivery Date, a certificate of deletion from the Bahamian registry;

(xiii)	the Performance Guarantee; and

(xiv)	such other documents as Buyer may reasonably require, and which Builder can reasonably provide and for which Buyer gives reasonable notice to Builder, to obtain financing and/or for registration of the Vessel, if any.

It is agreed that if, through no fault on the part of Builder, the classification certificate required pursuant to Clause 8.4(b)(iii) above and/or any other certificate required pursuant to Clause 8.4(b)(iv) above are not available at the time of Final Delivery, provisional certificates shall be accepted by Buyer, provided that (i) the safe and efficient trading or operation of the Vessel shall not be impeded by such provisional certificates, and (ii) Builder shall furnish Buyer with the formal certificates as promptly as possible after such formal certificates have been issued.

8.5	Tender of Vessel

If Buyer fails to take Initial Acceptance, Final Delivery or Ice Coating Acceptance where the Vessel meets the conditions for such acceptance or final delivery according to this Contract and the Specifications, and Builder is in compliance with all other obligations regarding such acceptance or final delivery under this Contract, Builder shall have the right to tender the Vessel for such acceptance or final delivery after compliance with all procedural requirements as above provided.

8.6	Title and Risk

Title to and risk of loss of the Vessel shall pass to Buyer only upon release of the Final Instalment to Builder; being expressly understood that, until such Final Delivery is effected, title to and risk of loss of the Vessel and her equipment shall lie with Builder.

The title to Buyer’s supplies as provided in Clause 18 shall remain with Buyer and Builder’s responsibility for such Buyer’s supplies shall be as described in Clause 18.2.

8.7	Removal of Vessel

Buyer shall take possession of the Vessel immediately upon Final Delivery.

(End of Clause)

CLAUSE 9 – DELAYS AND EXTENSION OF TIME FOR TECHNICAL ACCEPTANCE AND FINAL DELIVERY (FORCE MAJEURE)

9.1	Force Majeure

(a)	If, at any time before the Final Delivery Date, either the construction of the Vessel or any performance required as a prerequisite of Final Delivery is delayed due to Acts of God; acts of princes or rulers; national strikes or lockouts, war or other hostilities or preparations therefor; blockade; revolution, insurrections, military mobilisation, civil war, civil commotion or riots; vandalism, sabotages; plague or other epidemics; quarantines; flood, tsunami, typhoons, hurricanes, earthquakes; lightning, tidal waves; landslides; fires, explosions, collisions or strandings; embargoes; destruction of or damage to the Shipyard or works of Builder, its subcontractors or suppliers, or of or to the Vessel or any part thereof, by any causes herein described (each a “Force Majeure Event”); then and in any such case, the Initial Acceptance Date, (if not already having occurred) and the Final Delivery Date shall be postponed by the number of days of delay in completing or delivering the Vessel caused by any of the Force Majeure Events listed above.

(b)	Builder shall not be entitled to rely on any Force Majeure Event unless:

(i)	the delay in respect of which Builder is claiming relief was not caused or contributed to by its error, neglect, act or omission or that of its employees or subcontractors;

(ii)	the delay shall impact upon the updated critical path of the Vessel’s construction;

(iii)	Builder has taken all reasonable steps to mitigate its effect upon the construction of the Vessel; and

(iv)	Builder has followed the notification procedure set out in Clause 9.2.

For the avoidance of doubt, delays attributable to two (2) or more concurrent events shall not be aggregated or counted more than once.

9.2	Notice of Delay

(a)

Within five (5) Working Days after the date of occurrence of any cause of delay on account of which Builder claims that it is entitled under this Contract to a postponement of the Initial Acceptance Date and/or the Final Delivery Date, Builder shall notify Buyer in writing of the date such cause of delay occurred, provided always that if it is impossible for Builder to give notice within such five (5) Working Days period, such notice shall be provided by Builder as soon as practicably possible but in any event within ten (10) Working Days. As soon as possible thereafter and in any event not more than ten (10) Working Days after the giving of such notice, Builder shall provide a statement in writing to Buyer specifying as far as possible the nature and cause of the contingency, the effect on the item involved, the likely effect on the schedule of construction of the Vessel and the steps being taken to mitigate any delay.

(b)	Within five (5) Working Days after the date of ending of such cause of delay, Builder shall notify Buyer of the date such cause of delay ended. Builder shall further notify Buyer of the period by which Builder contends the Initial Acceptance Date and/or the Final Delivery Date is postponed by reason of such cause of delay within all reasonable despatch after it has been determined.

9.3	Definition of Permissible Delay

(a)	Force Majeure Delays together with any delays arising on account of the matters specified in Clauses 5.1, 5.2, 7.4, 12.3(a), 14.3, 18.1(c) and 18.1(d) and clause 6.1 of Appendix I (Form of Step In Agreement) shall be understood to be Permissible Delays and the Initial Acceptance Date and/or the Final Delivery Date, as the case may be, shall be automatically postponed by one (1) day for each day of delay so caused (pro rata for any part of a day) provided that the foregoing delays (other than those set out in Clauses 6.1, 6.2 and 12.3(a)) shall however only constitute Permissible Delays to the extent that the relevant cause(s) impact(s) on the updated critical path of the Vessel’s construction and/or delivery and thereby delay(s) such construction and/or delivery.

(b)	In addition, in relation to the Final Delivery Date, any delay caused by Manager not performing its obligations under the Ice Trials Management Agreement or Charterer not performing any of the obligations referred to in Clause 7.3(c) shall be Permissible Delays and the Final Delivery Date shall be automatically postponed by one (1) day for each day of delay so caused (prorata for part of a day).

(End of Clause)

CLAUSE 10 – WARRANTY OF QUALITY

10.1	Guarantee

(a)	Subject to the provisions hereinafter set forth, Builder guarantees that the Vessel shall be free from all defective materials, equipment, workmanship, design and construction, including without limitation, defects arising from:

(i)	any failure to ensure that the accuracy, suitability and sufficiency of the Vessel’s design are such as to permit the Vessel to meet the requirements, performance and quality standards of the Contract and the Specifications; and

(ii)	any failure to construct in accordance with the Contract and the Specifications or to comply with manufacturer’s recommendations whether on the part of Builder and/or its subcontractors,

for a period of twenty four (24) months (or for such longer period, and subject to any extension thereof as herein provided) from Final Delivery (the “Guarantee Period”) and undertakes to remedy, free of charge to Buyer, any such defects in the Vessel (and physical damage to other parts of the Vessel resulting therefrom).

(b)	Notwithstanding the other provisions of this Clause, Builder further guarantees that:

(i)	the cargo containment system shall be free of defects for a period of sixty (60) months from Final Delivery;

(ii)	subject to the provisions of Appendix N, the external hull coating (except anti-fouling coating) and ballast tank coating shall be free of defects for a period of sixty (60) months from Final Delivery; and

(iii)	subject to the provisions of Appendix N, the void space coatings, the pipe passage coatings and the under-deck passage coatings shall be free of defects for a period of forty eight (48) months from Final Delivery.

(c)	Builder further guarantees any repairs or replacements to the Vessel made by it pursuant to this Clause 10 for a further period of twenty four (24) months from the date of completion of such repair or replacement, provided always that the maximum aggregate guarantee period in respect of items covered by the guarantee in (i) Clause 10.1(a) shall be forty-eight (48) months, (ii) Clauses 10.1(b)(i) and (ii) shall be eighty-four (84) months and (iii) Clause 10.1(b)(iii) shall be seventy-two (72) months in each case from Final Delivery.

For the purpose of this Clause, the Vessel shall include her hull, machinery, equipment, gear, spares and Depot Spares but excludes any Buyer Supplies. It shall, however, include any defect in the Vessel arising in connection with the installation of Buyer’s Supplies by Builder.

10.2	Certificates of Fitness and Compliance and Ice Certificate

(a)	If any IMO Certificate of Fitness for the transportation of liquefied gas in bulk applicable to the Vessel is withdrawn within a period of forty eight (48) months from Final Delivery on account of any defect to the Vessel or for any reason attributable to Builder then Builder shall be liable for any direct costs and expenses necessary to obtain the re-issue of the Certificate of Fitness.

(b)	If the U.S. Coast Guard Certificate of Compliance for foreign flagged vessels (the “Certificate of Compliance) is withheld on account of any defect to the Vessel or for any reason attributable to Builder, following the first presentation of the Vessel to the U.S. Coast Guard (the “USCG”) for such certification or the Vessel is refused permission to enter any port in the United States due to failure to comply with the requirements of the USCG for any reason attributable to Builder (provided this is not due to any change in the requirements of the USCG for the issue of such Certificate of Compliance beyond those requirements with which Builder is obliged to comply in accordance with Clause 1.4), then if such presentation takes place within the period of thirty six (36) months after the Final Delivery, Builder shall be liable for any direct costs and expenses necessary to enable the Vessel to obtain the Certificate of Compliance.

(c)	If permission for the Vessel to enter into any port in the United States is refused due to any failure to comply with the requirements of the USCG attributable to Builder, then if such refusal takes place within the period of thirty six (36) months after the Final Delivery, Builder shall be liable for any direct costs and expenses necessary to enable the Vessel to obtain permission to enter into the relevant United States port.

(d)	If permission for the Vessel to navigate the Northern Sea Route is withdrawn due to any failure to comply fully with the Northern Sea Route Administration regulations and/or the Ice Certificate is withdrawn, in either case on account of any defect to the Vessel or for any reason attributable to Builder, and in either case such withdrawal takes place within a period of thirty-six (36) months after the Final Delivery, Builder shall be liable for any direct costs and expenses necessary for the Vessel to obtain permission to navigate the Northern Sea Route and to comply fully with the Northern Sea Route Regulations, or as the case may be, to obtain the re-issue of the Ice Certificate.

10.3	Latent Defects

(a)	Builder further guarantees the Vessel against any defects of elements or parts of the Vessel that become apparent during the normal operation of the Vessel and which are due to any defect described in Clause 10.1(a) and which Buyer establishes, on the balance of probabilities, was in fact in existence at the date of Final Delivery.

(b)	In the event of such latent defects being discovered by Buyer after the expiry of the Guarantee Period but before the expiry of five (5) years from the date of the Final Delivery, the said guarantee period shall be deemed to be extended in respect of such latent defects subject to the obligation of Buyer to notify Builder promptly in writing and in any event within thirty (30) days of the latent defects being discovered.

10.4	Notice of Defects

Buyer shall notify Builder of any defects for which claim is made under this guarantee as promptly as possible after discovery thereof. Buyer’s written notice shall describe in reasonable detail at least the nature and extent of the defects, the date of discovery and the place at which the Vessel can be made available for earliest inspection for and on behalf of Builder. Subject to any provisions to the contrary contained within this Clause 10, Builder shall have no obligation for any defects discovered prior to the expiry date of the Guarantee Period, unless notice of such defects is received by Builder no later than thirty (30) days after such expiry date.

10.5	Remedy of Defects

(a)	Builder shall remedy, at its expense, any defects against which the Vessel is guaranteed under this Clause (and any damage to other parts of the Vessel resulting therefrom) by making all necessary repairs or replacements at the Shipyard.

(b)

However, if Buyer deems it impractical to bring the Vessel to the Shipyard, Buyer may cause the necessary repairs or replacements to be made elsewhere, provided that, in such event, Builder shall, unless otherwise instructed by Buyer, forward or supply replacement parts or materials to Buyer under the term of CIF to the port where repairs are to be carried out, unless forwarding or supplying thereof to the Vessel would impair or delay the operation or working schedule of the Vessel. In the event that Buyer proposes to cause the necessary repairs or replacements to be made to the Vessel at any other shipyard or facility than the Shipyard, Buyer shall first, but in all events as soon as possible, notify Builder of the time and place such repairs will be made, and if the Vessel is not thereby delayed, or her operation or working schedule is not thereby impaired, Builder shall have the right to verify by its own representative(s) the nature and extent of the defects complained of. Builder shall, in such case, promptly advise Buyer, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided.

Upon Builder’s acceptance of the defects as justifying remedy under this Clause, or upon determination under Clause 14 hereof, Builder shall immediately pay to Buyer for such repairs or replacements a sum equal to the aggregate of: (i) the actual documented cost of making the said repairs or replacements, (ii) all import duties, agency fees, transportation and forwarding charges for the necessary parts, (iii) all costs of the maker’s or supplier’s personnel; and (iv) any reasonable additional crew charges incurred in making the necessary repairs or replacement, provided always that Builder shall not be responsible for the cost of the loss of time to the Vessel resulting from such repair or replacement.

(c)	In any case, the Vessel shall be taken by Buyer to the place elected (whether the Shipyard or otherwise), ready in all respects for such repairs or replacements. In the event however, that the Vessel is dry-docked or otherwise taken out of service for the sole purpose of rectifying a defect under the terms of this Clause, Builder shall bear the costs of (i) making the Vessel available for repair, including fuel costs of the voyage to and waiting to enter the dry-dock yard or other repair facility, the costs of gas freeing, warming up and inerting, and LNG cool down costs, (ii) towage, dockage, wharfage, port charges, inspection and underwater survey costs and (iii) dry-docking the Vessel, provided always that Builder shall not be responsible for the cost of the loss of time to the Vessel resulting from such repair or replacement. Where a scheduled dry-docking is extended to enable a defect to be rectified under this Clause 10, Builder shall bear the additional cost of such extension.

10.6	Extent of Builder’s Responsibility

(a)	Notwithstanding any other provisions of this Clause 10, the Parties agree that any defects (other than those affecting the Ice Coating or the performance of the Vessel during the Ice Trials which are to be rectified prior to commencement of the Ice Trials) in the Vessel discovered by Buyer between Initial Acceptance and Final Delivery shall be covered by the provisions of this Clause 10.

(b)	Builder shall have no responsibility for any defects whatsoever in the Vessel other than the defects specified in this Clause. Nor shall Builder in any circumstances be responsible or liable for any (i) consequential or special losses, damages or expenses and, (ii) loss of time, loss of profit or earning or demurrage, directly or indirectly occasioned to Buyer by reason of the defects specified in this Clause.

(c)	Builder shall not be responsible for any defects in any part of the Vessel which may subsequent to Final Delivery have been replaced or in any way repaired by any other contractor (other than repairs or replacements made pursuant to Clause 10.5(b)), or for any defects which have been caused or aggravated by omission or improper use and maintenance of the Vessel on the part of Buyer, its servants or agents or by ordinary wear and tear.

(d)	The guarantee contained as hereinabove in this Clause replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the Vessel by Builder for and to Buyer.

10.7	Guarantee Engineer

Builder shall, at the request of (and after consultation with) Buyer, appoint an English speaking guarantee engineer to serve on the Vessel as its representative at all times for a period of up to twelve (12) months from the date of the Final Delivery. The guarantee engineer need not be the same individual for the entire duration, but may be changed on a rolling basis. However, if Buyer and Builder shall deem it necessary to keep the guarantee engineer on the Vessel for a longer period, then he shall remain on board the Vessel after the said twelve (12) months, but not longer than twenty-four (24), months from the Final Delivery.

Buyer and its employees shall give such guarantee engineer full co-operation in carrying out his duties as the representative of Builder on board the Vessel. Buyer shall accord the guarantee engineer treatment comparable to the Vessel’s chief engineer, and shall provide board and lodging at no cost to Builder or the guarantee engineer.

While the guarantee engineer is on board the Vessel, Buyer shall pay to the guarantee engineer the sum of Ten Thousand United States Dollars (US$10,000) per month, and the expenses of his repatriation to The Republic of Korea by air upon termination of his service.

Buyer has the right to require Builder promptly to replace a guarantee engineer who is deemed unsuitable and unsatisfactory for the proper exercise of his task. The guarantee engineer will sign the standard indemnity letter for all people coming on board. The guarantee engineer shall at all times be deemed to be the employee of Builder and not of Buyer.

10.8	Assignment of Guarantees and Warranties

Builder agrees upon the expiry of the Guarantee Period to assign (to the extent which it may validly do so) to Buyer, or as Buyer may direct, all the rights, titles and interests of Builder in and to all guarantees or warranties given by the supplier of any of the materials or equipment used in the construction of the Vessel, and Builder shall take all steps reasonably required by Buyer to cause such suppliers to give effect to such assignment.

(End of Clause)

CLAUSE 11 – BUILDER’S DEFAULT

11.1	Definition of Default

Builder shall be deemed to be in default of performance of its obligations under this Contract should any of the following events occur:

(a)	Builder fails to provide the Refund Guarantee within fourteen (14) days of the Effective Date; or

(b)	Builder fails to pay any amounts due to Buyer as such amounts are due and payable under this Contract and such failure continues for a period of twenty (20) days; or

(c)	Initial Acceptance or Final Delivery is delayed beyond the dates set out in either Clause 3.1(d), Clause 3.1(f). or Clause 3.1(g); or

(d)	Builder shall commit any material breach of this Contract (other than as set out in Clause 11.1(c) or Clause 11.1(e)) and shall have failed:

(i)	to remedy the same within seven (7) Working Days where the breach is reasonably capable of remedy within such timescale; or

(ii)	to commence to remedy the same within seven (7) Working Days where the breach is not capable of remedy within such timescale; provided that such material breach shall in any event be cured within a reasonable time period having regard to all the circumstances, which in any event shall not be longer than thirty (30) Working Days, in either case time to count from receipt by Builder of written notice from Buyer specifying such breach; or

(e)	Builder shall fail to achieve any of the Construction Milestones set out in Clause 6 within one hundred and fifty (150) days of the Target Milestone Date applicable to such Construction Milestone, as such dates may be postponed by Permissible Delay or within one hundred and eighty (180) days in aggregate from the Target Milestone Date applicable to such Construction Milestone irrespective of all Force Majeure Events, but not counting all periods of time for which the Target Milestone Date may be postponed for reasons of other Permissible Delay; or

(f)

the filing of a petition or the making of an order or the passing of an effective resolution for the winding up of Builder (other than for the purpose of reconstruction or amalgamation which has been previously approved by Buyer), the assumption of the custody, control, or administration of the whole or any substantial assets of

Builder or the appointment of a receiver over the undertaking or property of Builder, or the insolvency of or a suspension of payment by Builder, or the cessation of the carrying on of business by Builder, or the making by Builder of any special arrangement or composition with the creditors of Builder, or any like or similar circumstance occurring under the laws of incorporation of Builder; or

(g)	Builder fails to replace the Refund Guarantor and/or the Performance Guarantor (as the case may be) in accordance with Clause 2.5 with an alternative guarantor reasonably acceptable to Buyer; or

(h)	Builder fails to use its best endeavours to obtain any necessary consent (given by the government of The Republic of Korea or any other relevant authority) in relation to the Technology Transfer Agreement, with the result that Builder is unable to perform its obligations under Clause 1.16.

Upon the occurrence of any of the events set out in this Clause 11.1, Buyer may, at its option rescind this Contract by notice to Builder.

11.2	Notice

In the event that Buyer shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting Buyer to do so, then Buyer shall notify Builder, and such rescission shall be effective as of the date notice thereof is received by Builder.

11.3	Refund by Builder

The payments made by Buyer prior to the Final Delivery shall be in the nature of advances to Builder. In the event that Buyer exercises its option to rescind this Contract, Builder shall, from the date of the exercise of such option to rescind, hold all of the Instalments received from Buyer in trust both for itself and Buyer and shall within seven (7) days (i) refund to Buyer the full amount of all sums paid by Buyer to Builder on account of the Vessel, together with interest thereon at the Agreed Interest Rate computed from the respective dates on which such sums were paid by Buyer to Builder to the date of remittance, and (ii) return to Buyer Buyer’s Supplies or pay to Buyer the documented cost of purchasing the same (including, for the avoidance of doubt, all lubricating and hydraulic oils and greases remaining on board). Buyer shall pay to Builder any amounts due and unpaid to Builder under the Ice Trials Management Agreement pursuant to Clause 7.3(f).

11.4	Discharge of Obligations

Upon such refundment, together with interest thereon as provided in Clause 11.3, by Builder to Buyer, all obligations, duties and liabilities of each of the Parties to the other under this Contract or at law shall be forthwith completely discharged.

(End of Clause)

CLAUSE 12 – BUYER’S DEFAULT

12.1	Definition of Default

Buyer shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

(a)	if Buyer fails to pay any of the First, Second, Third or Fourth Instalments to Builder within the date of such Instalment becoming due and payable under the provisions of Clause 2; or

(b)	if Buyer fails to pay the Final Instalment to Builder concurrently with the Delivery as provided in Clause 2; or

(c)	if Buyer fails to take Initial Acceptance, Ice Coating Acceptance or, as the case may be, Final Delivery when the Vessel has been duly and properly tendered for Initial Acceptance, Ice Coating Acceptance or, as the case may be, Final Delivery by Builder under the provisions of Clause 8; or

(d)	the filing of a petition or the making of an order or the passing of an effective resolution for the winding up of Buyer (other than for the purpose of reconstruction or amalgamation which has been previously approved by Builder), the assumption of the custody, control, or administration of the whole or any substantial assets of Buyer or the appointment of a receiver over the undertaking or property of Buyer, or the insolvency of or a suspension of payment by Buyer, or the cessation of the carrying on of business by Buyer, or the making by Buyer of any special arrangement or composition with the creditors of Buyer, or any like or similar circumstance occurring under the laws of the country of incorporation of Buyer; or

(e)	Buyer fails to provide the Corporate Guarantees in accordance with the provisions of Clause 2.7 hereof within fourteen (14) days of the Effective Date.

12.2	Interest and Change

If Buyer is in default of payment of any Instalment as provided in Clauses 12.1(a) and (b) of this Contract, Buyer shall pay interest on such Instalment at the Agreed Interest Rate from the due date thereof to the date of payment to Builder of the full amount including interest.

12.3	Effect of Default

(a)	If any default by Buyer occurs as provided herein before, the Initial Acceptance Date and the Final Delivery Date shall be postponed by one (1) day for each day during which the default by Buyer continues.

(b)	If any default by Buyer continues for a period of twenty (20) days, Builder may, subject to the terms of the Step In Agreement, rescind this Contract by giving notice to Buyer. Upon receipt by Buyer of such notice of rescission, this Contract shall forthwith be rescinded and:

(i)	Builder shall, from the receipt of such notice, hold all of the Instalments received from Buyer in trust both for itself and Buyer until disposal of the Vessel and allocation of the sale proceeds in accordance with Clause 12.4; and

(ii)	any lien, interest or property right in any kind that Buyer might have in or to the Vessel and Buyer’s Supplies shall, from the receipt of the notice of rescission, be held in trust by Builder for itself and Buyer pending final disposal of the Vessel.

(c)	If Buyer fails to take Initial Acceptance of the Vessel or to pay the Final Instalment or to take Final Delivery by reason of a dispute and if this matter is referred for determination in accordance with Clause 14 of this Contract, then Builder shall not be entitled to rescind this Contract.

12.4	Sale of Vessel

(a)	In the event of rescission of this Contract as above provided, Builder shall have full right and power either to complete or not to complete the Vessel as it deems fit, and to sell the Vessel at a public or private sale on such reasonable terms and conditions as Builder can achieve.

(b)	In the event of the sale of the Vessel in its completed state, the proceeds of the sale received by Builder shall be applied first to payment of all costs and expenses attending such sale reasonably incurred by Builder as a result of Buyer’s default, and secondly to payment of all unpaid Instalments and interest on such Instalments at the Agreed Interest Rate from the respective due dates to the dates of such application.

(c)	In the event of sale of the Vessel in its incomplete state, the proceeds of sale received by Builder shall be applied first to all costs and expenses attending such sale reasonably incurred by Builder as a result of Buyer’s default, and secondly to payment of all costs of part-construction of the Vessel (including any charges which Builder is obliged to pay to its suppliers or subcontractors, provided that Builder uses its reasonable endeavours to mitigate such cancellation charges), less the Instalments so retained by Builder and compensation for reasonable loss of profit (not exceeding five per cent (5%) of the cost of partial construction).

(d)	In either of the above events of sale, if the proceeds of sale exceed the total of amounts to which such proceeds are to be applied as aforesaid, Builder shall within fourteen (14) days pay the excess to Buyer without interest, provided however, that the amount of such payment to Buyer shall in no event exceed the total amount of Instalment(s) already paid by Buyer and the interest thereon, and the costs of Buyer’s Supplies, if any.

(e)	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, Buyer shall promptly pay the deficiency to Builder upon request.

12.5	Liability

Buyer shall have no liability for losses or damages suffered by Builder caused by termination pursuant to this Clause other than those expressly set out in this Clause.

(End of Clause)

CLAUSE 13 – INSURANCE

13.1	Extent of Insurance Coverage

(a)	From the time of keel laying of the Vessel until Final Delivery, Builder shall, at its own cost and expense, keep the Vessel and all machinery, materials, equipment, appurtenances and outfit, delivered to the Shipyard for the Vessel or built into, or installed in or upon the Vessel, including Buyer’s Supplies, fully insured.

(b)	Prior to Initial Acceptance, the Vessel insurances shall be maintained under (i) terms consistent with those contained in the “Builder’s Risk Clauses” of the Institute of London Underwriters (or, following the Initial Acceptance until Final Delivery, “all risk” Hull and Machinery Insurance under terms not inferior to the Norwegian Insurance Plan of 1996 (or latest version) or its United Kingdom, American or Japanese equivalent together with P&I Insurance up to the maximum limit available), and (ii) with a first class insurance company (or, in the case of P&I Insurance, a P&I club which is a member of the International Group of P&I Clubs), in each case reasonably acceptable to Buyer.

The amount of such insurance coverage shall, up to the date of Final Delivery, be in an amount at least equal to, but not limited to, the aggregate of (i) the payments made by Buyer to Builder, (ii) interest thereon at the Agreed Rate of Interest, and (iii) the value of Buyer’s Supplies.

(c)	After Initial Acceptance and up to Final Delivery, Builder shall procure that the Manager takes out and maintains:

(i)	“all risk” Hull and Machinery Insurance placed on terms not inferior to the Norwegian Marine Insurance Plan of 1996 (and later versions) or its United Kingdom, French, American or Japanese equivalents for a value of at least the higher of (A) one hundred and ten percent (110%) of the market value of the Vessel, or (B) the aggregate of the payments made by Buyer to Builder, together with interest thereon at the Agreed Rate of Interest and the value of Buyer’s Supplies;

(ii)	Hull and Machinery War Risks Insurance covering no less than is covered pursuant to Clause 13.1(c)(i) above;

(iii)	P&I Insurance up to the maximum limit available; and

(iv)	a Certificate of Financial Responsibility if required for any ports which the Vessel is expected to enter,

in each case placed with first-class marine underwriters in the London, European, Japanese, Asian or American markets (or, in the case of P&I Insurance, a P&I club which is a member of the International Group of P&I Clubs) and on terms reasonably acceptable to Buyer.

(d)	A copy of Builder’s policies of insurance, with accompanying translation into English where necessary, shall be provided by Builder to Buyer within thirty (30) days after keel laying of the Vessel.

(e)	The policies referred to hereinabove shall be taken out in the name of Builder and all losses under such policy shall be payable to Builder; provided that the policies taken out under Clause 13.1(c) above shall name Buyer and Manager as co-assured.

13.2	Application of Recovered Amount

(a)	Partial Loss

In the event of the Vessel being damaged by any insured risk whatsoever prior to Final Delivery and in the further event that such damage shall not constitute an actual or a constructive total loss of the Vessel, Builder shall apply the amount recovered under the insurance policies referred to in Clause 13.1 to the repair of such damage satisfactory to the Classification Society, and Buyer shall accept the Vessel under this Contract if completed in accordance with this Contract and the Specifications.

(b)	Total Loss

However, in the event that the Vessel is determined to be an actual or constructive total loss, Builder shall by the mutual agreement between the Parties hereto, either:

(i)	proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policies shall be applied to the reconstruction of the Vessel, provided the Parties hereto shall have first agreed in writing as to such reasonable postponement of the Initial Acceptance Date and the Final Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be reasonably necessary for the completion of such reconstruction; or

(ii)	refund within fourteen (14) days to Buyer the amount of all Instalments paid to Builder together with interest thereon at the Agreed Interest Rate and the value of all Buyer’s Supplies delivered to Builder (to the extent that Builder fails to return the same) under this Contract, whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the Parties to the other shall terminate forthwith.

If the Parties hereto fail to reach such agreement within one (1) month after the Vessel is determined to be an actual or constructive total loss, the provisions of Clause 13.2(b)(ii) as above shall apply.

13.3	Termination of Builder’s Obligation to Insure

Builder’s obligation to insure the Vessel hereunder shall cease and terminate forthwith upon Final Delivery.

(End of Clause)

CLAUSE 14 – DISPUTES

14.1	General Provisions

(a)	Except where otherwise expressly provided herein, all claims by either Party against the other and all differences and disputes arising out of or in connection with this Contract shall be referred to arbitration (an “Arbitration”) in London before three (3) arbitrators in accordance with the rules of the London Maritime Arbitrators Association (“LMAA”) to whose exclusive jurisdiction the Parties hereby submit.

(b)	Either Party to an Arbitration may apply to the tribunal for an order joining Charterer as a party to the Arbitration (a “Joinder Order”). The Party seeking a Joinder Order must promptly notify Charterer and the other Party of the same. Each Party hereby consents to the joinder of Charterer to the Arbitration and agrees to be bound by any Joinder Order, and any award made by the tribunal in a dispute to which Charterer is joined.

14.2	Technical Disputes and Disputes regarding Modifications

(a)	Notwithstanding Clause 14.1 above:

(i)	any dispute between the Parties which relates solely to technical matters concerning the construction of the Vessel, materials, defective design, workmanship or performance of the Vessel and/or its conformity with this Contract and the Specifications, whether arising before or following Final Delivery, but save for any dispute as to whether the Vessel is deliverable or, as the case may be, in the correct condition for Initial Acceptance or Ice Coating Acceptance (which shall be determined pursuant to Clause 14.1) shall in the first instance be referred to the Classification Society for its views, which shall not, however, be legally binding upon the Parties. If the Parties cannot resolve such dispute in light of the views expressed by the Classification Society, the dispute or difference of opinion between them may, by agreement between the Parties, be referred to an expert, acting as an expert and not as an arbitrator; and

(ii)	if the Parties are unable to agree the extent of any adjustment to the provisions of this Contract and/or Specifications reasonably occasioned by any change pursuant to Clause 5, either Party shall be entitled by notice in writing to the other Party to refer such matter to an expert, acting as such and not as an arbitrator, to be appointed by agreement between the Parties.

(b)	If the Parties shall fail within fourteen (14) days to agree upon the identity of a mutually acceptable technical expert as aforesaid, the appointment shall be made by the President for the time being of the Royal Institute of Naval Architects, London. The expert so appointed shall be neither a national of the Republic of Korea nor a national of the country of incorporation of Buyer and shall be independent of both Parties. His decision shall be final and binding upon the Parties hereto.

(c)	The costs of any expert appointed pursuant to this Contract together with the costs of such proceedings shall be paid by the losing Party or as the expert shall decide. In the case of a reference pursuant to Clause 14.2(a)(ii) the agreed extra cost of the modification or that decided by the expert shall be paid by Buyer and any cost savings by Builder due to such modification shall be credited to Buyer.

(d)	Either Party may request that Charterer may join in any representations made to, or discussions, conversations, hearings or similar held with, any expert appointed pursuant to this Clause. Each Party hereby agrees to Charterer’s participation in the process, and notwithstanding any participation of Charterer, both Parties agree to be bound by the decision of the technical expert.

14.3	Alteration of Initial Acceptance Date and/or Final Delivery Date

In the event that any dispute or difference is referred to any of the dispute resolution procedures under this Clause, the court or expert, as the case may be, shall, where the dispute so requires, include a finding as to whether or not the Initial Acceptance Date and/or Final Delivery Date of the Vessel should, as a result of such dispute, be in any way altered thereby.

14.4	Construction of the Vessel

Builder shall be obliged to continue with the construction of the Vessel notwithstanding the commencement of any proceedings or expert reference pursuant to this Clause 14 to the extent that such continuation shall not prejudice Builder’s legal position in such proceedings or expert reference.

(End of Clause)

CLAUSE 15 – RIGHT OF ASSIGNMENT

15.1	Assignment by Buyer

Buyer shall be entitled by notice to Builder to assign (a) any and all of its rights under this Contract for the purposes of obtaining finance for the construction of the Vessel, and (b) its rights under Clause 10 to any purchaser or bareboat charterer of the Vessel, to which assignments Builder hereby consents.

15.2	Assignment to Charterer

In addition, upon execution of this Contract, Builder and Buyer shall enter into the Step-In Agreement, pursuant to which Builder agrees that, in accordance with terms set out therein, Buyer may transfer by novation all of its rights and obligations under this Contract to Charterer or its nominee.

15.3	Assignment by Builder

Builder shall have the right to assign this Contract at any time after the Effective Date hereof, provided that prior written agreement is obtained from Buyer.

(End of Clause)

CLAUSE 16 – TAXES AND DUTIES

16.1	Taxes and Duties in The Republic of Korea

Builder shall bear and pay all taxes, duties, stamps and fees imposed in The Republic of Korea in connection with execution and/or performance of this Contract and the export of the Vessel, excluding any taxes, duties, fees and stamps imposed in The Republic of Korea upon Buyer’s Supplies.

16.2	Taxes and Duties outside The Republic of Korea

Buyer shall bear and pay all taxes, duties, stamps and fees imposed outside The Republic of Korea in connection with execution and/or performance of this Contract, except for taxes, duties, fees and stamp imposed upon those items and services to be procured by Builder for the construction of the Vessel (such items and services include the provision and application of Ice Coating and performance of Ice Trials, but does not include any taxes, duties, stamps or fees on items or services for which Buyer is responsible under Clause 7.3(f)).

(End of Clause)

CLAUSE 17 – PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

17.1	Patent, Trademarks and Copyrights

(a)	Should any patented or patentable inventions or items, any trade name, trademark and/or copyrighted items (other than any Buyer’s Supplies) (the “Proprietary Items”) be incorporated on or in the Vessel, Builder shall, at its sole expense, promptly obtain the appropriate rights, licences or approvals for the Vessel and Buyer to use or continue the use of the said inventions and/or items without payment of any royalty and/or other consideration by Buyer. The machinery and equipment of the Vessel may bear the patent number, trademarks or trade names of the manufacturers of any Proprietary Items.

(b)	Builder shall ensure that all licence fees, royalties or any other compensation relating to any patented or patentable equipment or proprietary features incorporated in the Vessel are promptly paid or discharged.

(c)	Builder shall defend, indemnify and save harmless Buyer and Buyer Parties from any Liabilities arising out of claims for infringement of patent rights, utility model rights, trade mark rights or copyrights of any nature or kind whatsoever, on account of any Proprietary Items made or used in the performance of this Contract and also including the costs and expenses of litigation, if any.

(d)	Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

17.2	Retention of Patent, Trademarks and Copyrights

(a)	Builder retains any patent, trademark rights, copyright, or any other intellectual property rights with respect to the Specifications, plans, working drawings, technical descriptions, information and documents concerning the design and construction of the Vessel and Buyer shall keep the same confidential in accordance with the terms of Clause 21.1.

(b)	Buyer shall defend, indemnify and save harmless Builder and Builder Parties from any Liabilities arising out of claims for infringement of any such patent, trademark rights, copyright or any other intellectual property rights described in Clause 17.2(a) above on account of any Proprietary items made or used in the performance by Builder of its obligations to take delivery, store and install Buyer’s Supplies under this Contract and also including the costs and expenses of litigation, if any.

(End of Clause)

CLAUSE 18 – BUYER’S SUPPLIES

18.1	Responsibility of Buyer

(a)	Buyer shall, at its own risk, cost and expense, supply and deliver to Builder all of the items to be furnished by Buyer as specified in the Specifications (herein called the “Buyer’s Supplies”) at the Shipyard, ready for installation in or on the Vessel, in accordance with the time schedule designated by Builder. Builder shall assist Buyer in obtaining export licenses, customs’ clearance, the payment of import duties and obtaining transportation from the port of import of Buyer’s Supplies to the Shipyard.

(b)	In order to facilitate installation by Builder of Buyer’s Supplies in or on the Vessel, Buyer shall furnish Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the applicable rules and regulations. Buyer, if so requested by Builder, shall, without any charge to Builder, use all reasonable endeavours to cause the representatives of the manufacturers of Buyer’s Supplies to assist Builder in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustment thereof at the Shipyard.

(c)	Any and all of Buyer’s Supplies shall be subject to Builder’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by Buyer, Builder may repair or adjust Buyer’s Supplies without prejudice to Builder’s other rights hereunder. In such case, Buyer shall reimburse Builder for all documented costs and expenses reasonably incurred by Builder in such repair or adjustment and the Initial Acceptance Date and/or the Final Delivery Date shall be postponed for such period of time by which construction of the Vessel is unavoidably delayed in consequence thereof.

(d)	Should Buyer fail to deliver any of Buyer’s Supplies within fourteen (14) days of the time designated, the Initial Acceptance Date and/or the Final Delivery Date shall be automatically extended for such period of time by which the construction of the Vessel is unavoidably delayed in consequence thereof.

18.2	Responsibility of Builder

(a)	Builder shall be responsible for storing, insuring and handling with reasonable care Buyer’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the Parties hereto.

However, Builder shall not be responsible for the quality, performance or efficiency of any equipment included in Buyer’s supplies and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of Buyer’s supplies provided that Builder or its subcontractor install the equipment properly.

(b)	Buyer’s Supplies shall be at Builder’s risk from the time of their delivery to the Shipyard until the time of their redelivery to Buyer either as part of the Vessel or otherwise.

(c)	Buyer shall notify Builder in writing from time to time of the value of Buyer’s Supplies for insurance purposes. Upon receipt of such notice Builder shall amend the insured value for Buyer’s Supplies accordingly.

(d)	In the event of rescission of this Contract by Buyer for any reason whatsoever, Builder shall at its own expense either (i) make available to Buyer for collection at the Shipyard all Buyer’s Supplies not incorporated into the Vessel as at the date of such rescission or, (ii) if incorporated into the Vessel or Buyer considers (in its discretion) that it is otherwise impractical for the Buyer to collect them, pay to Buyer the documented cost of such Buyer’s Supplies (including, for the avoidance of doubt, all lubricating and hydraulic oils and greases remaining on board).

(e)	In the event of rescission of this Contract by Buyer for any reason whatsoever, Buyer shall procure that Charterer discharges any cargo remaining on board the Vessel, save for unpumpable remaining elements, as soon as practicable and the rescission of this Contract shall take effect upon completion of such discharge.

(End of Clause)

CLAUSE 19 – NOTICE

19.1	Address

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To Buyer

Attention:	General Counsel
Address:	Suite No. 1778, 48 Par-la-Ville Road
Hamilton, Bermuda, HM 11
Telephone:	+1 441 298 2530
Telefax:	+1 441 292 3931
E-mail :	mark.cave@teekay.com

With copy to:	Teekay Shipping (Canada) Ltd
Attention :	VP Newbuild and Projects
Address :	Suite 2000 Bentall 5, 550 Burrard Street
Vancouver BC V6C 2K2, Canada
Telephone :	+1 604 683 3529
Telefax :	+1 604 844 6660
E-mail :	derek.walford@teekay.com

To Builder:

Daewoo Shipbuilding & Marine Engineering Co., Ltd.

Address: 125, Namdaemun-ro, Jung-gu, Seoul, Republic of Korea,

Attention: Mr. Y.C. Ko / Director

Telephone: +82 2 2129 0930

Fax: +82 2 2129 0077/78

Email: ycko@dsme.co.kr Where this Contract provides that a notice or communication shall be addressed to Charterer:

To Charterer:

Yamal Trade Pte. Ltd.

Marina Bay Financial Centre,

12 Marina Boulevard,

#35-05 Tower 3,

Singapore, 018982

Telefax: +65 67228476

Email: Generalmanager@yamaltrade.sg

Attention: General Manager

19.2	Language

Any and all notices and communications in connection with this Contract shall be written in the English language.

19.3	Timing of Notices

Any notice given pursuant to this Contract shall be deemed to be duly received only when:

(a)	in the case of a letter, whether delivered by post or by hand or by courier, at the date and time of its actual delivery if within normal business hours between 09:00am and 05:00pm on a working day at the place of receipt, otherwise at the commencement of normal business on the next working day;

(b)	in the case of a telefax, at the time of transmission recorded on the message, if such time is within normal business hours between 09:00am and 05:00pm on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt; or

(c)	in the case of an email, at the time of transmission recorded on the message, if such time is within normal business hours between 09:00am and 05:00pm on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

(End of Clause)

CLAUSE 20 – EFFECTIVE DATE OF CONTRACT

This Contract shall become effective on signature, such date being known in this Contract as the “Effective Date”.

(End of Clause)

CLAUSE 21 – CONFIDENTIAL INFORMATION

21.1	Confidentiality

Builder and Buyer shall each hold in confidence any information, data, specifications, drawings, reports, accounts or any other documents received or made available by the other Party in connection with this Contract (hereafter “Confidential Information”). Neither Party shall disclose any Confidential Information received by it to any third party or use the same for any purpose other than as provided herein without the prior written consent of the other Party, except where such disclosure is:

(a)	to directors, officers, employees, advisers and financiers of the Parties and their respective Affiliates to the extent required for the proper performance of their work in connection with the performance of this Contract;

(b)	to persons engaged by or on behalf of the Parties to the extent required for the proper performance of their work for the purpose or purposes incidental to and arising out of this Contract;

(c)	in the case of Buyer, to Charterer or Charterer’s Affiliates, to any financiers of Buyer, Charterer or Charterer’s Affiliates (in each case, including any officers, employees, advisers and financiers of those persons);

(d)	to persons engaged by Buyer or its Affiliates to operate, maintain and repair the Vessel;

(e)	in order to comply with any stock exchange or other regulatory requirements or as required by any competent court of law or other authority; or

(f)	in connection with the operation, maintenance, on-sale or repair of the Vessel or with the sale of LNG to be carried by the Vessel,

provided that Builder and Buyer, when making such disclosure, shall (save in the case of Clause 21.1(d) above) require the third party receiving such Confidential Information to keep such information confidential on the same terms as provided in this Clause.

“Confidential Information” means information relating to this Contract, the Specifications or the Vessel, except information (i) which was developed by and in possession of either Party prior to first receipt from the other Party, and/or (ii) which at the date hereof or hereafter becomes, through no wrongful act or failure to act on the part of either Party, published information generally known on a non-confidential basis and/or (c) which is already in the possession of either Party or hereafter furnished to the other Party by a third party as a matter of right without restrictions on disclosure and/or (d) which is already a public knowledge in the market.

(End of Clause)

CLAUSE 22 – HEALTH, SAFETY, SECURITY AND ENVIRONMENTAL ISSUES

22.1	Builder’s HSSE Policy and HSSE Management Systems

(a)	Buyer places the utmost importance on Health, Safety, Security and Environmental (“HSSE”) issues and requires Builder to subscribe to and actively pursue, and to procure that all subcontractors subscribe to and actively pursue, HSSE standards that are internationally accepted in the LNG shipbuilding industry. Builder confirms that it is also committed to HSSE and agrees that it shall, and shall procure that all subcontractors shall, perform all work contemplated to be performed pursuant to this Contract in accordance with the HSSE Policy.

(b)	Builder further warrants and represents that it has implemented HSSE management systems and procedures (collectively, the “HSSE Management Systems”) necessary to achieve the aims and objectives described in Builder’s HSSE Policy. The HSSE Management Systems shall be adequately documented and shall, unless otherwise agreed by Buyer:

(i)	include measures demonstrating that all employees of Builder and its subcontractors are competent to perform their assigned tasks safely;

(ii)	ensure that in performance of this Contract, all hazards to the environment and to the health, safety and security of all employees of Builder and its subcontractors and to the Authorised Representatives and Charterer’s Representatives have, wherever possible, been identified, assessed and eliminated or are being controlled using formal planning methods and procedures; and

(iii)	include measurable and realistic targets for measuring the performance of all HSSE obligations.

(c)	Builder shall procure that all of its subcontractors and their respective employees, in each case (i) understand the principles and requirements of the HSSE provisions in this Contract and (ii) unless otherwise agreed by Buyer, apply equally effective standards and methods to those contained in Builder’s HSSE Management Systems in performing all work in relation to this Contract.

22.2	HSSE Plan

(a)

Builder shall prepare and deliver to Buyer for Buyer’s approval an HSSE plan for the management of all HSSE relating to the performance by Builder and its subcontractors of all work contemplated by this Contract (the “HSSE Plan”), such approval not to be unreasonably withheld or delayed. Builder’s HSSE Plan shall be based on the requirements of Builder’s

HSSE Management Systems and shall incorporate a “bridging document” that identifies all critical interfaces between Builder and Buyer. Such bridging document shall be developed by each Party’s respective safety teams and shall include high-level HSSE procedures in relation to all work contemplated to be performed pursuant to this Contract, including Appendix H. Notwithstanding any other provision in this Contract, no work on the construction of the Vessel or fabrication of any blocks or sub assemblies shall be commenced by Builder or any subcontractor until Builder’s HSSE Plan has been approved by Buyer.

(b)	Builder undertakes to submit its proposed HSSE Plan to Buyer not more than ninety (90) days after the Effective Date. Buyer shall provide any amendments to such proposed HSSE Plan to Builder no later than ninety (90) days after Buyer’s receipt thereof. If Buyer does not provide amendments within such ninety (90) day period, the proposed HSSE Plan shall be deemed to have been approved by Buyer. Where such deemed approval does not apply, Builder shall submit the final version of the HSSE Plan to Buyer for final approval no later than sixty (60) days after receipt of Buyer’s amendments thereto. Where such deemed approval does apply, Builder shall promptly confirm to Buyer that such previously issued HSSE Plan is final and approved. Where, in relation to the draft HSSE Plan, Builder has (i) not accepted Buyer’s timely comments or changes thereto or (ii) has introduced new provisions therein, Buyer shall have fifteen (15) Working Days from receipt of such revised draft HSSE Plan to provide comments thereon to Builder, failing which such HSSE Plan shall be deemed to have been approved by Buyer, and Builder shall promptly confirm to Buyer that the previously issued HSSE Plan is final and approved. Builder and Buyer shall thereafter use all reasonable efforts to finalise and approve the draft HSSE Plan as soon as possible and, when agreed, Builder shall promptly confirm to Buyer that the HSSE Plan is final and approved (the deemed or actual date of approval of such HSSE Plan, the “HSSE Plan Approval Date”). Where pursuant to this Clause 22.2(b) Builder is required to confirm to Buyer that the HSSE Plan is “final and approved”, Builder shall at the same time provide a copy of such HSSE Plan to Buyer.

(c)	Builder shall review and update the HSSE Plan promptly as necessary to (i) incorporate any changes to the HSSE Policy and HSSE Management Systems and (ii) to reflect all lessons learned during the performance by Builder and its subcontractors of the work contemplated to be performed pursuant to this Contract or other contracts. Builder shall review and update the HSSE Plan as required pursuant to this Clause 22.2 at least annually from the HSSE Plan Approval Date, with the first revision and update to be completed no later than the first anniversary of the HSSE Plan Approval Date, and with each subsequent review and update to the HSSE Plan to be completed no later than each anniversary of such date thereafter. All changes to the HSSE Plan required by Buyer and agreed by Builder shall be promptly made by Builder. The HSSE Plan, as reviewed and updated from time to time, shall be deemed to form part of this Contract.

22.3	Reporting

(a)	Commencing no later than the date being one (1) month after the HSSE Plan Approval Date, and no later than each month thereafter, Builder shall issue a written HSSE report to Buyer (with a copy to Charterer) covering, in relation to the performance of this Contract:

(i)	the effectiveness of the HSSE Management Systems and HSSE Plan;

(ii)	safety and environmental statistics, giving an overview of all accidents, lost time incidents, near-miss events and pollution incidents, including a description of any corrective actions taken, or to be taken, in order to prevent a re-occurrence of any such accident, incident or event and clearly identifying whether such accident, incident or event was caused by any employee of Builder or its subcontractor;

(iii)	where requested by Buyer, an English translation of the “root-cause” analysis of all accidents and lost time incidents;

(iv)	actual performance measured against HSSE targets;

(v)	total working hours for all personnel, including personnel of all Subcontractors;

(vi)	the quantity and nature of any emissions and waste generated; and

(vii)	a summary of the status of any remedial actions taken in relation to any such HSSE matters.

(b)	Commencing no later than the date being three (3) months after the HSSE Plan Approval Date, and no later than each third (3rd) month thereafter, Builder shall issue a written HSSE report to Buyer (with a copy to Charterer) covering the following matters in relation to the performance of all work performed at the Shipyard other than under this Contract:

(i)	safety and environmental statistics, giving an overview of all accidents, lost time incidents, near-miss events and pollution incidents, including a description of any corrective actions taken, or to be taken, in order to prevent a re-occurrence of any such accident, incident or event;

(ii)	where requested by Buyer, an English translation of the “root-cause” analysis of all accidents and lost time incidents;

(iii)	actual performance measured against HSSE targets;

(iv)	total working hours for all personnel, including personnel of all Subcontractors;

(v)	the quantity and nature of any emissions and waste generated; and

(vi)	a summary of the status of any remedial actions taken in relation to any such HSSE matters,

provided that, if the relevant data in relation to emissions and wastes generated are available only in relation to the Shipyard as a whole, or only on a yearly basis, Builder shall refer to the global statement or the yearly statement, as applicable, in each such report.

(c)	Commencing no later than the first anniversary of the HSSE Plan Approval Date, and no later than each anniversary of such date thereafter, Builder shall issue a written HSSE report, with safety statistics and graphs, to Buyer (with a copy to Charterer) which summarises the HSSE performance of Builder and its subcontractors under this Contract in the preceding year. This report shall include the cumulative total number of accidents, lost time incidents, near-misses and hours worked in relation to the performance by Builder of its obligations under this Contract.

22.4	Statutory and Other Requirements

(a)	Builder shall observe and comply with, and shall procure that all of its representatives and employees, and its subcontractors and their respective representatives and employees, shall at all times comply with all laws, rules and regulations applicable in The Republic of Korea, to the construction of the Vessel, the rules of the Classification Society, all rules, regulations, codes of practice and all official guidelines and recommendations on all matters relevant to the performance by Builder of its obligations under this Contract (including, without limitation, those relating to wages, hours and working conditions and insurance), in each case, as current from time to time during the term of this Contract. Builder shall promptly notify Buyer (with a copy to Charterer) of any known violation of this Clause 22.4(a) and, upon receipt, submit to Buyer a copy of each notice or statement received by Builder which threatens or might subject Buyer to liability.

(b)	Builder warrants that it is familiar with all of the requirements in Clause 22.4(a) and the implications thereof for the performance of its obligations under this Contract.

22.5	Working Conditions

Builder shall procure that all representatives and employees of Builder and its subcontractors are:

(a)	fully conversant with the working conditions at the Shipyard, Builder’s rules and standards relating to the environment and the hazards and risks associated with the construction of the Vessel and take all necessary precautions to free the workplace from recognised hazards which are likely to cause death, illness or injury to persons or property; and

(b)	fully aware that they are under an obligation to bring to the immediate notice of their supervisor any HSSE risk which they believe has not been adequately assessed and is not under adequate control, so that Builder can take immediate and appropriate action to prevent potential death, injuries, or other losses and to provide a safe, secure and healthy workplace.

22.6	Operational Health and Medical Fitness

Builder shall procure that all representatives and employees of Builder and its subcontractors are medically fit for the work they are required to do in the performance of this Contract.

22.7	Waste Disposal and Environmental Safeguards

(a)	Builder shall submit an environmental management plan (“EMP”) to Buyer no later than ninety (90) days after the Effective Date, to cover all identifiable waste and emissions generated during the performance of this Contract. Builder shall procure that all of its subcontractors shall at all times be familiar with the EMP and shall minimise the total quantity of waste arising from the performance of its obligations under this Contract.

(b)	In the performance of its obligations under this Contract, Builder shall observe and comply with all applicable laws, rules and regulations with respect to the production, carrying, keeping, treating and disposal of waste or emissions.

22.8	Right of Audit

Buyer reserves the right to audit Builder and all of its subcontractors in connection with the performance of this Contract to assure itself that HSSE matters are being managed and controlled in accordance with the declared requirements of Builder’s HSSE Management Systems and the HSSE Plan; provided that any such audit shall be at Buyer’s cost and shall not unreasonably interfere with any of Builder’s activities or those of any of its subcontractors.

22.9	Remedies for HSSE Defaults

(a)	If, in the reasonable opinion of Buyer or its Authorised Representatives (i) Builder or any of its subcontractors fail at any time to comply with Builder’s HSSE Management Systems or the HSSE Plan or, in the case of any subcontractor, a similar provision in relation to such subcontractor’s yard, workshop or other premises, or (ii) Builder’s HSSE Management Systems or the HSSE Plan prove to be inadequate, in each case, the Authorised Representatives shall promptly notify Builder in writing of such failure or inadequacy (with a copy to Charterer), and, where appropriate, shall recommend the steps to be taken by Builder or the relevant subcontractor to remedy the same.

(b)	Builder shall promptly remedy, or shall procure that each of its subcontractors promptly remedies, (to Buyer’s reasonable satisfaction) any failure or inadequacy referred to in Clause 22.9(a); provided that (i) if Builder or any of its subcontractors fails to take immediate remedial action to cure such failure or inadequacy and to continue such action until such failure or inadequacy is remedied, or (ii) where any such failure or inadequacy is not remedied within a reasonable period of time (but in any event no later than fourteen (14) days) from receipt of notice thereof from Buyer, then, in each case, Builder shall, or shall procure that such subcontractor shall, if so requested by Buyer, immediately suspend all construction, testing and trials of the Vessel which is affected by such failure or inadequacy until such failure or inadequacy has been so remedied.

(c)	Notwithstanding the provisions of Clause 22.9(b), if (i) death has occurred or, in the reasonable opinion of Buyer or the Authorised Representatives, serious injury of any person has occurred or is likely to occur at the Shipyard or the premises of any subcontractor by reason of the existence and continuance of any unsafe condition, or (ii) the failure or inadequacy of Builder or its subcontractors referred to in Clause 22.9(a) presents an immediate risk of danger to the health or safety of any worker, subcontractor, Authorised Representatives or Charterer’s Representatives or presents an immediate risk of damage to the environment, then, in each case, the Authorised Representatives shall promptly notify Builder thereof. Where such unsafe condition, failure or inadequacy is continuing or has not been remedied at the time Builder receives any such notice by Buyer, Builder shall, or shall procure that such subcontractor shall, if so requested by Buyer, immediately suspend all construction, testing and trials of the Vessel which is affected by such unsafe condition, failure or inadequacy until such unsafe condition, failure or inadequacy has been remedied.

(d)	If (i) a suspension pursuant to Clauses 22.9(b) and 22.9(c) continues for a period of thirty (30) days or more, or (ii) Builder’s or its subcontractor’s failure to comply with the applicable HSSE Management Systems and/or HSSE Plan is not capable of being remedied, then, in each case, such event shall be deemed to constitute a material breach of this Contract, permitting Buyer to rescind this Contract in accordance with Clause 11.1.

(End of Clause)

CLAUSE 23 – ETHICS

Each of the parties hereto represent, warrant and covenant that neither it, its Affiliates nor any of their respective directors, employees or agents has or will engage in any activity, practice or conduct which would constitute an offence under the U.S. Foreign Corrupt Practices Act of 1977 as amended or the United Kingdom Bribery Act 2010 (or which could constitute such an offence if the same had occurred in the United States of America or the United Kingdom, respectively) in relation to the activities contemplated by this Contract. Furthermore each of the parties hereto represent, warrant and covenant that, in relation to the activities contemplated by this Contract, no director, employee or agent of it or its affiliates has made any payment or given anything of value to any official of any government or public international organization (including any director, officer or employee of any government department, agency or instrumentality) to influence the official’s or organization’s decision, or to gain any other advantage for such party or its Affiliates, or has made any facilitation payment to any person with a view to gaining the same advantage in the private sector.

(End of Clause)

CLAUSE 24 – INTERPRETATION

24.1	Laws Applicable

The construction, validity and performance of this Contract shall be governed by and construed in accordance with English law.

24.2	Order of Precedence

(a)	In the event of a conflict between any of the following incorporated documents, they shall take precedence in the order listed below:

(i)	this Contract;

(ii)	Appendices A – P; and

(iii)	the Specifications.

(b)	In the event of any conflict or inconsistency between any of the following, they shall take precedence in the order listed below:

(i)	the requirements of the Classification Society and any regulatory bodies listed at Section 122 of the Specifications;

(ii)	the general part of the Specifications shall prevail over all other parts of the Specifications;

(iii)	contract plans included in the Specifications; and

(iv)	drawings.

(c)	Should any Party become aware of any inconsistencies or conflicts in this Contract, such Party shall promptly (but in any event no later than seven (7) days after such Party has become aware of such inconsistency) notify the other Party of such inconsistency.

24.3	Interpretation

(a)	Unless the context otherwise requires, a reference to the singular shall include a reference to the plural and vice-versa, and a reference to any gender shall include a reference to the other gender.

(b)	The Appendices attached hereto shall form part of this Contract. Unless the context otherwise requires, a reference to the preamble, any Clause or Appendix shall be to the preamble, Clause or Appendix of this Contract.

(c)	The headings of the Clauses and Appendices in this Contract are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Contract.

(d)	The words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases.

(e)	Any reference to a “day” shall be construed as a reference to a calendar day and any reference to the calendar shall be construed as reference to the Gregorian calendar.

(f)	This Contract is made and executed in the English language which shall be the governing text for all purposes.

24.4	Entire Agreement

This Contract contains the entire agreement and understanding between the Parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract. Neither Party shall be entitled to rely on any representations or statements made during negotiations other than to the extent that the same are expressly included in this Contract.

24.5	Consequential Loss

No Party shall be liable to any other Party under this Contract as a result of any act or omission in the course of or in connection with the performance of this Contract for or in respect of:

(a)	any indirect, incidental, consequential, exemplary or punitive loss or damages; or

(b)	any loss of income or profits.

24.6	Third party rights

Unless expressly identified in this Contract and subject to Clauses 4.6 and 4.7, no third parties shall have the right to enforce any term of this Contract under the Contracts (Rights of Third Parties) Act 1999. If and to the extent that any third party is expressly identified in this Contract, this Contract may nevertheless be amended without requiring any consent from any such party, even if in so doing it alters or removes any rights they may otherwise have had under this Contract.

24.7	Amendment

Unless otherwise stated herein no provision of this Contract may be amended, modified, waived or rescinded except by an instrument in writing executed by each of the Parties hereto.

24.8	Survival

Notwithstanding Final Delivery and the passing of title to the Vessel to Buyer, or the termination of this Contract, the following provisions shall remain in full force and effect between the Parties: Definitions, Clauses 2.4(b) (Payment of Liquidated Damages), 2.5 (Refund Guarantees), 3 (Adjustment of Contract Price) (to the extent that these liquidated damages or termination rights arising after Final Delivery), 4.6 (Liability of Builder), 4.7 (Liability of Buyer), 10 (Warranty of Quality), 11 (Builder’s Default), 14 (Disputes), 15 (Right of Assignment), 17 (Patents, Trademarks, Copyrights, Etc.), 19 (Notice), 21 (Confidential Information) (to the extent provided therein), 23 (Ethics), 24 (Interpretation) and 25 (Joint and Several Liability).

CLAUSE 25 – JOINT AND SEVERAL LIABILITY

DSME and DY Tankers are jointly and severally liable for all obligations of Builder under this Contract and the Declaration of Warranty to be provided to Buyer at Final Delivery pursuant to Clause 8.4(b)(v), and each of DSME and DY Tankers undertakes to perform, or to procure that the other performs, all such obligations.

CLAUSE 26 – SANCTIONS

26.1	In the event that any of the Republic of Korea, the United States of America (including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control) or the European Union imposes sanctions, boycotts or restrictions, whether applicable to certain persons, to the Russian Federation, or to certain activities involving the Russian Federation (“Sanctions”), which make it unlawful for Builder to perform its obligations under this Contract (a “Sanctions Event”) Buyer agrees that it will consult with Builder and Charterer and take all reasonable steps to find a solution which would enable the continued lawful performance of this Contract despite the Sanctions Event, including the restructuring of the chartering arrangements and/or the obtaining of any applicable licences or permits and/or the restructuring of the shareholding arrangements of Buyer and/or agreeing a location for the Ice Trials other than in waters of the Russian Federation.

26.2	If the arrangements contemplated by Clause 26.1 above are not implemented within sixty (60) days of the Sanctions Event, Builder agrees that Charterer, through a nominee with which the Builder may contract without creating a Sanctions Event (so that the performance of this Contract by Builder is rendered lawful in respect of compliance with Sanctions), may exercise its option or the beneficiaries of the Novation Side Letter may exercise their right (through a nominee with which the Builder may contract without creating a Sanctions Event (so that the performance of this Contract by Builder is rendered lawful in respect of compliance with Sanctions)) to novate or have transferred the Shipbuilding Contract pursuant to the Step In Agreement or the Novation Side Letter within a further period of 14 days. If (i) Charterer does not exercise such right to novate the Shipbuilding Contract (or the beneficiaries of the Novation Side Letter do not exercise their right to novate or have transferred the Shipbuilding Contract) or (ii) such right having been exercised, the applicable novation or transfer does not take place within the time required by the Step In Agreement or the Novation Side Letter or in any event prior to Delivery, Buyer agrees that it will exercise its right to terminate the Charter.

26.3	Buyer agrees that the whole of the period from the date of the occurrence of the Sanctions Event until any arrangements contemplated by Clause 26.1 or 26.2 are implemented shall be Permissible Delay as if it were listed in Clause 9.3 and all of the obligations of Builder and Buyer under this Contract shall be suspended for such period.

26.4	The occurrence of the Sanctions Event and any suspension of the Parties’ obligations under this Contract shall not constitute a Builder’s Default under this Contract for the purposes of Clause 11, nor a default by Buyer for the purposes of Clause 12.

26.5	Nothing in this Clause 26 shall, or shall be construed to, require Builder, Buyer, or any direct or indirect shareholder of either of them to act in breach of Sanctions, including any ‘anti-circumvention’ provisions contained in any applicable Sanctions.

26.6	To the extent that implementations of any provisions of this Clause 26 would be contrary to Sanctions the remaining provisions shall be given effect to and implemented to the fullest extent possible.

26.7	To the extent that this provision is not in breach of the applicable Sanctions Event, the following clauses remain in full force and effect during the suspension of the obligations of the Parties under this Contract pursuant to this Clause 26:

(i)	this Clause 26, and the provisions referred to in Clause 26 to the extent necessary to give effect to Clause 26;

(ii)	Clause 21 (Confidential Information); and

(iii)	Clause 24.1 (Laws Applicable) and 14.1 (Disputes)

For the purposes of this Clause 26:

Novation Side Letter means the agreement between Total E&P Holdings, JSC Novatek and CNPC International Ltd, Buyer and Builder.

(End of Clause)

IN WITNESS WHEREOF the Parties hereto have caused this Contract to be duly executed in two copies the day and year first above written.

DSME HULL NO. 2423 L.L.C.	DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.

By:	By:

Title:	Title:

DY TANKERS LIMITED

By:

Title:

APPENDIX A – PRINCIPAL PLANS

BUILDER’S HULL NO. 2423 - General Arrangement

APPENDIX B – SUPPLIERS’ LIST

APPENDIX C – FORM OF STAGE CERTIFICATE

[                    ]

Fax no: [                    ]

Gentlemen:

Hull No [        ] under a Contract dated [            ], made between [        ] (the “Buyer”) and [        ] (the “Builder”)

We hereby certify in connection with the building of the above Vessel:-

[that steel for the Vessel have been cut]

[that the Vessel’s keel has been laid in accordance with the meaning of Clause 2.3 of the Contract]

[the Vessel has been successfully launched].

For and on behalf of

Builder

Dated [ ]

For and on behalf of
Classification Society

Dated [ ]

APPENDIX D – PART 1 – PROTOCOL OF INITIAL ACCEPTANCE.

It is this day agreed that the LNGC [            ], built by Builder as Hull No. [            ] at Builder’s yard in [            ] under a shipbuilding contract dated [            ] and made between [            ] (the “Builder”) and [            ] (the “Buyer”) has today been technically accepted by Buyer subject only to (i) application of Ice Coating, (ii) Ice Trials performance, and (iii) the Minor Non-Conformities listed in the appendix to this Protocol which Builder undertakes to rectify prior to Final Delivery so that, by Final Delivery, the Vessel conforms in all respects to this Contract and the Specifications.

Dated: [            ]

Signed
for Builder

Signed
for Buyer

APPENDIX – LIST OF MINOR NON-CONFORMITIES

APPENDIX D – PART 2 – PROTOCOL OF FINAL DELIVERY

It is this day agreed that the LNGC [            ], built by Builder as Hull No. [            ] at Builder’s yard in [            ] under a shipbuilding contract dated [            ] and made between [            ] (the “Builder”) and [            ] (the “Buyer”) has today been delivered by Builder and accepted by Buyer.

Dated: [            ]

Signed
for Builder

Signed
for Buyer

Inventory of bunkers, consumables and spares to be attached.

APPENDIX E – PLANNED PROGRAMME

APPENDIX F – REFUND GUARANTEE

[                    ]

[            ]

Gentlemen:

Hull Number [            ] (the “VESSEL”)

We refer to the shipbuilding contract dated [                    ] (the “Contract”) between [        ] (the “Buyer”), [        ] (“DSME”) and [    ] (“DY Tankers” and together with DSME, the “Builder”), relating to the Vessel. Terms used herein shall bear the same meaning as in the Contract.

In consideration of your entering into the Contract and the payment to ourselves of US$1 (receipt and sufficiency of which is hereby acknowledged), we, [                    ], hereby irrevocably and unconditionally guarantee to you, your successors and assignees, as primary obligor and not as surety only, to pay to you in accordance with the terms hereof all monies and liabilities which may become due, owing or incurred by Builder to or in favour of you under or in respect of the Contract and any supplement, amendment, change or modification hereafter made thereto. This Guarantee shall be effective and enforceable from the date of payment of the First Instalment.

Without prejudice to the foregoing, if in connection with the terms and conditions of the Contract, Buyer shall become entitled to a refund of the Instalments made to Builder prior to Delivery, we hereby irrevocably and unconditionally guarantee the repayment of the same to Buyer within fourteen (14) days after written demand by Buyer together with interest thereon at the Agreed Interest Rate from the date following the date of receipt of such Instalments by Builder up to and including the date of remittance of such refund.

It is a condition for any claim and payment to be made under this Letter of Guarantee that any instalments due prior to any demand being made hereunder shall have been paid to Builder in accordance with the Contract.

The amount of this Guarantee will be automatically increased upon Builder’s receipt of the respective Instalments, not more than (        ) times, each time by the amount of the relevant Instalment plus interest thereon as provided in the Contract, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$ [                    ] (Say U.S. Dollars [                            ] only) plus interest thereon at the Agreed Interest Rate from the date following the date of Builder’s receipt of each Instalment to the date of remittance of the refund.

Our liabilities under this Guarantee shall in no respect be impaired by the giving of any time or indulgence whatsoever in respect of, nor by any variation whatsoever in, the terms of the Contract, nor by any other matter or circumstance, including the insolvency of Builder.

Our liability to make payment hereunder shall be conditional upon receipt of a written demand signed by an authorised signatory stating that demand has been made upon Builder for amounts due under the Contract and that Builder has within fourteen (14) days thereof failed to comply with the same.

This Guarantee shall, save in respect of any demands made hereunder prior to termination or expiry of this Guarantee, terminate upon the earliest of (a) receipt by Buyer of the full amount guaranteed hereunder, (b) Final Delivery of the Vessel in accordance with the Contract, or (c) the valid and lawful termination of the Contract by Builder pursuant to the terms thereof.

If any deduction or withholding from any payment made or to be made by us is imposed by law, we shall pay such additional amount as may be necessary in order that the actual amount received shall equal that which would have been received had such deduction or withholding not been made.

Notwithstanding any other provisions in this Guarantee, in the event that within fourteen (14) days from the date of your demand to us referred to above, we receive notification from you or Builder accompanied by written confirmation by an arbitrator to the effect that you have claimed to cancel the Contract and your claim for refund thereunder has been disputed and referred to arbitration in accordance with the Contract, we shall refund to you the sum (not exceeding US$[            ] (Say US Dollars [            ] only) plus interest by the same manner hereinabove) due to you from Builder pursuant to the award made under such arbitration within fourteen (14) days from the receipt from you of the demand for payment of the sum and a copy of the award or, as the case may be, the settlement agreement in respect of such dispute entered into between Builder and Buyer.

This Guarantee may be assigned to Buyer’s financiers, whether a bank or a commercial corporation, without our prior consent upon giving written notice of such assignment to us at the above address.

This Guarantee shall be governed by, and construed in accordance with the laws of England, and we, the undersigned, hereby submit to the exclusive jurisdiction of the Courts of England and irrevocably appoint (insert name and address) to act as our agent to accept on our behalf any process or other document relating to any proceedings in the English Courts which are connected with this Letter of Guarantee.

Yours faithfully

Duly Authorised Signatory

For and on behalf of [ ]

APPENDIX G – FORM OF PERFORMANCE GUARANTEE

[                    ]

[                    ]

Gentlemen:

Hull Number [            ] (the “VESSEL”)

We refer to the shipbuilding contract dated [            ] (the “Contract”) between

[        ] (the “Buyer”)

[        ] (“DSME”)

[            ] (“DY Tankers” and together with DSME, the “Builder”), relating to the Vessel.

Terms used herein shall bear the same meaning as in the Contract.

In consideration of your entering into the Contract and the payment to ourselves of US$1 (receipt and sufficiency of which is hereby acknowledged), we, [            ], hereby guarantee to you, your successors and assignees the due and punctual performance by Builder of all of its obligations under Clauses [            ], [            ] and [            ] of the Contract. We further guarantee to pay to you in accordance with the terms hereof all monies and liabilities which may become due, owing or incurred by Builder to or in favour of you under or in respect of the provisions of the Contract and any supplement, amendment, change or modification hereafter made thereto. PROVIDED THAT the total amount recoverable by you under this Guarantee including all costs, expenses and interest shall not exceed:

(i)	US$[ ] being five per cent (5%) of the Contract Price during the two (2) years following Final Delivery; and

(ii)	US$[ ] being three per cent (3%) of the Contract Price during three (3) further years after expiry of the period described in paragraph (i) above in each case provided that a claim under this Guarantee may be submitted within a thirty (30) day period following the end of the respective period. This Guarantee shall become valid from the Final Delivery Date.

Our liabilities under this Guarantee shall in no respect be impaired by the giving of any time or indulgence whatsoever in respect of, nor by any variation whatsoever in, the terms of the Contract, nor by any other matter or circumstance, including the insolvency of Builder.

Our liability to make payment hereunder shall be conditional upon receipt of a written demand signed by an authorised signatory stating that demand has been made upon Builder for amounts due under the Contract and that Builder has within fourteen (14) days thereof failed to comply with the same.

This Guarantee shall, save in respect of any demands made hereunder prior to termination or expiry of this Guarantee, terminate upon the earliest of (a) receipt by Buyer of the full amount guaranteed hereunder, (b) the date falling sixty-one (61) months after the date of Final Delivery of the Vessel, or (c) the valid and lawful termination of the Contract by Builder pursuant to the terms thereof.

Notwithstanding any other provisions in this Guarantee, in the event that within fourteen (14) days from the date of your demand to us referred to above, we receive notification from you or Builder accompanied by written confirmation by an arbitrator to the effect that you and Builder are in dispute about Builder’s performance under the Contract and your claim for refund thereunder has been referred to arbitration in accordance with the Contract, we shall pay to you the sum (not exceeding US$[            ] (Say US Dollars [            ] only) plus interest by the same manner hereinabove) due to you from Builder pursuant to the award made under such arbitration within fourteen (14) days from the receipt from you of the demand for payment of the sum and a copy of the award or, as the case may be, the settlement agreement in respect of such dispute entered into between Builder and Buyer.

This Guarantee may be assigned to any lawful assignee without our prior consent upon giving written notice of such assignment to us at the above address.

If any deduction or withholding from any payment made or to be made by us is imposed by law, we shall pay such additional amount as may be necessary in order that the actual amount received shall equal that which would have been received had such deduction or withholding not been made.

This Guarantee shall be governed by, and construed in accordance with the laws of England, and we, the undersigned, hereby submit to the exclusive jurisdiction of the Courts of England and irrevocably appoint

[                                          ]

to act as our agent to accept on our behalf any process or other document relating to any proceedings in the English Courts which are connected with this Letter of Guarantee.

Yours faithfully

Duly Authorised Signatory For and on behalf of [ ]

APPENDIX H – HSSE PLAN

The HSSE Plan to be prepared in accordance with Clause 22.2 shall address and describe the following items:

HSSE organisation & personnel

HSSE management & resources throughout all the phases of the construction of the Vessel, with a description of the HSSE organisation chart and roles and responsibilities for each position (including subcontractors) and job description.

HSSE key personnel exclusively dedicated to this Contract.

HSSE Key Performance Indicators (“KPIs”)	Planned HSSE key performance indicators (KPIs), KPI’s expectations, targets, frequency and weighting.

Safety procedures	Safety procedures necessary for the safe performance of the work during the fabrication/construction, testing and trials of the vessel, including in relation to working aloft and in enclosed spaces.

Emergency response plan

Emergency response plan (including planned drills) applicable to the shipyard. This plan must take into account at a minimum:

-        accident, incident, disease, Medivac, fire and explosion;

-        rescue in a confined space;

-        loss of radioactive material or of explosive material;

-        missing person, man overboard;

-        security breaches and sabotage, civil disorder, war; and

-        earthquakes, hurricanes, typhoons and other natural events.

Driving & transportation policy	Driving, transportation and traffic management policy and means of ensuring that Builder’s personnel and subcontractors’ personnel adhere to it.

Security procedures	Procedure to manage security issues at the Shipyard applicable for Builder’s or subcontractors’ personnel, and any Authorised Representatives or Charterer’s Representatives.

Personal Protective Equipment procedure (“PPE”)	PPE procedure: type, standard, quality and purpose in accordance with the type of work carried out and in compliance with recognised international standards.

Risk evaluation and management procedure	Risk for critical operations and for routine activities: Hazard Identification Risk Assessment (“HIRA”) to identify systematically the hazards and effects which may affect or arise from the activities relating to the construction of the Vessel. Builder and Buyer shall develop a risk assessment matrix the contents of which will be mutually agreed. The HSSE Plan shall specify the proposed method of controlling those identifiable HSSE risks associated with the performance by Builder and its subcontractors of all work contemplated to be performed pursuant to this Contract, in each case, to a level and in a manner reasonable and appropriate, including measurable and realistic targets for monitoring HSSE performance.

Preparation of critical (high risk activities) tasks	List of critical work activities identified for each of the different phases of the construction of the Vessel.

Incident and anomaly reporting & investigation procedure	Procedure to report incidents and anomalies as per Buyer’s minimum requirements which shall include accident investigation and corrective action follow-up system. This procedure shall take into account the obligation to Builder to investigate and analyse also any High Potential incident occurrence (“HIPO Near Miss”) in addition to lost work days (“LTI”).

Audit protocol and audit program (including Subcontractors HSE control procedure)

Audit protocol in line with Buyer’s HSSE minimum requirement and Builder’s audit programme which shall also include subcontractors.

Builder shall prepare for Buyer’s approval details of the methods of auditing the effectiveness of the HSSE Management systems as applied to the performance by Builder and its subcontractors of all work contemplated by the Contract.

Health management and medical check-up control procedure	Periodic medical check up of Builder’s personnel (including that of subcontractors) according to their job occupation and certified by authorised doctor.

Permit to Work system (“PTW”) for construction activities	PTW system, which shall address critical operations at the shipyard: heavy lifting, confined space entry, working at height, working with Argon and CO2 gases, etc).

Training plan & training matrix

Procedures to ensure and increase competence through appropriate training for its mobilised personnel including subcontractors’ personnel.

Procedures shall include an HSE training matrix covering the level of participants, the course levels, the refresher courses, the specific training, and periods of training sessions.

Management of HSE inspection at worksites	Procedure and planning for the management of safety tour performance (tour programme with typical report and documented system of actions follow-up to be attached).

Develop and implement a scaffold compliance plan (in line with buyer’s requirements)	Scaffold compliance plan that shall include, but not limited to: scaffold design & standard, safe work procedure for installation/dismantling, responsibility & authority in charge, management of maintenance/modification inspections by authorised and qualified personnel, Safe Work Load (“SWL”), tagging system, specific training for scaffolder’s, work at height training. This scaffolding compliance plan shall include subcontractors.

HSSE behaviour improvement programme	Programme to improve HSSE behaviour of the personnel including in-house subcontractors then in accordance with its own initiatives like personnel award, HSE communication campaign, etc.

APPENDIX I – FORM OF STEP IN AGREEMENT

THIS STEP IN AGREEMENT is made the day of [            ] 2014

BETWEEN:-

(1)	DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD, a company organised and existing under the laws of The Republic of Korea having its principal office at 125, Namdaemun-ro, Jung-gu, Seoul, 100-180, Republic of Korea, (hereinafter called “DSME”);

(2)	DY TANKERS LIMITED, a company organised and existing under the laws of the Bahamas having its registered office at Bayside Executive Park, Building No. 3, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, the Bahamas (hereinafter called “DY Tankers” and together with DSME, “Builder”); and

(3)	DSME HULL NO. 2423 L.L.C., a company organised and existing under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called “Buyer”), and

(4)	YAMAL TRADE PTE. LTD., a company organised and existing under the laws of Singapore, having its registered office at Marina Bay Financial Centre, 12 Marina Boulevard, #35-05 Tower 3, Singapore, 018982 (hereinafter called “Charterer”).

WHEREAS

(A)	By a Shipbuilding Contract dated [ ] 2014 made between Builder and Buyer, (the “Shipbuilding Contract”), Builder agreed to design, build and deliver to Buyer an icebreaking LNG carrier of [ ] m3 to be known during construction as Hull No. [ ] (the “Vessel”).

(B)	By a time charter dated [ ] 2014, Charterer has agreed to charter the Vessel on long term charter (the “Charter”) for the purpose of transporting LNG from the Yamal LNG project to various destinations worldwide.

(C)	Buyer, Builder and Charterer have agreed that in certain circumstances Charterer should be entitled to assume the obligations of Buyer under the Shipbuilding Contract.

(D)	Builder and Buyer have entered into the Novation Side Letter with certain Affiliates of Charterer, pursuant to which Builder and Buyer have agreed that in certain circumstances such Affiliates may require the Shipbuilding Contract to be novated to them or their nominee.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

All expressions defined in the Shipbuilding Contract shall bear the same meaning when used in this Agreement. In addition in this Agreement unless the context otherwise requires, the following terms and expressions shall have the meanings set out below:

“Novation Notice” shall have the meaning set out in Clause 5.1 below;

“Novation Side Letter” means the agreement of that name dated [             ] 2014 between Buyer, Charterer, Charterer’s Guarantors (as defined in the Novation Side Letter) and Builder;

“Standstill Period” shall have the meaning set out in Clause 2.1 below;

“Supplemental Construction Agreement” shall mean the agreement of that name dated [            ] 2014 between Buyer and Charterer regulating the construction of the Vessel; and

“Transfer Date” shall have the meaning set out in Clause 5.3 below.

“Undertaking” means the Deed of Undertaking dated [            ] between Buyer and Charterer in respect of certain additional termination rights under the Charter.

2.	Default by Buyer

2.1	In the event that:

(a)	Buyer commits a default as set out in clause 12 of the Shipbuilding Contract, Builder shall give notice to Charterer specifying the default and the action that must be taken in order to remedy it; or

(b)	Buyer commits a default as set out in clause 9.2 (Default and Termination) of the Supplemental Construction Agreement, Charterer shall give notice to Builder specifying the default and the action that must be taken in order to remedy it,

Builder shall continue to perform its obligations under the Shipbuilding Contract for a period of thirty (30) days (the “Standstill Period”) and agrees not to terminate the Shipbuilding Contract during such period of thirty (30) days. During this Standstill Period, Charterer shall be entitled either (a) to remedy Buyer’s default or (b) to assume by way of novation the rights and obligations of Buyer pursuant to Clause 6 below.

2.2	If Charterer becomes entitled to take a novation of the rights and obligations of Buyer as set out in clause 9.2 (Default and Termination) of the Supplemental Construction Agreement, other than by reason of a Buyer’s Default mentioned in Clause 2.1(b), Charterer shall be entitled to take a novation of the rights and obligations of Buyer pursuant to Clause 6 below.

2.3	In the event that Buyer is in default as set out in clause 12 of the Shipbuilding Contract and if so requested by Charterer, Builder shall provide to Charterer (to the extent that it has not already provided such information to the Charterer) an updated statement setting out:

(a)	any proceedings, claims or disputes outstanding under the Shipbuilding Contract and of any defaults by Buyer or Builder under the Shipbuilding Contract that remain unremedied;

(b)	any amendments or modifications (whether Builder’s Modifications or Statutory Modifications) to the Specifications; and

(c)	any agreed extensions to the Initial Acceptance Date and/or, as the case may be the Final Delivery Date, any adjustments to the Contract Price together with any outstanding and unresolved claims from Builder (irrespective of whether such claims have been submitted to Buyer) for such extensions or adjustments.

3.	Charterer’s Right to Remedy

3.1	Charterer may exercise its right to remedy or cure any Buyer defaults as set out at Clause 2.1 by notice to Builder and Buyer within the Standstill Period (the “Cure Notice”). If Charterer cures a default of Buyer under the Shipbuilding Contract within the Standstill Period, Builder’s rights in relation to such default (including the right to terminate the Shipbuilding Contract and to conduct a sale of the Vessel) shall automatically lapse and such cured default shall for all purposes be deemed waived.

3.2	If Charterer pays any amounts to Builder or incurs any expenditure, cost or expenses, charges or fees in the exercise of its rights to cure a default of Buyer as set out in Clause 3.1 above, which are not promptly reimbursed to Charterer by Buyer, Charterer shall have the right to set-off such monies from any sums payable by Charterer to Buyer under this agreement, the Charter, or any agreement for the sale of Buyer’s Supplies, in each case in such manner as Charterer deems fit.

4.	Termination pursuant to the Undertaking or as a result of Sanctions

If Buyer exercises any of its rights under the Undertaking or pursuant to Clause 70 (Sanctions) of the Charter to terminate the Charter, or Charterer exercises any of its rights to novate the Shipbuilding Contract pursuant to Clause 26 (Sanctions) of the Shipbuilding Contract, Charterer shall be entitled to take a novation of the rights and obligations of Buyer under the Shipbuilding Contract in accordance with Clause 6 below. If so requested by Charterer following service by Charterer on Builder of a Novation Notice, Builder shall provide a statement setting out the information described in Clause 2.3(a) to 2.3(c) above.

5.	Exercise of the Novation Side Letter

If any of Charterer’s Guarantors (as defined in the Novation Side Letter) gives written notice to Builder and Buyer that it is exercising its rights under the Novation Side Letter to have novated to it the Shipbuilding Contract, such Charterer’s Guarantor shall be entitled to exercise all the rights, and assume all of the obligations, expressed to be of the Charterer under this Step In Agreement including the right to enter into, or procure the entry of its nominee into, a novation of the rights and obligations of Buyer under the Shipbuilding Contract in accordance with the procedure set out in Clause 6, mutatis mutandis, as if each reference to Charterer was instead a reference to such Charterer’s Guarantor.

6.	Novation of the Shipbuilding Contract

6.1	Charterer shall be entitled on the occurrence of any of the events set out at Clauses 2.1 and 2.2, 4 or 5 above by notice in writing to Builder and Buyer (the “Novation Notice”) in the form set out at Appendix A hereto, to step into the position of Buyer under the Shipbuilding Contract on the terms set out in Clauses 6.2 and 6.3 below. In the case of a Buyer’s default as contemplated in Clauses 2.1, such Novation Notice must be given within the Standstill Period and the service of a Novation Notice by Charterer shall extend the Standstill Period by a further forty-five (45) days. If the Novation Notice is served pursuant to Clause 2.2, 4 or 5 above, Builder shall continue to perform its obligations under the Shipbuilding Contract (unless prohibited from doing so by a Sanctions Event) always without prejudice to Builder’s right under clause 26.3 of the Shipbuilding Contract notwithstanding any Buyer’s default until the novation of the Shipbuilding Contract to Charterer or its nominee is completed and Builder agrees not to terminate the Shipbuilding Contract for any reason of Buyer’s default during such period which shall not exceed forty five (45) days from the date of the Novation Notice. To the extent that the construction schedule of the Vessel is actually affected by the exercise by Charterer of the rights given to it in this Agreement, such extension shall constitute Permissible Delay.

6.2	On receipt of the Novation Notice and fulfilment of the conditions set out in Clause 6.3 below, the rights and obligations of Buyer under the Shipbuilding Contract shall be transferred to Charterer or its nominee with effect from the Transfer Date on the following terms:

(a)	Buyer shall be released and discharged from all rights, liabilities, obligations and interest arising under the Shipbuilding Contract and in connection with the Vessel and all such rights, liabilities, obligation and interest shall be transferred to Charterer or its nominee so that, with effect from the Transfer Date, Charterer or its nominee is substituted for Buyer in all respects as a party to the Shipbuilding Contract and the Shipbuilding Contract shall with effect from the Transfer Date be construed and treated in all respects as if Charterer or its nominee was named in the Shipbuilding Contract as Buyer (as such term is defined in the Shipbuilding Contract);

(b)	Charterer (or its nominee) agrees to perform and discharge all rights, liabilities, and obligations of Buyer arising under the Shipbuilding Contract, and shall take delivery of and pay the Contract Price for the Vessel when properly tendered in accordance with the Shipbuilding Contract. Builder undertakes to Charterer (or its nominee) to perform and discharge all rights and obligations of Builder arising under the Shipbuilding Contract notwithstanding the novation; and

(c)	Builder and Buyer release and discharge each other from all liabilities, and obligations arising out of or in connection with the Shipbuilding Contract.

6.3	As conditions to the effectiveness of the novation set out in Clause 6.2 above:

(a)	Builder shall provide to Charterer (or its nominee) a Refund Guarantee in the form set out at Appendix F to the Shipbuilding Contract (with such consequential amendments as may be required) in favour of Charterer (or its nominee) restated and confirmed by the Refund Guarantor;

(b)	provided it has received the restated Refund Guarantee referred to in Clause 6.3(a) above, Charterer shall pay, or procure that its nominee pays, to Buyer an amount equal to all instalments of the Contract Price paid by Buyer as at the date of the effectiveness of the novation or, in the event that the relevant Novation Notice was served pursuant to Clause 4 above, the amount stated in the Undertaking or in Clause 70 of the Charter, as the case may be;

(c)	Charterer shall provide to Builder a corporate guarantee in the same form, mutatis mutandis, as the Corporate Guarantee, to be issued by Yamal LNG JSC or by any other guarantor reasonably acceptable to Builder; and

(d)	If Charterer nominates a nominee to exercise its step in rights pursuant to Clause 6.1 above, Charterer shall provide to Builder a corporate guarantee in the same form, mutatis mutandis, as the Corporate Guarantee to be issued by Yamal LNG JSC or by any other guarantor reasonably acceptable to Builder;

The date on which these conditions are satisfied shall be the “Transfer Date” and Builder and Charterer (or its nominee) agree to complete their undertaking under Clause 6.3 within forty-five (45) days from the date of the Novation Notice.

6.4	Where Charterer exercises its right to step into the position of Buyer, Builder shall provide to Charterer any documentation reasonably requested in relation to the construction of the Vessel including without limitation in relation to such matters as plan approval, status reports on the Vessel’s construction and an updated detailed critical path, the progress achieved by Builder in relation to the construction of the Vessel, the Modifications agreed and those in respect of which Builder has submitted claims, any force majeure claims made by Builder and an updated assessment of the position in relation to the delivery of sub-contracted materials and parts.

6.5	Together with receipt of the payment referred to in Clause 6.3 above, Buyer shall:

(a)	procure the release of any assignment or other security interest over the Vessel and/or the Shipbuilding Contract granted by Buyer or any of its Affiliates in connection with the financing of the acquisition of the Vessel;

(b)	deliver to Charterer or its nominee all documents in relation to the Shipbuilding Contract and the construction of the Vessel, including but not limited to, all correspondence, minutes of meetings, plans, drawings, diagrams, certificates, progress reports, compatibility studies, documentation and other information exchanged with Builder, the Classification Society, the regulatory authorities and the licensor of the cargo containment system;

(c)	inform Charterer or its nominee of all third party agreements entered into by Buyer for the supply of goods and/or services in relation to the Vessel and, if so requested by Charterer or its nominee, use all reasonable efforts to procure that any such third party agrees to supply the goods and/or services to Charterer or its nominee on the same terms and conditions and, if necessary, to novate the contract(s) between Buyer and such third party to Charterer or its nominee, if so required by Charterer or its nominee;

(d)	co-operate with Charterer or its nominee in the handover of supervision activity under the Shipbuilding Contract and if Charterer or its nominee so requires, continue to perform the supervision activities until Charterer or its nominee is able to take on the same, provided that any reasonable and documented costs and expenses incurred by Buyer in conducting such supervision activity from the Transfer Date shall be for the account of Charterer or its nominee; and

(e)	sell, if requested by Charterer or its nominee, Buyer’s Supplies to Charterer or its nominee for the documented cost thereof (including applicable and reasonable export and import duties, transportation costs and insurance and storage costs up to and including delivery thereof at the Shipyard), in which case (i) Buyer shall promptly sell Buyer’s Supplies to Charterer or its nominee free of all claims, liabilities, security interests and liens (whatsoever), and (ii) if applicable, Builder shall permit Charterer or its nominee to enter the Shipyard (during normal business hours, with reasonable advance notice) and take possession of Buyer’s Supplies, free of any claims or liens arising by or through Builder or its Affiliates (and their respective sub-contractors).

7.	Notices

7.1	Every notice, request, demand or other communication under this Agreement shall be:

(a)	written in the English language;

(b)	delivered personally or by facsimile transmission, by courier or post, or email;

(c)	deemed to have been received, subject as otherwise provided in this Agreement:

(i)	in the case of a letter, whether delivered personally, by post, by hand or courier at the time of its actual delivery if within normal business hours between 09:00am and 05:00pm on a working day at the place of receipt, otherwise at the commencement of normal business on the next working day;

(ii)	in the case of facsimile or email transmission, at the time of transmission recorded on the message if such time is within normal business hours between 09:00am and 05:00pm on a working day at the place of receipt, otherwise at the commencement of normal business on the next working day;

(d)	sent:

(i)	To Builder:

Daewoo Shipbuilding & Marine Engineering Co., Ltd.

Address: 125, Namdaemun-ro, Jung-gu, Seoul, Republic of Korea,

Attention: Mr. Y.C. Ko / Director

Telephone: +82 2 2129 0930

Fax: +82 2 2129 0077/78

Email: ycko@dsme.co.kr

(ii)	to Buyer to:

Attention:	General Counsel
Address:	Suite No. 1778, 48 Par-la-Ville Road
Hamilton, Bermuda, HM 11
Telephone:	+1 441 298 2530
Telefax:	+1 441 292 3931
E-mail :	mark.cave@teekay.com

With copy to:	Teekay Shipping (Canada) Ltd
Attention :	VP Newbuild and Projects
Address :	Suite 2000 Bentall 5, 550 Burrard Street
Vancouver BC V6C 2K2, Canada
Telephone :	+1 604 683 3529
Telefax :	+1 604 844 6660
E-mail :	derek.walford@teekay.com

(iii)	to Charterer to:

Yamal Trade Pte. Ltd.

Marina Bay Financial Centre,

12 Marina Boulevard,

#35-05 Tower 3,

Singapore, 018982

Telefax: +65 67228476

Email: Generalmanager@yamaltrade.sg

Attention: General Manager

8.	Assignment

Save as is expressly set out in Clause 6 above and subject to Charterer’s rights to assign or transfer its rights under this Agreement to any of its financiers, no Party shall be entitled to assign or transfer its rights under this Agreement without the consent of the other Parties.

9.	Miscellaneous

This Agreement shall expire on Final Delivery.

10.	Governing Law and Jurisdiction

10.1	This Agreement shall be construed and interpreted and be enforceable according to English law.

10.2	In the event of any dispute, difference or claim arising out of, or relating to or in connection with this Agreement the same shall be subject to arbitration in London before three (3) arbitrators in accordance with the rules of the London Maritime Arbitrators Association (“LMAA”).

IN WITNESS whereof the Parties hereto have caused this Agreement to be duly executed the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
DAEWOO SHIPBUILDING &	)
MARINE ENGINEERING CO., LTD) in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
DY TANKERS LIMITED	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
DSME HULL NO. 2423 L.L.C.	)
in the presence of:-)

SIGNED by	)
)
for and on behalf of	)
YAMAL TRADE PTE. LTD.	)
in the presence of:-)

SCHEDULE A – FORM OF NOVATION NOTICE

DATE

To:	[Builder]
[Buyer]

Dear Sirs

Step In Agreement dated                    2014 (the “Agreement”) in relation to Hull No. [            ]

In accordance with Clause [2.1, 2.2 or 43] of the Agreement we hereby notify you that that we have elected to and we nominate [            ], a company organised and existing under the laws of [            ], having its registered office at [            ] (hereinafter called the “Nominee”) to step into the position of Buyer under the Shipbuilding Contract on the terms set out in the Agreement.

The provisions of Clause 4 of the Agreement shall have immediate effect.

Pursuant to Clause 6.3 of the Agreement, please provide us with:

duly executed, valid, legally binding and enforceable Refund Guarantee in the form set out in Appendix F to the Shipbuilding Contract (with such consequential amendments as may be required) in favour of [us] / [the Nominee], restated and confirmed by the Refund Guarantor.

We hereby confirm that [we] / [the Nominee] will pay to Buyer the amounts as referred to in Clause 6.3(b) of the Agreement immediately upon our receipt of the documents listed above and that we will be Buyer under the Shipbuilding Contract with effect from the Transfer Date.

For and on behalf of
[Charterer]

APPENDIX J – METHOD OF MEASURING LOADED BOIL OFF RATE

APPENDIX K – METHOD OF MEASURING FUEL GAS POWER RATIO

1.	The purpose of Appendix K is to define the method for measurement of the Fuel Gas Power Ratio and to determine whether the actual Fuel Gas Power Ratio is in excess of or below the Guaranteed Fuel Gas Power Ratio.

2.	The actual Fuel Gas Power Ratio shall be measured and averaged over all laden and ballast voyages (each, a “Relevant Voyage”) performed by the Vessel during a period of six (6) months following Final Delivery (the “Assessment Period”), but excluding:

(a)	the first round voyage after entering service;

(b)	any voyages where the Vessel is instructed to burn liquid fuels (other than pilot fuel) as a complement to natural boil off; and

(c)	any voyages where the Vessel’s main generators automatically switch from a gas operating mode to a liquid fuel operating mode as a result of human error.

3.	For the purpose of this Appendix K, a Relevant Voyage shall not include those portions of the voyage which are conducted in ice conditions and shall be deemed to start when the Vessel’s integrated automation system (the “IAS”) records a change in the Vessel’s condition from “Manoeuvring” to “Open Sea” and shall deem to end when the IAS records a change in the Vessel’s condition from “Open Sea” to “Manoeuvring” on the understanding that:

(a)	the change in condition from “Manoeuvring” to “Open Sea” takes place when the telegraph handle position is changed from “FULL AHEAD (manoeuvring)” to “NAV-FULL”;

(b)	the change in condition from “Open Sea” to “Manoeuvring” takes place when the telegraph handle position is changed from “NAV-FULL” to “FULL AHEAD (manoeuvring)”,

where:

(a)	“FULL AHEAD (Manoeuvring)” means the maximum propulsion power used in “Manoeuvring” condition, i.e. when the electric propulsion is still under RPM control mode; and

(b)	“NAV-FULL” means the propulsion power range used in “Open Sea” condition, i.e. when the electric propulsion is under Power Control mode.

4.	Sufficient heel LNG shall be provided during any Relevant Voyage in ballast condition for pre-cooling of the LD compressors inlet and tank cool-down.

5.	The Fuel Gas Power Ratio shall be determined by comparing:

(a)	the total energy generated by each of the Vessel’s main generators (measured in MWh) on any Relevant Voyage; and

(b)	the total energy generated by each of the Vessel’s main generators (measured in MWh) on any Relevant Voyage when burning liquid fuels (as defined in ISO 8217 as Marine Distillate Fuels or Marine Residual Fuels).

6.	Separate calculations shall be made for each relevant Voyage and, at the end of the Assessment Period, all results shall be averaged to determine whether the average Fuel Gas Power Ratio is below or in excess of the Guaranteed Fuel Gas Power Ratio.

7.	All measurements shall be taken from the IAS. Builder shall ensure IAS automatically records (a) the start and end of each Relevant Voyage in accordance with paragraph 3 above, (b) the respective fuel consumption, and (c) the energy produced by burning each of the fuels.

APPENDIX L – LIST OF APPROVED SUBCONTRACTORS

Work Description	Name and Address	Work Scope
Deck House	Shinhan Machinery Co., Ltd. (Subsidiary of DSME) Address: 117, Woobong-Ri, Onsan-Eup, Ulju-gun, Ulsan	Block Fabrication Outfitting Painting Pre-Erection
Daehan Shipbuilding Co., Ltd. (Under consignment management of DSME) 887 Gurimri Hwawon-myun Haenam-gun, Jeollanam-do
Geochung Shipbuilding Co., Ltd. 1-35 Chunghak-2dong, Yongdo-gu Busan, Korea

Cargo Hold	Samwoo Heavy Industries Co., Ltd. (Subsidiary of DSME) Address: 1st block yulchon #1 Local Industry Complex, Sepung-ri, Gwangyang-eup, Gwangyang-city, Jeollanam-do	Block Fabrication Outfitting Pre-Erection Coupler Base Painting
Daehan Shipbuilding Co., Ltd. (Under consignment management of DSME) 887 Gurimri Hwawon-myun Haenam-gun, Jeollanam-do
Kunhwa Co., Ltd. 777, Hannae-ri, Yeoncho-myeon, Geoje-si, Gyeongnam
Changhan Co., Ltd. 1211, Obi-ri & 120-10, Hannae-ri, Yeoncho-myeon, Geoje-si, Gyeongnam

Bow & Stern	Daehan Shipbuilding Co., Ltd. (Under consignment management of DSME) 887 Gurimri Hwawon-myun Haenam-gun, Jeollanam-do	Block Fabrication Outfitting Painting Pre-Erection
Kunhwa Co., Ltd. 777, Hannae-ri, Yeoncho-myeon, Geoje-si, Gyeongnam
Changhan Co., Ltd. 1211, Obi-ri & 120-10, Hannae-ri, Yeoncho-myeon, Geoje-si, Gyeongnam

Kwangshin Machinery Industry Co., Ltd. 180-12, Ogok-ri, Chilwon-myeon, Haman, Gyeongnam

EN TECH Co., Ltd. 26, Pyeongsan-ro, 70beon gil, Uichang-gu, Changwon-si, Gyeongnam

APPENDIX M – LIST OF PRIMARY TERMINALS

Part I

Country	Terminal
UK	Isle of Grain, Dragon, South Hook
Spain	Bilbao, Sagunto
France	FOS, Montoir (downstream and upstream)
Belgium	Zeebrugge
Korea	Incheon (berths 1 and 2), Pyeongtaek, Tongyoung
Italy	Adriatic
Portugal	Sines
China	Fujian Putian, Shanghai, Jiangsu Rudong, Tianjin, Liaoning Dalian, Tangshan Caofeidan
Thailand	Map Ta Put
Egypt	Idku
USA	Sabine Pass
Mexico	Altamira
India	Dabhol, Dahej, Hazira
Netherlands	Gate
Canada	Canaport
Turkey	Aliaga
UAE	Jebel Ali

Part II

Country	Terminal	Loa	Draft	Breadth	Displace- ment	Gang- way	Loading arm
Angola	Soyo					-0.5 m
Egypt	Damietta			48.1 m	115000
Japan	Chita 1	297.5 m	11.25 m	45.75 m	101740	-0.39 m
Japan	Chita 2	298 m			105000
Japan	Futtsu (berth1)	293.75 m		44.5 m	102000
Japan	Higashi- Ohgishima	293.75 m		47.2 m	102000
Japan	Himeji	287 m		48 m	108000
Japan	Kagoshima	No information	No information	No information	No information	No information	No information
Japan	Kawagoe	297.5 m	11.25 m	45.75 m	105000		-1.05 m
Japan	Negishi	287 m		47.2 m	107146
Japan	Niigata		11.55 m	45 m	100000
Japan	Ohgishima	297.5 m		49 m	105000	-6.7 m
Japan	Oita	285.3 m		47.2 m	100000	-1.57 m
Japan	Sakai	No information	No information	No information	No information
Japan	Senboku	298 m		48 m	105000
Japan	Sodegaura	297.5 m		49 m	110000
Japan	Tobata	287.5 m	11.52 m	43.74 m	103500
Japan	Yanai	285 m		47.2 m	118608	-0.34 m	-0.55 m
Japan	Yokkaichi	283 m	11 m	47.2 m	101740
Korea	Gwangyang		11.5 m		113900
Nigeria	Bonny		11.5 m	48 m	104800
Norway	Snohvit (Melkoya)			48 m
Russia	Sakhalin	289.5 m	11.5 m	49 m	105000

Spain	Barcelona			49 m	108000		No information
Spain	Cartagena					No information	No information
Spain	Huelva	290 m		45.8 m	115500	No information	No information
Spain	Mugardos	290 m	11.25 m
Taiwan	Yungan		11 m
Trinidad & Tobago	Point Fortin	294 m	11.5 m	No information	90000
Yemen	Balhaf					-0.2 m
China	Zhejiang Ningbo						-0.53 m
China	Guangdong Dapeng		11.5 m	45 m			-0.32 m
China	Guangzhou Zhuhai						-0.01 m
Japan	Naoetsu				No information
Japan	Okinawa	289.5 m	11.4 m	49 m	104998
Japan	Mizushima	297.5 m		49 m	112841	-6.7 m	-0.13 m
Japan	Sodeshi	289.53 m		49 m	119381		-1 m
Spain	El Musel						No information
Spain	Reganosa	290 m
Taiwan	Taichung				105000	-1.71 m	No information

Part III

Country	Terminal
Russia	Sabetta
Poland	Swinoujscie
Korea	Samcheok, Boryeong
China	Hainan Yangpu, Guangdong Jieyang, Zhejiang Wenzhou, Shandong Qingdao
Japan	Hachinohe, Sakaide, Chita Midorihama Works, Nagasaki
France	Dunkirk
Ireland	Shannon
Algeria	Arzew

APPENDIX N – GUARANTEE FOR EXTERNAL HULL AND BALLAST TANKS COATINGS

1.	Anti-Corrosive External Hull Paint

1.1	If an area of the abrasion resistant low friction icebreaker coating is defective under the terms of this guarantee then that area will be surface treated and re-coated in full accordance with the coating manufacturer’s standards and product data sheets. For extensive areas the surface treatment will be blasting to SA 2 1⁄2.

1.2	If any area (as defined in paragraph 1.3 below) in any sub area of the external hull or any substantial part in way of an erection joint area is found to be defective then that sub area will be repaired in accordance with paragraph 1.1 above.

1.3	A sub area in this paragraph 1.3 shall be defined as:

(a)	Flat bottom;

(b)	Vertical bottom fore (port);

(c)	Vertical bottom fore (stbd);

(d)	Vertical bottom parallel (port);

(e)	Vertical bottom parallel (stbd);

(f)	Vertical bottom aft (port);

(g)	Vertical bottom aft (stbd),

The erection joint area shall be defined as an area no greater than 200mm wide either side of any welded joint that has been welded after application of the full coating system at the block stage.

1.4	For the purpose of this Appendix, failure of the coating is defined as any of the following:

(a)	blisters, peeling and cracking;

(b)	corrosion of the steel substrate to a severity greater than 8 Re 2 (as defined in the “European Scale of Degree of Rusting for Anti-Corrosive Paints”),

where, at any time during the relevant guarantee period, the surface of any sub area affected by the defects listed in paragraphs 1.4(a) and 1.4(b) above exceeds three per cent (3%) of the total surface of the relevant sub-areas.

1.5	Builder shall not be liable for the deterioration of any part of the coating caused by pollution, mechanical damage or work carried out on the Vessel after Final Delivery, unless such work is carried out by Builder or under Builder’s supervision or instruction after Final Delivery.

2.	Coatings of Ballast Tank, Pipe Passage, Underdeck Passage and Void Spaces

2.1	If an area is defective under the terms of this guarantee then the area will be fully surface treated and re-coated in full accordance with the coating manufacturer’s standards and product data sheets. For extensive areas the surface treatment will be blasting to SA 2 1⁄2. For smaller areas, power tooling may be used. Without prejudice to the provisions of Clause 10, Builder is responsible for all costs of rectifying any failure or defect, including the cost of cleaning, preparation, air-conditioning, application and material cost.

2.2	If any sub-area or erection joint area is found to be defective then that area will be repaired in accordance with paragraph 2.1 above.

2.3	For the purpose of this Appendix, a sub area is defined as the smallest area in a tank bounded by two adjacent transverse members and two adjacent longitudinal members including the transverse and longitudinal member area, or the area bounded by horizontal members such as stringers and vertical stiffening including the area of horizontal members and vertical stiffeners, or an area of 3m2 or less for plane plating such as bulkheads. The erection joint area is defined as an area of 200mm wide either side of any welded joint that has been welded following application of the full coating system at the block stage and prior to block jointing. The general coated area per tank shall be defined as the area divided vertically by each frame and divided horizontally into three (3) sections namely the bottom part, the hopper part and the upper part.

2.4	For the purpose of this Appendix, failure of the coating is defined as being any blistering, corrosion, flaking, chalking, cracking, pitting, detachment or other defects of the coating system or between the system coats. The extent defined in the following paragraphs 2.4(a) and (b) shall also be accepted as a coating failure:

(a)	corrosion of the steel substrate in the form of spots through the coating to a severity greater than that shown in the “European Scale of Degree of Rusting for Anti-Corrosive Paints” as condition 8 Re-2 (uniformly corroded as more than 8 Re-2) in any sub area, or zero point two per cent (0.2%) of the area per tank of the total cumulative area of the erection joint area, or one per cent (1.0%) of the area per tank of the general coated area;

(b)	any other defects (as defined above) shall be counted for evaluation of the surface of the coating failure,

where, at any time during the relevant guarantee period, the surface of any sub-area affected by the defects listed in paragraphs 2.4(a) and 2.4(b) above exceeds five per cent (5%) of the total surface of the relevant sub-areas.

2.5	Builder shall not be liable for the deterioration of any part of the coating caused by pollution, mechanical damage or work carried out on the Vessel after Final Delivery, unless such work is carried out by Builder or under Builder’s supervision or instruction after Final Delivery.

APPENDIX O – ICE TRIALS MANAGEMENT AGREEMENT

DATED                                                                          201[•]

Daewoo Shipbuilding & Marine Engineering Co., Ltd

DY Tankers Limited

and

TEEKAY SHIPPING LIMITED

ICE TRIALS MANAGEMENT AGREEMENT

THIS ICE TRIALS MANAGEMENT AGREEMENT is dated this [•] day of [•] 201[•] and is made BETWEEN:

(1)	DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD, a corporation organised and existing under the laws of The Republic of Korea, having its registered office at [•] (“DSME”); and

(2)	TEEKAY SHIPPING LIMITED, a company organised and existing under the laws of Bermuda, having its registered office at [•] (the “Manager”); and

(3)	DY TANKERS LIMITED, a corporation organised and existing under the laws of the Bahamas having its registered office at Bayside Executive Park, Building No. 3, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, the Bahamas (“DY Tankers” and together with DSME, the “Builder”)

WHEREAS:

(A)	[•], an affiliate of Manager (the “Buyer”), has entered into a Shipbuilding Contract dated [•] (the “Shipbuilding Contract”) made between Builder and Buyer for the construction of 172,410m3 ARC 7 Ice Class LNG carrier with Builder’s Hull No.2423 (the “Vessel”).

(B)	Pursuant to the Shipbuilding Contract, Builder is required to carry out Ice Trials of the Vessel in Arctic conditions.

(C)	Conducting such Ice Trials will require Builder to mobilise the Vessel from Builder’s shipyard in the Republic of Korea to the area where Ice Trials are to be performed and Builder requires the services of Manager to assist Builder to mobilise the Vessel to the Ice Trials area.

NOW THEREFORE it is hereby agreed as follows:

1.	DEFINITIONS AND INTEPRETATION

1.1	In this Agreement the following expressions have the following meanings:

(a)	“Affiliate” means a corporation, partnership or other legal entity which controls, is controlled by, or is under common control with a party;

(b)	“Budget” has the meaning given to it in Clause 8.1;

(c)	“Buyer Supplies” has the meaning given to it in the Shipbuilding Contract;

(d)	“Charter” means the long term charter party concluded in respect of the Vessel;

(e)	“Commencement Date” means the date falling one hundred and eighty (180) days prior to the then scheduled Initial Acceptance Date;

(f)	“Crew” means the master, officers and ratings of the numbers, rank and nationality listed, and having the experience levels and qualifications described, in Exhibit 1;

(g)	“Final Delivery” has the meaning given to it in the Shipbuilding Contract;

(h)	“Ice Trials” means those trials of the Vessel necessary to demonstrate the ice capabilities of the Vessel as described in the Specifications;

(i)	“Initial Acceptance Date” means the date on which the Vessel is technically accepted at the Shipyard by Buyer at the Shipyard under the Shipbuilding Contract, currently scheduled to be [•];

(j)	“Management Fee” has the meaning given to it in Clause 6.1;

(k)	“Specifications” means the specifications for the Vessel as appended to the Shipbuilding Contract; and

(l)	“Shipyard” means Builder’s shipyard at Okpo.

2.	APPOINTMENT

2.1	Builder hereby appoints Manager with effect on and from the Commencement Date to be Manager of the Vessel and Manager hereby accepts such appointment by Builder and agrees to provide the services described in this Agreement upon and subject to the terms and conditions of this Agreement.

2.2	Manager confirms that it has received from Builder a copy of the Shipbuilding Contract and the Specifications and is fully aware of Builder’s obligations under the Shipbuilding Contract in connection with the performance of the Ice Trials, the mobilisation of the Vessel from the Shipyard to the location where such Ice Trials are be performed, or that are otherwise related to the services to be provided by Manager under this Agreement.

3.	DURATION OF APPOINTMENT

3.1	The appointment of Manager under this Agreement shall commence on the Commencement Date and continue from that date until:

(a)	final delivery of the Vessel under the Shipbuilding Contract;

(b)	termination or recission of the Shipbuilding Contract;

3.2	Notwithstanding Clause 3.1, Builder or Manager shall be entitled to terminate this Agreement by notice in writing to, as the case may be, Manager or Builder if any of the following events occurs:

(a)	the other party defaults in any material respect under any term or provision of this Agreement (other than in respect of the payment or accounting for any moneys) which is not remedied within thirty (30) days from the date of notice by such party requesting action to remedy the same;

(b)	an order is made by any competent court or other appropriate authority or resolution passed by the other party for bankruptcy, dissolution or winding-up or for the appointment of a liquidator, manager, receiver or trustee of the other party or of all or a substantial part of its assets, save for the purposes of amalgamation or re-organisation (not involving or arising out of insolvency) the terms of which have received the prior written approval of the other party;

(c)	the other party stops payment to creditors generally, or is unable or admits inability to pay its debts as they fall due, or enters into any composition or other arrangement with its creditors generally or is adjudicated or found bankrupt or insolvent; or

(d)	the other party ceases to carry on business, or a substantial part of the business, properties or assets of either such party is seized or appropriated.

3.3	Termination of this Agreement shall:

(a)	not affect the rights of either party hereunder to recover from the other party any amount due and then unpaid, which liability shall remain in full force and effect;

(b)	not operate to discharge the respective obligations of the parties hereto under Clause 7.1 or 15, which shall continue in full force and effect notwithstanding the termination of this Agreement, provided however that the operation of Clause 7.1 shall be restricted to the purposes of accounting and reimbursement to the other party, if required; and

(c)	not affect any rights or obligations which may have accrued prior to termination, including any in respect of antecedent breaches, and the obligations of each party which are expressed to survive termination or to take effect on termination shall continue in full force and effect notwithstanding termination of this Agreement.

3.4	In the event of a termination of the Shipbuilding Contract following a failure of the Vessel to meet the requirements and standards to be tested during the Ice Trials, such termination shall take effect immediately upon arrival of the Vessel at the next ice free port.

3.5	Manager shall notwithstanding the termination of this Agreement perform such tasks as may be required to settle all outstanding accounts between Manager and Builder and to complete such accounts as are required pursuant to this Agreement.

4.	MANAGER’S BASIC OBLIGATIONS

4.1	Manager hereby undertakes at all times during its appointment as agent for Builder to provide the services required under this Agreement efficiently and with due diligence in accordance with:

(a)	first class international LNG ship management and operating practice;

(b)	any applicable law;

(c)	the policies and lawful instructions from time to time made or given by Builder; and

(d)	the practices of Manager as communicated to Builder in writing (always provided that such practices are in accordance with first class international LNG shipping practice).

4.2	Without limiting Manager’s obligations under Clause 4.1, it is hereby agreed and declared that Manager shall not be:

(a)	required to perform or exercise any of its obligations, duties, powers or discretions under or pursuant to this Agreement so as to give any special preference in any respect to Builder, it being understood and agreed that Manager shall, so far as practicable, ensure a fair distribution of available manpower, supplies and services to all other vessels, if any, for the time being owned, operated, chartered or managed by Manager, or for which Manager is the agent; or

(b)	restricted (whether as manager, agent, owner, operator, charterer or otherwise) from providing services similar to those provided by Manager to Builder under this Agreement to any third party.

4.3	Unless otherwise directed by Builder, Manager shall be deemed to be the “Company” as defined in the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable. In this respect, Manager shall be responsible for the development, implementation and maintenance of a safety management system in accordance with the ISM Code. Manager shall make available upon the Builder’s request all documentation and records related to the Safety Management System and/or the Crew which Buyer needs to demonstrate compliance with the ISM Code, the ISPS Code and STCW 95 or to make or defend a claim against or by a third party.

4.4	In performing the services to be performed by it under this Agreement, Manager shall maintain close contact and communication with Builder to avoid any duplication of functions.

5.	MANAGEMENT SERVICES

5.1	Manager shall perform and/or provide, or cause to be performed and/or provided, the management services set out in this Clause 5.1 and shall have the power, in the name of Builder or otherwise on the behalf of Builder, to do and perform all acts, deeds, matters and things which may be necessary or expedient for the performance or provision of all or any of such management services or ancillary thereto:

Services prior to Initial Acceptance

(a)	prior to the Initial Acceptance of the Vessel under the Shipbuilding Contract to arrange for:

(i)	the supply of any provisions and stores (other than the Buyer’s Supplies) to be obtained for and stored on the Vessel that are required to make the Vessel ready for sea to perform the Ice Trials and sail to the location of Final Delivery under the Shipbuilding Contract, provided that Manager shall, in each case, have obtained the consent of Buyer in relation to the nature and the quantity of the items to be so supplied; and

(ii)	registration of the Vessel under a flag selected by Builder and approved by Buyer and procuring the provision of all relevant legal services in this regard;

Crew Management

(b)	provision of the Crew, which shall include but not be limited to the following functions:

(i)	selection and engagement of Crew, including attendance to all matters pertaining to payroll arrangements, pension administration and insurances for the Crew (other than those mentioned in Clause 5.1(c) and 5.1(e));

(ii)	ensuring that the applicable requirements of the law of the flag state of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations, including Crew’s tax, social insurance, discipline, labour relations, welfare and amenities of Crew;

(iii)	ensuring that the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements;

(iv)	ensuring that the Crew shall have an adequate command of the English language of a sufficient standard to enable them to perform their duties safely and efficiently;

(v)	arranging transportation of the Crew, including repatriation; and

(vi)	providing Builder, prior to appointment of any member of the Crew, with the professional histories and qualifications of any such Crew member;

Insurance

(c)	the arrangement, in accordance with Builder’s instructions, of all insurances of or in connection with the Vessel (including, without limitation, hull and machinery, P&I, war, piracy) through first class, internationally recognised marine insurance brokers and with first class, internationally recognised insurance companies or associations of sufficient size and creditworthiness, against all usual marine and war risks and for such values as Builder may require having regard to the requirements of the Shipbuilding Contract;

(d)	Manager shall, when effecting on behalf of Builder any insurances for the Vessel or when entering the Vessel on behalf of Builder with any protection and indemnity association or club, name itself and Buyer as a co-assured together with Builder. If, notwithstanding the foregoing, Builder effects the insurances for the Vessel, then Builder will procure that Manager and Buyer are named as co-assured under any policy or cover note or entry as aforesaid;

(e)	in accordance with requirements of the Shipbuilding Contract, the entry of the Vessel in protection and indemnity, defence and other such clubs or associations;

Voyage	management and general

(f)	to the extent not covered under Clause 5.1(a), the supply of the arrangement of the victualling and provisioning of the Vessel and the arrangement of bunkering and lubricating oil contracts for the Vessel; provided, in each case, that Manager shall have obtained Buyer’s approval of the nature and the quantity of such supplies;

(g)	the control and management of inventories of spare parts, lubricating oils and provisions of the Vessel;

(h)	the control and management of bunkers, other fuel supplies, liquid nitrogen, LNG, boil off gas;

(i)	when requested to do so by Builder, the appointment of any port agents for the Vessel, pilots (including any ice pilots) for the Vessel, the arrangement of any canal transits for the Vessel, or the giving of voyage instructions to the master and officers of the Vessel;

(j)	the appointment for the duration of the Ice Trials of an independent information service, providing information with respect to the ice conditions in the area where Ice Trials are to be carried out; provided that Manager shall have obtained Builder’s and Buyer’s prior written approval in relation to any such appointment;

(k)	the preparation of all arrangements (including but not limited to the performance of any ship shore compatibility studies, but excluding the procurement of LNG) in connection with the loading of LNG required for the performance of the Ice Trials; and

(l)	subject as provided hereinafter, the payment on behalf of Builder of all costs and expenses incurred in and about the provision of any of the foregoing services; provided that Builder’s written consent shall be required for any item of expenditure that exceeds the sum indicated in the Ice Trials Budget for the relevant item by more than ten per cent (10%).

5.2	Builder shall have the right to direct Manager to use specified suppliers for victuals, stores, fuel, liquid nitrogen, lubricant oils or other services required for the Vessel.

5.3	Unless otherwise agreed in writing, all discounts and commissions obtained by Manager in the course of the performance of its obligations hereunder shall be credited to Builder. Manager shall use its best endeavours to obtain any such discounts and commissions as may be available.

5.4	Manager shall at all times be permitted to do all things which, in Manager’s reasonable judgment, are expedient or necessary and lawful to deal with emergency conditions threatening life and/or environment and/or property where it is not practicable to consult with Builder, provided that it will make a full written report to Builder of any action taken under this Clause 5.4 at the earliest opportunity.

6.	REMUNERATION

6.1	Builder shall, on the Commencement Date and thereafter on a quarterly basis, pay to Manager as remuneration for the services rendered by Manager under this Agreement a lump sum management fee of US$500,000 per annum (escalated by 3% each year commencing January 1st 2015) payable monthly, prorated for any part of a month (the “Management Fee” ).

6.2	All payments by Builder to Manager under or pursuant to Clause 6.1 shall be made without unlawful set-off or counterclaim in United States Dollars by payment to the credit of such bank account as Manager shall specify.

7.	REIMBURSEMENT

7.1	Builder shall (in addition to the payment to Manager of the Management Fee) reimburse and indemnify Manager for and in respect of all disbursements, costs and expenses properly and necessarily or reasonably paid, sustained or incurred by Manager directly relating to the services performed by Manager under this Agreement (but excluding overheads, fixed costs such as salaries of Manager’s staff, rental, rates, heating, lighting, etc., which Manager shall bear at no cost to Builder and which shall be deemed to be covered by the Management Fee provided in Clause 6) and Builder shall so reimburse and indemnify Manager for and in respect of the following:

(a)	all reasonable disbursements, costs and expenses, properly paid or incurred in respect of or in connection with the provision of the pre-delivery services referred to in Clause 5.1(a);

(b)	all wages, bonuses and all other payments made to or in respect of the Crew of the Vessel (including pension and insurance contributions, redundancy payments, travelling and accommodation expenses or allowances);

(c)	all disbursements, costs and expenses paid or incurred to obtain consumables and stores and insurance of the Vessel;

(d)	all disbursements, costs and expenses paid or incurred to arrange port calls or canal transits for the Vessel; and

(e)	all other reasonable disbursements, costs and expenses, properly paid or incurred in respect of with the performance or provision of services under this Agreement.

7.2	Notwithstanding the foregoing, Manager (and any agent or sub-agent appointed by Manager) shall be entitled when contracting with any third party in the provision of the services of Manager hereunder to specify that in so doing it contracts as agent only for Builder and without incurring any personal liability to such third party.

7.3	Manager shall not be under any obligation to advance moneys for the benefit or on behalf of Builder, but in the event that Manager does, at request of Builder, make advances on behalf of Builder, such advances will be repayable by Builder to Manager on first demand by Manager to Builder and will bear interest at such rate as the parties hereto may agree and shall be paid monthly in arrears (and so that any interest not paid shall itself bear interest at the said rate) and upon repayment of the amount so advanced.

8.	BUDGETS, ACCOUNTS, STATEMENTS AND REPORTS

8.1	Manager shall prepare and present to Builder, for Builder’s review and approval, a budget in respect of all anticipated expenses in relation to the services contemplated by this Agreement (the “Budget”) by no later than three (3) months prior to the Commencement Date. The draft Budget will be prepared by Manager on the basis of Builder’s instructions in relation to the type of services Manager will be required to provide; always provided such services fall within the description of Clause 5.

8.2	Builder shall review the draft Budget and indicate its acceptance and approval (with any corrections it considers necessary) or not of the draft budget within one (1) month of the presentation.

8.3	Manager shall keep proper books, records, accounts and vouchers relating to the services performed under this Agreement in such form and in accordance with first class international ship management practice.

8.4	Upon completion of Manager’s services hereunder or termination of this Agreement, Manager shall prepare and furnish to Builder, within such time limits as shall be agreed, a detailed statement of accounts including copies of vouchers, invoices and other documents in respect of all costs and expenses incurred by Manager (and to be reimbursed by Builder) in connection with the services rendered under this Agreement.

9.	MANAGER’S LIABILITY FOR CREW

9.1	As between the parties hereto, any member of the Crew employed on the Vessel shall be, and be deemed to be for all purposes, the servant and agent of Builder.

9.2	Manager shall be under no liability or responsibility to Builder or any other person for or in respect of any act, neglect or default of any such master, officer or Crew member, as the case may be, even if the same is negligent, grossly negligent or wilful, unless there was a failure by Manager or the agent or sub-agent to exercise due diligence in relation to the engagement of such person under clause 5.1 (b).

9.3	If Builder is dissatisfied with the conduct of any member of the Crew or any member of the Crew fails to meet the experience level and qualifications required under this Agreement, Builder shall notify Manager of such dissatisfaction or failure which notice shall include particulars of the cause of complaint. Manager shall promptly investigate all such complaints and shall, unless in Manager’s reasonable opinion (the grounds of which Manager shall notify to Builder in writing) the complaint is not justified, procure that such member of the Crew is, as soon as reasonably practicable, replaced with a person with the necessary qualifications and experience.

9.4	It is hereby expressly agreed that no employee or agent of Manager (including sub-contractors employed in compliance with the terms hereof) shall be liable to Builder for any loss, damage or delay arising from any act, neglect or default on such employee’s or agent’s part while acting in the course such employee’s or agent’s employment and, without prejudice to the generality of the foregoing provisions of this sentence, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity to which Manager is entitled hereunder shall also be available to each such employee or agent acting as aforesaid.

10.	RESPONSIBILITIES, RATIFICATION AND INDEMNITY

10.1	Builder hereby ratifies and confirms and agrees to ratify and confirm whatsoever Manager shall properly do in accordance with the provisions of this Agreement.

10.2	(a)

Manager shall be under no liability whatsoever to Builder for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including, but not limited to, loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of the performance of the services to be performed by it under this Agreement, UNLESS the same is proved to have resulted from a breach of this Agreement by Manager or from the negligence, gross negligence or wilful default of Manager or its employees or agents or sub-contractors employed by Manager in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from Manager’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) Manager’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed five million United States Dollars (USD 5,000,000).

(b)	Notwithstanding anything that may appear to the contrary in this Agreement, Manager shall not be liable for any act, neglect or default of any such master, officer or Crew member as is referred to in Clause 9.2, even if such actions are negligent, grossly negligent or wilful except as provided in Clause 9.2, in which case Manager’s liability shall be limited in accordance with the terms of this Clause 10.2.

10.3	Except to the extent and solely for the amount therein set out for which Manager would be liable under Clause 10.2, Builder hereby undertakes and agrees that it will indemnify and hold harmless Manager and its agents, employees and sub-contractors from and against all actions, claims, demands, suits, proceedings, liabilities, damages, costs, charges and expenses whatsoever, legal or otherwise, taken, made or threatened by or against them or sustained, suffered or incurred by them directly or indirectly arising out of, or caused or occasioned howsoever by this Agreement or by the performance or provision of any of the services referred to in this Agreement.

10.4	For the avoidance of doubt, Clauses 10.2 and 10.3 do not in any way limit the liability of Manager to account for (a) funds advanced by Builder or received by Manager on behalf of Builder, or (b) any item of expenditure claimed for reimbursement by Manager under this Agreement.

11.	FORCE MAJEURE

11.1	Notwithstanding anything to the contrary contained in this Agreement, if either party shall be rendered unable to carry out the whole or any part of its obligations under this Agreement (other than the payment of money) for any reason beyond the control of such party (which could not have been avoided by the exercise of due diligence by such party or by that party’s sub-contractors or agents), including, but not limited to, acts of God, acts of governmental authorities, strikes (excluding strikes or other industrial action limited to the personnel of Manager or its sub-contractors or agents), war, riot and any other causes of such nature, then the performance of the obligations under this Agreement of such party as they are affected by such cause shall be excused during the continuance of any inability so caused, but such inability shall so far as possible be remedied with all reasonable despatch.

11.2	Any party suffering any such inability shall promptly notify the other party of the nature of such inability, the action (if any) being taken by such party to remedy such inability and the date (if any) when such party ceases to be under such inability.

12.	LAW, JURISDICTION AND ARBITRATION

12.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of England.

12.2	In the event the parties’ respective senior management are unable to resolve amicably such dispute within a reasonable time not to exceed thirty (30) calendar days, such dispute shall be finally determined by arbitration in London, England, in accordance with the London Maritime Arbitration Association rules and procedures, as amended from time to time, by a panel of three (3) arbitrators. Each party shall appoint one (1) arbitrator, and the two (2) so appointed shall thereafter appoint the third (3rd) arbitrator. The language of the arbitration shall be English. The arbitration panel shall make a written record of the basis of its award, and is authorised to award costs and attorneys’ fees to the prevailing party as part of its award. Any award of the arbitrators shall be final and binding and the parties expressly exclude any right of appeal of either party to any court either for determination of questions of law in the course of the arbitration or in relation to the award except as necessary to obtain provisional relief in aid of arbitration or as necessary to enforce either the agreement or an arbitral award pursuant to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards 1958 (New York Convention).

13.	INTERPRETATION

13.1	The expression “this Agreement” means this Agreement as originally executed or as it may from time to time be amended.

13.2	Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations.

13.3	References to Clauses are to the clauses of this Agreement.

13.4	References to any document include the same as varied, supplemented or replaced from time to time.

13.5	Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

14.	NOTICES AND MISCELLANEOUS

14.1	All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given or made to or upon the parties in writing by fax, express delivery, delivery in person or mail and shall be addressed to the appropriate party at the address set forth below or at such other address or place as such party may designate in writing:

To Builder:                     [•]

With a copy to:              [•]

To Manager:                  [•]

Any notice, request, demand or other communication so given or made shall be deemed (unless the contrary is proved) to have been received on the date one (1) day after the transmission of a fax or, in the case of notice by express delivery, delivery in person or mail, upon receipt.

14.2	Each document, instrument, certificate, statement, notice, request, demand, consent or other communication to be delivered by any party to the other parties under or pursuant to this Agreement shall be in English.

14.3	Neither of the parties to this Agreement may assign or transfer this Agreement or any rights or obligations hereunder, or subcontract any of its obligations hereunder, without the consent of the other party; provided that either party may assign its rights under this Agreement to any Affiliate or for security to financial institutions and either party may sub-contract all or part of its obligations to any Affiliate, subject to remaining responsible for the performance of that Affiliate. Any purported assignment of this Agreement or subcontracting of obligations inconsistent with the foregoing shall be void ab initio. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

14.4	None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the parties for any purpose.

14.5	This Agreement may not be amended, supplemented or modified except by a written agreement or instrument signed by or on behalf of all the parties.

14.6	Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

14.7	This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, anything contained in any preliminary proposals or letters of intent.

14.8	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one and the same agreement.

14.9	A person who is not a party to this Agreement shall not have any right pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms and no consent of any person who is not a party to this Agreement shall be required to terminate, rescind, or vary in any way this Agreement or any right under it, save that Buyer shall have the right to enforce any provision of this Agreement where its consent or approval is required.

15.	CONFIDENTIALITY

15.1	Manager shall not at any time disclose or make available to any person any information which relates in any way to any business or affairs of Builder or any such information which it has acquired as a result of the performance of the services contemplated under this Agreement. Manager shall further use all reasonable endeavours to ensure that its Affiliates, and the officers, employees and agents of each of them, shall observe a similar duty of confidence in favour of Builder, its shareholders and any Affiliates.

15.2	Clause 15.1 does not apply to:

(a)	any information already in the public domain other than by virtue of a breach by the disclosing party of Clause 15.1;

(b)	a bona fide disclosure on a confidential basis to any Affiliate;

(c)	a bona fide disclosure of information in connection with the performance of Manager’s obligations under this Agreement;

(d)	a bona fide disclosure of information in connection with any actual or prospective proceedings arising out of or in connection with this Agreement;

(e)	a bona fide disclosure of information to a competent judicial, governmental, supervisory or regulatory authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation;

(f)	the bona fide disclosure of information required under the rules of any stock exchange on which the shares or securities of Manager (or any of its shareholders for the time being) are listed; and

(g)	a bona fide disclosure on a confidential basis to the professional advisers, auditors or financiers of Manager or of information which it appears necessary or reasonable for such professional advisers, auditors or financiers to obtain for the purpose of discharging their responsibilities.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

SIGNED by

for and on behalf of

[•]

SIGNED by

for and on behalf of

[•]

SIGNED by

for and on behalf of

[•]

EXHIBIT 1

DETAILS OF CREW

Date of Agreement

Details of Crew

Nr	Rank	Nationality	Experience

APPENDIX P – CORPORATE GUARANTEE

Part 1 (CORPORATE GUARANTEE to be issued by TGP)

(CORPORATE GUARANTEE)

Daewoo Shipbuilding & Marine Engineering Co., Ltd.

125, Namdaemun-ro, Jung gu, Seoul, Republic of Korea

Date: [                    ]

Dear Sirs,

Hull No. [            ]

1.	We refer to the shipbuilding contract dated [•] 2014 (as may be and may have been from time to time amended, varied and/or supplemented the “Contract”) made between (1) [ ] (the “Buyer”) and (2) yourselves (the “Builder”) for the construction and sale of a [ ] having your hull number [•] (the “Vessel”).

2.	In consideration of your entering into the Contract with Buyer and the payment to us of five United States Dollars (US$5) and other good and valuable consideration (the receipt and sufficiency of which we hereby acknowledge), we, the undersigned, as a primary obligor and not merely as a surety, hereby irrevocably and unconditionally:

(A)	guarantee to you the due and full performance by Buyer of all of its obligations under the Contract including, without limitation, the taking of delivery of the Vessel and the due and punctual payment by Buyer of all amounts of whatever nature payable by it under the Contract; and

(B)	undertake, if Buyer shall fail to perform its obligations under the Contract, immediately upon your first written demand to pay and/or perform our obligations under paragraph (A) above and to indemnify you against and hold you harmless from all losses or damage of any kind arising directly or indirectly from any failure on the part of Buyer to perform any of its obligations under the Contract,

PROVIDED ALWAYS THAT our total liability under this Corporate Guarantee shall not exceed fifty percent (50%) of all obligations and liabilities under the Contract (“Maximum Liability”) and that in respect of any claim or series of claims made by Builder against Buyer for which we are liable under this Corporate Guarantee, and subject always to the Maximum Liability, our liability shall be absolutely limited to fifty percent (50%) of such claim or claims and in no circumstances shall we be liable to pay a higher proportion of such claim or series of claims. Further, we are not responsible for the obligations of any other guarantor providing a Corporate Guarantee from time to time, and failure by any other guarantor to perform its obligations to Builder under a Corporate Guarantee will not increase our liability under this Corporate Guarantee in any respect.

3.	We hereby expressly waive notice of any supplement, amendment, change or modification to or of the Contract that may be agreed between you and Buyer.

4.	This Corporate Guarantee shall remain in full force and effect from the date hereof until Buyer has performed in full all of its obligations under the Contract.

5.	This Corporate Guarantee shall be a continuing guarantee. Our liability under this guarantee shall not be discharged or affected by any intermediate performance of obligation or payment or settlement of account by Buyer, any security or other indemnity now or hereafter held by you in respect thereof or of Buyer’s obligations under the Contract, any invalidity, illegality or unenforceability of the Contract, any alteration, amendment or variation of the terms of the Contract, any allowance of time, forbearance, forgiveness or indulgence in respect of any matter concerning the Contract or this guarantee on your part, or the insolvency, bankruptcy, winding-up or analogous proceedings or re-organisation of Buyer, or any act, omission, fact or circumstances whatsoever which might otherwise diminish or nullify in any way our obligations under this Corporate Guarantee.

6.	You shall not be required to exhaust your recourse against Buyer or any other security which you may hold in respect of its obligations under the Contract before being entitled to performance by us of our obligations hereunder or payment by us of any amount hereby guaranteed.

7.	All payments by us under this Corporate Guarantee shall be made immediately upon your first written demand in United States Dollars to such account as you may designate without any deduction of any present or future taxes, restrictions or conditions of any nature, or any set-off or counter-claim for any reason whatsoever. If we are required to make any deduction or withholding in respect of taxes from any payment due hereunder, the sum due from us in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, you receive on the due date for such payment (and retain, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which you would have received had no such deduction or withholding been required to be made.

8.	Subject to any confidentiality obligation, we shall supply to you such information regarding the financial condition, business and operations of us as you may reasonably request.

9.	Any demand or notice to be made by you hereunder shall be made in writing in the English language and shall be delivered to us in person or sent by registered airmail or by fax addressed to us at the following address:

[                    ]

10.	The benefit of this Corporate Guarantee may be assigned by you without our consent to any lawful assignee of the Contract and shall inure for the benefit of yourselves, your successors and assigns.

11.	This Corporate Guarantee shall be governed by and construed in accordance with the laws of England.

12.	We hereby agree that any dispute, controversy or difference arising out of or in relation to this Corporate Guarantee shall be finally settled either (a) by proceedings in the English courts or (b) if you shall so elect, by arbitration in London, England before a tribunal of three (3) arbitrators in accordance with the United Kingdom Arbitration Act 1996 or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators’ Association (“LMAA”) for the time being in force.

Yours faithfully,

TEEKAY LNG PARTNERS LP

By:

Title:

Part 2 (CORPORATE GUARANTEE to be issued by CLNG)

(CORPORATE GUARANTEE)

Daewoo Shipbuilding & Marine Engineering Co., Ltd.

125, Namdaemun-ro, Jung gu, Seoul, Republic of Korea

Date: [                    ]

Dear Sirs,

Hull No. [            ]

1.	We refer to the shipbuilding contract dated [•] 2014 (as may be and may have been from time to time amended, varied and/or supplemented the “Contract”) made between (1) [ ] (the “Buyer”) and (2) yourselves (the “Builder”) for the construction and sale of a [ ] having your hull number [•] (the “Vessel”).

2.	In consideration of your entering into the Contract with the Buyer and the payment to us of five United States Dollars (US$5) and other good and valuable consideration (the receipt and sufficiency of which we hereby acknowledge), we, the undersigned, as a primary obligors and not merely as a surety, hereby irrevocably and unconditionally:

(A)	guarantee to you the due and full performance by Buyer of all of its obligations under the Contract including, without limitation, the taking of delivery of the Vessel and the due and punctual payment by Buyer of all amounts of whatever nature payable by it under the Contract; and

(B)	undertake, if Buyer shall fail to perform its obligations under the Contract, immediately upon your first written demand to pay and/or perform our obligations under paragraph (A) above and to indemnify you against and hold you harmless from all losses or damage of any kind arising directly or indirectly from any failure on the part of Buyer to perform any of its obligations under the Contract,

PROVIDED ALWAYS THAT our total liability under this Corporate Guarantee shall not exceed fifty percent (50%) of all obligations and liabilities under the Contract (“Maximum Liability”) and that in respect of any claim or series of claims made by Builder against Buyer for which we are liable under this Corporate Guarantee, and subject always to the Maximum Liability, our liability shall be absolutely limited to fifty percent (50%) of such claim or claims and in no circumstances shall we be liable to pay a higher proportion of such claim or series of claims. Further, we are not responsible for the obligations of any other guarantor providing a Corporate Guarantee from time to time, and failure by any other guarantor to perform its obligations to Builder under a Corporate Guarantee will not increase our liability under this Corporate Guarantee in any respect.

3.	We hereby expressly waive notice of any supplement, amendment, change or modification to or of the Contract that may be agreed between you and Buyer.

4.	This Corporate Guarantee shall remain in full force and effect from the date hereof until Buyer has performed in full all of its obligations under the Contract.

5.	This Corporate Guarantee shall be a continuing guarantee. Our liability under this guarantee shall not be discharged or affected by any intermediate performance of obligation or payment or settlement of account by Buyer, any security or other indemnity now or hereafter held by you in respect thereof or of Buyer’s obligations under the Contract, any invalidity, illegality or unenforceability of the Contract, any alteration, amendment or variation of the terms of the Contract, any allowance of time, forbearance, forgiveness or indulgence in respect of any matter concerning the Contract or this guarantee on your part, or the insolvency, bankruptcy, winding-up or analogous proceedings or re-organisation of Buyer, or any act, omission, fact or circumstances whatsoever which might otherwise diminish or nullify in any way our obligations under this Corporate Guarantee.

6.	You shall not be required to exhaust your recourse against Buyer or any other security which you may hold in respect of its obligations under the Contract before being entitled to performance by us of our obligations hereunder or payment by us of any amount hereby guaranteed.

7.	All payments by us under this Corporate Guarantee shall be made immediately upon your first written demand in United States Dollars to such account as you may designate without any deduction of any present or future taxes, restrictions or conditions of any nature, or any set-off or counter-claim for any reason whatsoever. If we are required to make any deduction or withholding in respect of taxes from any payment due hereunder, the sum due from us in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, you receive on the due date for such payment (and retain, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which you would have received had no such deduction or withholding been required to be made.

8.	Subject to any confidentiality obligation, we shall supply to you such information regarding the financial condition, business and operations of us as you may reasonably request.

9.	Any demand or notice to be made by you hereunder shall be made in writing in the English language and shall be delivered to us in person or sent by registered airmail or by fax addressed to us at the following address:

[                    ]

10.	The benefit of this Corporate Guarantee may be assigned by you without our consent to any lawful assignee of the Contract and shall enure for the benefit of yourselves, your successors and assigns.

11.	This Corporate Guarantee shall be governed by and construed in accordance with the laws of England.

12.	We hereby agree that any dispute, controversy or difference arising out of or in relation to this Corporate Guarantee shall be finally settled either (a) by proceedings in the English courts or (b) if you shall so elect, by arbitration in London, England before a tribunal of three (3) arbitrators in accordance with the United Kingdom Arbitration Act 1996 or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators’ Association (“LMAA”) for the time being in force.

Yours faithfully,

China LNG Shipping (Holdings) Ltd

By:

Title: